      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 8, 2001


                                                      REGISTRATION NO. 333-62140

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           W-H ENERGY SERVICES, INC.
                (Name of Registrant as specified in its charter)

              TEXAS                             3550                           76-0281502
 (State or other jurisdiction of    (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)      Classification Code Number)           Identification No.)

                        10370 RICHMOND AVENUE, SUITE 990
                              HOUSTON, TEXAS 77042
                                 (713) 974-9071
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                             KENNETH T. WHITE, JR.
                        CHAIRMAN OF THE BOARD, PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                           W-H ENERGY SERVICES, INC.
                        10370 RICHMOND AVENUE, SUITE 990
                              HOUSTON, TEXAS 77042
                                 (713) 974-9071
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

                  T. MARK KELLY                                   ROBERT V. JEWELL
             VINSON & ELKINS L.L.P.                               WILLIAM J. COOPER
         1001 FANNIN STREET, SUITE 2300                        ANDREWS & KURTH L.L.P.
              HOUSTON, TEXAS 77002                          600 TRAVIS STREET, SUITE 4200
                 (713) 758-2222                                 HOUSTON, TEXAS 77002
                                                                   (713) 220-4200


                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ] _____________________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________________________________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________________________________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 8, 2001


                                6,500,000 Shares

                               [W-H ENERGY LOGO]
                                  Common Stock
                               ------------------
     We are selling 1,750,000 shares of our common stock, and the selling shareholders are selling 4,750,000 shares of our common stock. We will not receive any proceeds from the sale of the shares by the selling shareholders other than the aggregate exercise price of the warrants described below.


     Our common stock is listed on The Nasdaq National Market under the symbol "WHES." On June 5, 2001, the last reported sale price was $29.73 per share.


     The underwriters have an option to purchase a maximum of 975,000 additional shares of common stock from some of the selling shareholders to cover over-allotment of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   PLEASE READ "RISK FACTORS"
ON PAGE 6.

                                                 UNDERWRITING       PROCEEDS TO        PROCEEDS TO
                                      PRICE TO   DISCOUNTS AND      W-H ENERGY         THE SELLING
                                       PUBLIC     COMMISSIONS    SERVICES, INC.(1)   SHAREHOLDERS(2)
                                      --------   -------------   -----------------   ---------------
Per Share...........................     $            $                 $                  $
Total...............................  $          $                 $                  $

(1) Of the 4,750,000 shares of common stock being sold on behalf of the selling shareholders, 1,997,812 shares will be issued upon the exercise of warrants being purchased by the underwriters from some of the selling shareholders. Per share proceeds to us exclude the weighted average warrant exercise price of $2.30 per share to be received by us, and total proceeds to us include the aggregate warrant exercise price of approximately $4.6 million to be received by us.

(2) Per share proceeds to the selling shareholders exclude the weighted average warrant exercise price of $2.30 being paid to us in connection with the exercise of warrants by the underwriters as described above, and total proceeds to the selling shareholders exclude the aggregate warrant exercise price of approximately $4.6 million.

     Delivery of the shares of common stock will be made on or about           ,
2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                 DEUTSCHE BANC ALEX. BROWN
                                 UBS WARBURG
                                              SIMMONS & COMPANY
                                                         INTERNATIONAL

                The date of this prospectus is           , 2001.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUMMARY.....................     1
OUR COMPANY............................     1
THE OFFERING...........................     3
SUMMARY CONSOLIDATED FINANCIAL DATA....     4
RISK FACTORS...........................     6
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS...........................    13
USE OF PROCEEDS........................    14
DILUTION...............................    15
CAPITALIZATION.........................    16
PRICE RANGE OF COMMON STOCK............    17
DIVIDEND POLICY........................    17
SELECTED CONSOLIDATED FINANCIAL DATA...    18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................    21

                                         PAGE
                                         ----
BUSINESS...............................    27
MANAGEMENT.............................    42
RELATIONSHIPS AND RELATED
  TRANSACTIONS.........................    50
PRINCIPAL AND SELLING SHAREHOLDERS.....    53
DESCRIPTION OF CAPITAL STOCK...........    56
UNDERWRITING...........................    58
NOTICE TO CANADIAN RESIDENTS...........    61
LEGAL MATTERS..........................    62
EXPERTS................................    62
AVAILABLE INFORMATION..................    62
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS...........................   F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. This prospectus includes specific terms of this offering, information about our business and financial data. We encourage you to read this prospectus in its entirety before making an investment decision.

     Unless otherwise indicated, all information in this prospectus:

     - assumes the sale by certain of the selling shareholders to, and the exercise by, the underwriters of warrants to purchase 1,997,812 shares of our common stock as described under "Principal and Selling Shareholders" and the receipt by us of approximately $4.6 million in respect of the exercise price of these warrants; and

     - assumes no exercise by the underwriters of their option to purchase an additional 975,000 shares of our common stock from some of the selling shareholders to cover over-allotments.

                                  OUR COMPANY

OUR BUSINESS

     We are a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. Our operations currently are focused onshore in the United States, Canada and Europe and offshore in the Gulf of Mexico, the North Sea, the Mediterranean Sea, the Caspian Sea, the Persian Gulf and Brazil. Since our formation in 1989, we have entered the following three primary lines of business through acquisitions and have expanded our product and service offerings through a combination of acquisitions, internal growth and research and development:

     - drilling related products and services, which include logging-while-drilling (LWD), measurement-while-drilling (MWD), rental tools (including drill pipe), downhole drilling motors and drilling fluids;

     - completion and workover related products and services, which include cased-hole wireline logging and perforating, polymers and specialty chemicals, tubing and coiled tubing; and

     - maintenance and safety related products and services, which include waste management and safety equipment.

     Our customers include major and independent oil and natural gas companies, refining and petrochemical companies and other oilfield service companies, including independent directional drilling companies. We reported pro forma as adjusted revenues, EBITDA and income before extraordinary loss of $245.2 million, $61.6 million and $17.0 million, respectively, in 2000 after giving effect to the acquisition of Coil Tubing Services, L.L.C. in May 2001, the amendment to our credit facility in May 2001 and the receipt and application of the net proceeds to us from this offering as described under "Use of Proceeds." We reported pro forma as adjusted revenues, EBITDA and income before extraordinary loss of $85.4 million, $26.0 million and $10.0 million, respectively, for the three months ended March 31, 2001 after giving effect to the acquisition of Coil Tubing Services, L.L.C. in May 2001, the amendment to our credit facility in May 2001 and the receipt and application of the net proceeds to us from this offering as described under "Use of Proceeds." Our actual historical results for those periods were income before extraordinary loss of $7.6 million in 2000 and net income of $8.9 million for the three months ended March 31, 2001.

     We focus on discrete products and services that provide our customers with alternatives to the integrated services typically marketed by the major integrated oilfield service companies. We believe our business approach enables us to compete successfully against these larger oilfield service companies by:

     - offering technologically advanced products and services;

     - focusing on niche markets in which leading market positions can be maintained;

     - operating our business lines autonomously and marketing our product offerings independently;

     - emphasizing customer service, responsiveness and reliability; and

     - providing equity incentives to key management and operating personnel.

OUR STRATEGY

     Our business strategy is to grow revenue and earnings by providing our customers with an alternative to the major integrated oilfield service companies while preserving our entrepreneurial culture. Our business strategy consists of the following key components:

     - Provide leading technology solutions for our customers. In recent years, technologies have been introduced in the oilfield services industry which have dramatically improved the efficiency of finding and developing oil and natural gas reserves. We have made substantial investments in technologically advanced product and service offerings, including LWD and MWD technology, which we believe are increasingly important to our customers.

     - Capitalize on the growth of offshore and directional drilling. A substantial portion of our products and services are designed for use in offshore and directional drilling, which represent an increasing percentage of overall drilling activity.

     - Expand the breadth and scope of our international operations. We offer LWD and MWD products and services, downhole drilling motors and directional drilling services internationally in the North Sea, the Caspian Sea, the Mediterranean Sea and the Persian Gulf. In addition, we provide LWD and MWD products and services in Brazil.

     - Selectively acquire complementary businesses and technologies. We will continue to pursue acquisitions which increase the technological base and expand the market reach of our product and service offerings.

     Please read "Risk Factors" for a discussion of the risks associated with implementing our strategy.

RECENT DEVELOPMENTS

     In May 2001, we acquired Louisiana-based Coil Tubing Services, L.L.C., a closely-held private company from its member-owners. CTS is a provider of coiled tubing and related services to the oil and natural gas industry, primarily in Louisiana and the Gulf of Mexico. CTS provides its services to oil and natural gas wells located on land, in the inland waterways and offshore through its facility in Broussard, Louisiana. We paid approximately $28.1 million in cash, 372,340 shares of our common stock and $4.5 million in convertible subordinated notes and assumed approximately $4.1 million in CTS debt. We used borrowings under our credit facility to fund the cash portion of the purchase price and to retire the debt we assumed.

     In May 2001, in connection with the CTS acquisition, we amended and restated our credit facility to increase the amount that may be borrowed from $115.0 million to $165.0 million. As of May 31, 2001, we had outstanding borrowings under our credit facility of approximately $120.0 million.

                                  THE OFFERING

Common stock offered by:
  Us................................      1,750,000 shares
  Selling shareholders..............      4,750,000 shares(1)

                    ------------------------------------------------------------
     Total..........................      6,500,000 shares

Common stock to be outstanding after
this offering.......................     27,115,935 shares(2)

Use of proceeds.....................     We intend to use the net proceeds of
                                         this offering for general corporate
                                         purposes, including working capital,
                                         capital expenditures, possible future
                                         acquisitions and possible prepayment of
                                         indebtedness.

                                         We will not receive any proceeds from
                                         the sale of common stock by the selling
                                         shareholders. However, we will receive
                                         the aggregate exercise price of the
                                         warrants being sold by the selling
                                         shareholders to, and exercised by, the
                                         underwriters as described under
                                         "Principal and Selling Shareholders."

Nasdaq National Market symbol.......     "WHES"
---------------

(1) Includes 1,997,812 shares of common stock which will be issued upon the exercise of warrants being purchased by the underwriters from some of the selling shareholders as described under "Principal and Selling Shareholders."

(2) The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding as of May 31, 2001 and does not include options to purchase 2,348,321 shares of our common stock held by our employees and executive officers or warrants to purchase 797,882 shares of our common stock, which will be outstanding after giving effect to the exercise of warrants purchased by the underwriters from certain of the selling shareholders as described under "Principal and Selling Shareholders."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     Our historical summary consolidated financial information contained below is derived from our Consolidated Financial Statements and should be read in conjunction with our Consolidated Financial Statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The unaudited pro forma as adjusted consolidated statements of operations data for the year ended December 31, 2000 and for the three months ended March 31, 2001, contained below are derived from the unaudited pro forma as adjusted financial information that appears elsewhere in this prospectus.

     The unaudited pro forma as adjusted consolidated statements of operations data for the year ended December 31, 2000 and for the three months ended March 31, 2001 give effect to:

     - the acquisition of CTS in May 2001 as if this event had occurred on January 1, 2000;

     - the amendment to our credit facility in May 2001, as if this event had occurred on January 1, 2000; and


     - the receipt and application as described under "Use of Proceeds" of the estimated net proceeds to us from this offering assuming a price of $29.73 per share, the last reported sale price on The Nasdaq National Market on June 5, 2001, including the aggregate exercise price in respect of the warrants being sold to, and exercised by, the underwriters.


     The unaudited pro forma as adjusted consolidated statement of operations data for the year ended December 31, 2000 also give effect to our initial public offering which occurred in October 2000, as if this event had occurred on January 1, 2000.

     The unaudited pro forma as adjusted consolidated balance sheet data as of March 31, 2001 give effect to:

     - the acquisition of CTS in May 2001, as if this event had occurred on March 31, 2001;

     - the amendment to our credit facility in May 2001, as if this event had occurred on March 31, 2001; and


     - the receipt and application as described under "Use of Proceeds" of the estimated net proceeds to us from this offering assuming a price of $29.73 per share, the last reported sale price on The Nasdaq National Market on June 5, 2001, including the aggregate exercise price in respect of the warrants being sold to, and exercised by, the underwriters.


     The unaudited pro forma as adjusted consolidated financial information does not purport to represent what our results of operations actually would have been had these events occurred on the dates indicated, nor are they intended to project our results of operations for any future period or date.

                                                                            PRO FORMA         HISTORICAL           PRO FORMA
                                                                           AS ADJUSTED    -------------------     AS ADJUSTED
                                                    HISTORICAL             ------------                         ---------------
                                          ------------------------------                     THREE MONTHS
                                             YEARS ENDED DECEMBER 31,       YEAR ENDED      ENDED MARCH 31,      THREE MONTHS
                                          ------------------------------   DECEMBER 31,   -------------------   ENDED MARCH 31,
                                            1998       1999       2000         2000         2000       2001          2001
                                          --------   --------   --------   ------------   --------   --------   ---------------
                                                                           (UNAUDITED)        (UNAUDITED)         (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Drilling related products and
    services............................  $ 46,368   $ 80,643   $162,930     $162,930     $ 32,591   $ 57,148      $ 57,148
  Completion and workover related
    products and services...............    23,789     27,436     43,177       58,439        8,887     14,398        20,824
  Maintenance and safety related
    products and services...............    20,136     19,562     23,845       23,845        5,759      7,410         7,410
                                          --------   --------   --------     --------     --------   --------      --------
        Total revenues..................    90,293    127,641    229,952      245,214       47,237     78,956        85,382
Cost of revenues........................    43,431     68,399    123,871      130,332       25,853     41,565        43,486
Selling, general and administrative
  expense...............................    23,539     32,273     44,380       47,131        9,775     13,462        14,459
Research and development expense........       249      3,845      6,010        6,010        1,450      1,609         1,609
Depreciation and amortization...........    10,748     15,521     19,339       22,552        4,429      5,708         6,586
                                          --------   --------   --------     --------     --------   --------      --------
Income from operations..................    12,326      7,603     36,352       39,189        5,730     16,612        19,242
Interest expense and other expense,
  net...................................    13,560     22,584     24,081       11,799        6,644      1,860         2,687
Provision for income taxes..............       152        239      4,671       10,427          292      5,821         6,541
                                          --------   --------   --------     --------     --------   --------      --------
Income (loss) before extraordinary
          loss..........................  $ (1,386)  $(15,220)  $  7,600(1)   $ 16,963(1) $ (1,206)  $  8,931      $ 10,014
                                          ========   ========   ========     ========     ========   ========      ========
Earnings (loss) per share:
  Basic income (loss) before
    extraordinary loss..................  $  (0.15)  $  (1.34)  $   0.53     $   0.65     $  (0.10)  $   0.40      $   0.38
                                          ========   ========   ========     ========     ========   ========      ========
  Diluted income (loss) before
    extraordinary loss..................  $  (0.15)  $  (1.34)  $   0.53     $   0.61     $  (0.10)  $   0.35      $   0.35
                                          ========   ========   ========     ========     ========   ========      ========
Number of shares used in computing
  income (loss) per share:
  Basic.................................     9,075     11,339     14,328       26,208       12,059     22,323        26,443
                                          ========   ========   ========     ========     ========   ========      ========
  Diluted...............................     9,075     11,339     14,328       27,968       12,059     25,873        28,227
                                          ========   ========   ========     ========     ========   ========      ========
OTHER FINANCIAL DATA:
EBITDA(2)...............................  $ 22,932   $ 22,546   $ 55,504     $ 61,599     $ 10,179   $ 22,482      $ 26,006
Net cash provided by (used in) operating
  activities............................     1,103     (7,230)     7,365       16,657       (1,166)    12,032        15,687
Net cash used in investing activities...   (52,289)   (46,352)   (28,491)     (31,036)      (3,731)    (7,921)       (9,339)
Net cash provided by (used in) financing
  activities............................    50,982     54,649     23,007       22,989        5,963     (2,669)       (3,135)



                                                                  MARCH 31, 2001
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                   (UNAUDITED)
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................  $ 51,590    $112,224
Total assets................................................   246,399     355,004
Total debt..................................................    78,825     124,325
Total shareholders' equity..................................   121,035     184,140


---------------

(1) Does not include the write-off of $13.2 million for deferred financing costs and unamortized discount associated with debt that was repaid in 2000 with the net proceeds from our initial public offering and borrowings under our credit facility.

(2) We calculate EBITDA as earnings before interest expense, income taxes, depreciation and amortization, and non-cash stock-based compensation expense. EBITDA should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles. EBITDA is widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

                                  RISK FACTORS

     In addition to the other information in this prospectus, the following factors should be considered carefully in evaluating us and our business before purchasing shares of our common stock.

RISKS RELATED TO OUR BUSINESS

  Demand for our products and services depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices.

     The markets for oil and natural gas historically have been volatile and are likely to continue to be so in the future. A prolonged downturn in oil and natural gas prices could have a material adverse effect on our results of operations and financial condition, particularly with respect to our drilling related products and services. Demand for our drilling related products and services is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, development and production activity. Lower levels of activity result in a corresponding decline in the demand for our drilling related products and services which could have a material adverse effect on our revenues and profitability.

     Factors affecting the prices of oil and natural gas include:

     - the level of demand for oil and natural gas;

     - worldwide political, military and economic conditions, including the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels and prices for oil;

     - the level of oil and natural gas production;

     - the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves; and

     - global weather conditions.

     The production sector of the oil and natural gas industry, which utilizes our completion and workover related products and services, is less immediately affected by changing oil and natural gas prices and, thus, is less volatile than the exploration sector, which utilizes our drilling related products and services. However, producers likely would react to declining oil and natural gas prices by reducing expenditures, which could adversely affect our business in this segment as well.

  Because many of our products and services are used in potentially hazardous applications and operations, our business is subject to risks associated with the occurrence of personal injuries, loss of life, damage or destruction of property, equipment or the environment and suspension of operations. The occurrence of any of these events could adversely affect our financial condition or results of operations.

     Many of our products and services are used in potentially hazardous drilling, completion and production applications, as well as cleaning, maintenance and safety operations. These activities can cause:

     - personal injury;

     - loss of life;

     - damage or destruction of property, equipment or the environment; and

     - suspension of operations.

     Litigation arising from a catastrophic occurrence at a location where our equipment or services are used may result, in the future, in our being named as a defendant in lawsuits asserting potentially large claims.

     In addition, many of our employees who perform services on offshore platforms and vessels are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws have the effect of making the liability limits established by state workers' compensation laws inapplicable to these employees and, instead, permit them or their representatives to pursue actions against us for damages from job-related injuries, with generally no limitations on our potential liability.

     The frequency and severity of these incidents affect our operating costs, insurability and relationships with customers, employees and regulators. Any increase in the frequency or severity of these incidents, or the general level of compensation awards resulting from these incidents, could affect our ability to obtain projects from oil and natural gas companies or insurance covering these incidents.

     There is always a risk that our insurance may not be sufficient to cover any particular loss. In addition, our insurance does not provide coverage for all liabilities, including liability for some events involving pollution. Our insurance coverage may not otherwise be adequate to cover claims that may arise, and we may not be able to maintain adequate insurance at rates we consider commercially reasonable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition.

  The volatility of the oil and natural gas industry and the demanding nature of our work may affect our ability to attract and retain the skilled workers on which our operations depend.

     We may not be able to find enough skilled workers to meet our needs, which could limit our growth. Business activity in the oil and natural gas industry historically decreases or increases with the price of oil and natural gas. In late 1997, the price of oil and natural gas began to decline and continued this trend until the first quarter of 1999. In turn, industry-wide downsizing caused oilfield workers to look for and secure work in other industries and locations. Even though the prices of oil and natural gas have recovered over the past two years, the oil and natural gas industry has not fully recovered from the earlier employment migration away from the oil and natural gas industry. As a result, we may have problems finding enough skilled workers in the future.

     In addition, we require skilled workers who can perform physically demanding work. As a result of the volatility of the oil and natural gas industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable and stable work environment at wage rates that are competitive with ours.

     With a reduced pool of workers, it is possible that we will have to raise wage rates to attract workers from other fields and to retain or expand our current work force. If we are not able to increase our service rates to our customers to compensate for wage rate increases, our operating results may be adversely affected.

  Our success depends on key members of our management, the loss of whom could disrupt our business operations.

     We depend to a large extent on the services of some of our executive officers and directors. The loss of services of any of Kenneth T. White, Jr., Jeffrey L. Tepera or William J. Thomas III could disrupt our operations. We have employment agreements with Messrs. White, Tepera and Thomas that contain non-compete provisions. Despite these agreements, we may not be able to retain these officers and may not be able to enforce the non-compete provisions in their employment agreements.

  We have a history of net losses, and this trend may continue.

     We suffered net losses in prior years, largely because of the decline in activity by oil and natural gas drilling and producing companies caused in response to lower oil and natural gas prices from late 1997 through the first quarter of 1999, interest and amortization expenses associated with our 1997 recapitalization and acquisition activities, as well as the extraordinary loss recognized in 2000 as a result of the write-off of deferred financing costs and unamortized discount associated with the debt that was repaid with the net proceeds from our initial public offering and borrowings under our credit facility. The volatility underlying the oil and natural gas industry prevents us from accurately predicting future operating conditions and results, and the extent of our future profitability.

  Intense competition in our industry could adversely affect our results of operations.


     We operate in highly competitive areas of the oilfield products and services markets. The depressed oil and natural gas prices and the consequent decline in the oil and natural gas industry in the 1980s, 1998 and early 1999 has led to a consolidation of the number of companies providing products and services similar to those we provide. As a result of these consolidations, many of our competitors are much larger and have greater marketing, distribution, financial and other resources than we do.


     We may not be able to continue operating at current levels or prices if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics. Competitive pressures or other factors also may result in significant price competition with respect to existing products and services that could have a material adverse effect on our results of operations and financial condition. Competition among oilfield product and service providers is also based on a provider's reputation for safety and quality service. Unforeseen events may occur which could negatively affect our reputation for safety and quality service and, thus, our competitive position.

     In the future, we also may face the threat of competition from companies marketing products similar to ours over the Internet. These companies may have greater technical capabilities and access to greater financial resources than we have. This may place us at a disadvantage in responding to the Internet offerings of these competitors or to changes in the way our customers procure products and services.

  Adverse weather conditions could result in fluctuations in our operating results.

     Demand for our products and services in the Gulf of Mexico may be adversely affected by the hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast during the summer and fall months. The threat of a hurricane or tropical storm in the vicinity of a drilling rig where we have personnel and equipment deployed often requires us to evacuate our personnel and equipment. An evacuation and the amount of time required to redeploy personnel and equipment after the threat of a storm has passed may result in significant downtime and lost revenues, especially in the case of a large storm. In addition, equipment that we are unable to remove from the path of a storm may be damaged, lost or destroyed.

     In the North Sea, demand for our products and services is also affected by periods of adverse weather, although the storms experienced in the North Sea typically do not require the evacuation of personnel and equipment.

     As a result, our operating results may vary from quarter to quarter, depending upon factors outside of our control. Thus, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

  Compliance with environmental and other government regulations could adversely affect our business.

     Our business is significantly affected by:

     - foreign, federal, state and local laws and other regulations relating to

      - the oil and natural gas industry,

      - the refining and petrochemical industry, and

      - worker safety and environmental protection;

     - changes in these laws and regulations; and

     - the level of enforcement of these laws and regulations.

     We depend on the demand for our products and services from oil and natural gas companies, oilfield service companies and refining and petrochemical companies. This demand is affected by changing taxes, price controls and other laws and regulations relating to the oil and natural gas industry and the refining and petrochemical industry, generally. For example, the adoption of laws and regulations curtailing exploration and development drilling for oil and natural gas in our areas of operation for economic, environmental or other policy reasons could adversely affect our operations by limiting demand for our products and services.

     In addition, our maintenance and safety related products and services are substantially dependent on the cleaning and maintenance operations of our customers. Numerous foreign, federal, state and local laws and regulations affect the necessity, timing and frequency of the cleaning and maintenance operations of refining and petrochemical companies and thus affect the demand for our products and services. We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing laws and regulations or enforcement.

     The technical requirements of the foreign, federal, state and local laws and regulations affecting our business are becoming increasingly complex and stringent. These laws may provide for "strict liability" for damages to natural resources or threats to public health and safety, rendering a party liable for environmental damage without regard to negligence or fault on the part of the party. Sanctions for noncompliance may include:

     - revocation of permits;

     - corrective action orders;

     - administrative or civil penalties; and

     - criminal prosecution.

     Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws and regulations also may expose us to liability for the conduct of, or conditions caused by, others, or for our acts that were in compliance with applicable laws at the time the acts were performed.

  Our business could be adversely affected by new technologies.

     Many of our operations, primarily LWD and MWD products and services and specialty chemical sales, are based substantially on technologies for which we hold licenses or patents. Our success in these areas depends to a significant extent on the development and implementation of new product designs and formulations. Whether we can continue to develop products and technologies to meet evolving industry requirements and at prices acceptable to our customers will be a significant factor in determining our ability to compete in these areas. Many of our competitors have greater resources devoted to research and development of new products and technologies than we do. The licenses or patents we have secured may be successfully challenged by others. Moreover, these licenses or patents may not protect us from the development of similar products by others.

  We do not own all of the technologies associated with our PathFinder assets.

     Our LWD business is substantially dependent upon technologies that we acquired when we acquired the Pathfinder LWD and related MWD business of Halliburton Company in March 1999. We possess the right to use these technologies through non-exclusive, worldwide licenses granted to us by Halliburton and other third-party licensors. Our rights under these licenses are subject to the licensors' abiding by the terms of these licenses and not terminating them.

     In addition, because these licenses are non-exclusive, these technologies may be licensed by Halliburton and other licensors to third parties, including our current competitors in the LWD business and others who are seeking to enter the LWD business.

     Halliburton has agreed to defend and indemnify us with respect to any claim of infringement or misappropriation by third parties with regard to the intellectual property, such as patents, copyrights, trade secrets, and trademarks, that were conveyed to us in the PathFinder acquisition. Halliburton's obligation only applies to claims made on or before March 29, 2001. Prior to March 29, 2001, we became aware of potential third-party infringement claims. Even if these third-party claims are not covered by the Halliburton indemnity, we believe that any liability incurred due to these claims would not be likely to have a material adverse effect on our business or operations.

  The concentration of our customers in the energy industry could materially and adversely affect our earnings.

     Substantially all of our customers are in the energy industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. Many of our customers were slow in paying their accounts in late 1998 and 1999 in light of adverse industry conditions. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables.

  A significant amount of our growth has occurred through the acquisition of existing businesses; however, future acquisitions may be difficult to integrate, disrupt our existing businesses and adversely affect our operating results.

     We may acquire other companies, assets and product lines that complement or expand our existing business. Each acquisition, however, involves a number of risks. These risks include:


     - the diversion of our management's attention from our existing businesses to integrate the operations and personnel of the acquired business;


     - possible adverse effects on our operating results during the integration process; and

     - our possible inability to achieve the intended objectives of the combination.

     We may seek to finance an acquisition through borrowings under our credit facility or through the issuance of new debt or equity securities. If we should proceed with a relatively large cash acquisition, we could deplete a substantial portion of our financial resources to the possible detriment of our other operations. Any future acquisitions could also dilute the equity interests of our shareholders, require us to write off assets for accounting purposes or create other undesirable accounting issues, such as significant expenses for amortization of goodwill or other intangible assets.

  Our international operations may experience interruptions due to political and economic risks.

     We operate our business and market our products and services in oil and natural gas producing areas outside the United States. We are, therefore, subject to the risks common in international operations and investments in foreign countries. These risks include:

     - nationalization and expropriation;

     - war and civil disturbances;

     - restrictive actions by local governments;

     - limitations on repatriation of earnings;

     - changes in foreign tax laws; and

     - changes in currency exchange rates.

     The occurrence of any of these events could have an adverse effect on regional demand for our products and services or our ability to provide our products and services in a particular region. An interruption of our international operations could have a material adverse effect on our results of operations and financial condition.

  An impairment of goodwill could reduce our earnings.

     Our balance sheet as of March 31, 2001, included "goodwill" which represented 15% of our assets. Goodwill is recorded when we pay more for a business than the fair market value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require us to test goodwill for impairment. We evaluate goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. If we were to determine that any of the remaining balance of goodwill was impaired, we would be required to take an immediate charge to earnings with a correlative effect on shareholders' equity.

  As a holding company, we are totally dependent on dividends from our operating subsidiaries to pay dividends and our other obligations.

     We are a holding company with no business operations. Our only significant asset is the outstanding capital stock of our subsidiaries. As a result, we must rely on payments from our subsidiaries to meet our obligations. We currently expect that the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including to service any debt obligations they may now or in the future have. Even if we decided to pay a dividend on or make a distribution in respect of our common stock, our subsidiaries may not be able to generate sufficient cash flow to pay a dividend or distribute funds to us. At present, we and our subsidiaries are restricted from paying dividends under our credit facility. Future credit facilities and other future debt obligations, as well as statutory provisions, may also limit our ability to pay dividends.

  Our credit facility contains restrictive covenants that limit our financial and operational flexibility and our ability to pay dividends.

     Our credit facility contains restrictive covenants that limit the incurrence of debt by our company or our subsidiaries, require us to maintain financial ratios, such as a debt service coverage ratio and leverage ratio, limit the amount of capital expenditures we may make and effectively restrict our ability to pay dividends. These restrictions may adversely affect our ability to conduct and expand our operations. For example, our business is capital intensive, requiring specialized equipment and trained personnel to provide our products and services. We may need to raise additional funds through public or private debt or equity financing. Adequate funds may not be available when needed or may not be available on favorable terms. Even if adequate funds are available, our credit facility may restrict our ability to raise additional funds. If we are unable to raise capital, our finances and operations may be adversely affected.

RISKS RELATED TO THE MARKET FOR OUR COMMON STOCK

  The concentration of ownership of our common stock by existing shareholders will limit the influence of public shareholders.

     Our principal shareholders, investment funds affiliated with The Jordan Company LLC, a private merchant banking firm, and DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds, together with our officers, directors and other affiliates, will, after this offering, beneficially own approximately 31.9% of the outstanding shares of our common stock. Accordingly, these shareholders, if they were to vote in the same manner, would have the ability to substantially influence the election of our directors and the outcome of other matters submitted to a vote of our shareholders, which may have the effect of delaying or preventing a change in control of us.

  The availability of shares of our common stock for future sale could depress our stock price.

     Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our common stock. We registered the issuance of up to 3,375,075 shares of our common stock to be purchased upon the exercise of options granted under our option plans. All of the shares issued upon exercise of these options will be freely tradeable, subject to compliance with any lock-up agreement without restrictions or registration under the Securities Act of 1933, by persons other than our affiliates. Our affiliates would be able to sell these shares under Rule 144 after compliance with any lock-up agreement to which they are subject.

  Our stock price could be extremely volatile as a result of the effect that variations in oil and natural gas prices and other factors beyond our control could have on the market price of our stock.

     The market price of our common stock may be influenced by many factors, including:

     - variations in our quarterly or annual results of operations;

     - variations in oil and natural gas prices;

     - investor perceptions of us and other oilfield service companies, in general;

     - general economic and other conditions; and

     - the liquidity of the market for our common stock.

     These factors may cause the price of our common stock to fluctuate significantly or decline.

     In particular, the market price of our common stock may be influenced by variations in oil and natural gas prices, because demand for our products and services is closely related to the prices of these commodities. This may cause our stock price to fluctuate with these underlying commodity prices, which are highly volatile.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. All projections contained in this prospectus, including those contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "continue," "estimates," "expects," "may," "plans," "potential," "predicts," "projected," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. Except as required by law, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results and do not intend to do so.

                                USE OF PROCEEDS


     We expect to receive net proceeds of approximately $53.0 million as follows:



     - $48.4 million from the sale of 1,750,000 shares of common stock offered by us, after deducting underwriting fees and estimated offering expenses payable by us; and


     - $4.6 million in respect of the aggregate exercise price of warrants being sold by the selling shareholders to, and exercised by, the underwriters as described under "Principal and Selling Shareholders."


     This amount is based on a public offering price of $29.73 per share, the last reported sale price on The Nasdaq National Market on June 5, 2001.


     We intend to use the net proceeds of this offering for general corporate purposes, including working capital, capital expenditures, possible future acquisitions and possible prepayment of indebtedness.

     We will not receive any proceeds from the sale of common stock by the selling shareholders.

     Pending such uses, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities.

                                    DILUTION

     Our pro forma net tangible book value as of March 31, 2001, was approximately $47.9 million or $2.10 per share. Net tangible book value per share represents our tangible net worth (tangible assets less total liabilities) divided by the total number of outstanding shares of our common stock. Dilution in net tangible book value per share represents the difference between the amount per share that investors will pay in this offering and the net tangible book value per share immediately afterwards.

     After giving effect to the receipt of:


     - $48.4 million of estimated net proceeds to us from the sale of 1,750,000 shares of our common stock in this offering assuming a price of $29.73 per share, the last reported sale price on The Nasdaq National Market on June 5, 2001, after deducting the underwriting fees and estimated expenses of this offering; and


     - $4.6 million in respect of the exercise price from the exercise of warrants being sold by the selling shareholders to, and exercised by, the underwriters as described under "Principal and Selling Shareholders,"


our pro forma as adjusted net tangible book value as of March 31, 2001 would have been $100.9 million or $3.80 per share. This represents an immediate increase in our net tangible book value of $1.70 per share to existing shareholders and an immediate dilution of $25.93 per share to new investors purchasing our common stock in this offering. The following table illustrates this per share dilution to new investors purchasing our common stock in this offering:



Public offering price per share....................................   $29.73
                                                                      ------
  Pro forma net tangible book value per share as of March
     31, 2001...............................................  $2.10
  Increase per share attributable to new investors..........   1.70
                                                              -----
Pro forma as adjusted net tangible book value per share after this
  offering.........................................................     3.80
                                                                      ------
Dilution per share to new investors................................   $25.93
                                                                      ------



     The table above assumes no issuance of shares in respect of any of our outstanding options or warrants other than the warrants being sold by the selling shareholders to, and exercised by, the underwriters as described under "Principal and Selling Shareholders." Upon completion of this offering, we also will have outstanding options covering 2,534,739 shares of our common stock exercisable at a weighted average price of $5.61 per share and warrants to purchase a total of 797,882 shares of our common stock exercisable at a weighted average price of $2.73 per share. Please read "Management -- Option Grants, Exercises and Holdings" and "Principal and Selling Shareholders" for a description of outstanding options and warrants to purchase our common stock. In the event the 3,332,621 shares currently subject to these additional options and warrants were included in the above calculations, the dilution per share to new investors would be $26.35.


     The following table illustrates on a pro forma as adjusted basis as of March 31, 2001, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid by existing shareholders and by the new investors purchasing shares of common stock in this offering, before deduction of estimated underwriting fees and estimated expenses of this offering payable by us.


                                  SHARES PURCHASED         TOTAL CASH CONSIDERATION        AVERAGE
                                --------------------       ------------------------       PRICE PER
                                  NUMBER     PERCENT          AMOUNT       PERCENT          SHARE
                                ----------   -------       -------------   --------       ---------
Existing shareholders.........  22,441,800     84.5%       $178,306,714      59.3%         $ 7.95
CTS acquisition...............     372,340      1.4          11,263,285       3.7          $30.25
New investors.................   3,747,812     14.1         111,422,451      37.0          $29.73
                                ----------    -----        ------------     -----
          Total...............  26,561,952    100.0%       $300,992,450     100.0%
                                ==========    =====        ============     =====

                                 CAPITALIZATION

     The following table sets forth our actual and pro forma as adjusted capitalization as of March 31, 2001. The pro forma as adjusted information gives effect to:

     - our acquisition of CTS and the amendment of our credit facility in May 2001; and

     - the receipt and application as described under "Use of Proceeds" of:


        - $48.4 million of estimated net proceeds to us from the sale of 1,750,000 shares of our common stock in this offering assuming a price of $29.73 per share, the last reported sale price on The Nasdaq National Market on June 5, 2001, after deducting the underwriting fees and estimated expenses of this offering; and


        - $4.6 million in respect of the exercise price from the exercise of warrants being sold by the selling shareholders to, and exercised by, the underwriters as described under "Principal and Selling Shareholders."

     This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Consolidated Financial Statements, and our Unaudited Pro Forma Consolidated Financial Information and the accompanying notes included elsewhere in this prospectus.


                                                                 AS OF MARCH 31, 2001
                                                              --------------------------
                                                                             PRO FORMA
                                                                ACTUAL      AS ADJUSTED
                                                              ----------   -------------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Long-term debt, including current maturities:
  Credit facility:
     Revolving line of credit...............................   $  4,000       $     --
     Term facilities........................................     74,825        119,825
  9% Convertible Subordinated Notes due December 31, 2003...         --          4,500
                                                               --------       --------
          Total long-term debt, including current
            maturities......................................     78,825        124,325
                                                               --------       --------
Shareholders' equity:
  Preferred stock; 10,000,000 shares authorized; no shares
     outstanding............................................         --             --
  Common stock; 100,000,000 shares authorized; 22,441,800
     shares issued and outstanding, actual; 26,561,952
     shares issued and outstanding, pro forma as adjusted...          2              3
  Additional paid-in capital................................    163,080        226,184
  Deferred compensation.....................................     (1,094)        (1,094)
  Cumulative translation adjustment.........................     (2,035)        (2,035)
  Retained deficit..........................................    (38,918)       (38,918)
                                                               --------       --------
          Total shareholders' equity........................    121,035        184,140
                                                               --------       --------
          Total capitalization..............................   $199,860       $308,465
                                                               ========       ========


---------------

     The table above does not include:

     - an aggregate of 2,534,739 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2001 at a weighted average exercise price of $5.61 per share; or

     - an aggregate of 797,882 shares of our common stock issuable upon the exercise of warrants outstanding as of March 31, 2001 at a weighted average exercise price of $2.73 per share, which will be outstanding after giving effect to the exercise of warrants purchased by the underwriters from certain selling shareholders.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is traded on The Nasdaq National Market under the symbol "WHES." The following table sets forth the high and low sales price per share of the common stock as reported on The Nasdaq National Market for the periods shown:

                                                               HIGH     LOW
                                                              ------   ------
Fiscal year ended December 31, 2000
  Fourth Quarter from October 10, 2000......................  $20.25   $11.62
Fiscal year ended December 31, 2001
  First Quarter.............................................  $24.38   $16.50
  Second Quarter through May 31, 2001.......................  $35.00   $20.09


     On June 5, 2001, the last reported sale price of our common stock on The Nasdaq National Market was $29.73 per share.


                                DIVIDEND POLICY

     We have not paid any dividends on our common stock, and we currently do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our cash for the continued development of our business. In addition, our credit facility restricts our ability to pay dividends. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a discussion of restrictions on our ability to pay dividends.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Our historical selected consolidated financial information contained below is derived from our Consolidated Financial Statements and should be read in conjunction with our Consolidated Financial Statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The unaudited pro forma as adjusted consolidated statements of operations data, for the year ended December 31, 2000 and for the three months ended March 31, 2001, contained below are derived from the unaudited pro forma as adjusted financial information that appears elsewhere in this prospectus.

     The unaudited pro forma as adjusted consolidated statements of operations data for the year ended December 31, 2000 and for the three months ended March 31, 2001 give effect to:

     - the acquisition of CTS in May 2001, as if this event had occurred on January 1, 2000;

     - the amendment to our credit facility in May 2001, as if this event had occurred on January 1, 2000; and


     - the receipt and application as described under "Use of Proceeds" of the estimated net proceeds to us from this offering assuming a price of $29.73 per share, the last reported sale price on The Nasdaq National Market on June 5, 2001, including the aggregate exercise price in respect of the warrants being sold by the selling shareholders to, and exercised by, the underwriters.


     The unaudited pro forma as adjusted consolidated statement of operations data for the year ended December 31, 2000 also give effect to our initial public offering which occurred in October 2000, as if this event had occurred on January 1, 2000.

     The unaudited pro forma as adjusted consolidated balance sheet data as of March 31, 2001 give effect to:

     - the acquisition of CTS in May 2001, as if this event had occurred on March 31, 2001;

     - the amendment to our credit facility in May 2001, as if this event had occurred on March 31, 2001; and


     - the receipt and application as described under "Use of Proceeds" of the estimated net proceeds to us from this offering assuming a price of $29.73 per share, the last reported sale price on The Nasdaq National Market on June 5, 2001, including the aggregate exercise price in respect of the warrants being sold by the selling shareholders to, and exercised by, the underwriters.


     The unaudited pro forma as adjusted consolidated financial information does not purport to represent what our results of operations actually would have been had these events occurred on the dates indicated, nor are they intended to project our results of operations for any future period or date.

                                                                       HISTORICAL
                                    ---------------------------------------------------------------------------------

                                                    THREE MONTHS
                                     YEAR ENDED        ENDED                    YEARS ENDED DECEMBER 31,
                                    SEPTEMBER 30,   DECEMBER 31,   --------------------------------------------------
                                        1996            1996         1997        1998          1999          2000
                                    -------------   ------------   --------   -----------   -----------   -----------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Drilling related products and
    services.......................   $ 13,503        $ 4,376      $ 29,149    $ 46,368      $ 80,643      $162,930
  Completion and workover related
    products and services..........     11,225          2,688        14,966      23,789        27,436        43,177
  Maintenance and safety related
    products and services..........     11,487          3,024        15,718      20,136        19,562        23,845
                                      --------        -------      --------    --------      --------      --------
        Total revenues.............     36,215         10,088        59,833      90,293       127,641       229,952
Cost of revenues...................     15,447          4,401        25,889      43,431        68,399       123,871
Selling, general and administrative
  expense..........................     10,705          3,037        30,493(1)    23,539       32,273        44,380
Research and development expense...        250             34           239         249         3,845         6,010
Depreciation and amortization......      3,395          1,017         5,870      10,748        15,521        19,339
                                      --------        -------      --------    --------      --------      --------
Income (loss) from operations......      6,418          1,599        (2,658)     12,326         7,603        36,352
Interest expense and other expense
  (income), net....................      1,319            388         4,725      13,560        22,584        24,081
Provision (benefit) for income
  taxes............................      1,985            472        (1,714)        152           239         4,671
                                      --------        -------      --------    --------      --------      --------
  Income (loss) before
    extraordinary loss.............   $  3,114        $   739      $ (5,669)   $ (1,386)     $(15,220)     $  7,600(2)
                                      ========        =======      ========    ========      ========      ========
Earnings (loss) per share:
  Basic
    Income (loss) before
      extraordinary loss...........   $   0.14        $  0.03      $  (0.32)   $  (0.15)     $  (1.34)     $   0.53
                                      ========        =======      ========    ========      ========      ========
  Diluted
    Income (loss) before
      extraordinary loss...........   $   0.10        $  0.02      $  (0.32)   $  (0.15)     $  (1.34)     $   0.53
                                      ========        =======      ========    ========      ========      ========
Number of shares used in computing
  income (loss) per share:
  Basic............................     22,800         22,800        17,448       9,075        11,339        14,328
                                      ========        =======      ========    ========      ========      ========
  Diluted..........................     30,850         30,850        17,448       9,075        11,339        14,328
                                      ========        =======      ========    ========      ========      ========
OTHER FINANCIAL DATA:
EBITDA(3)..........................   $  9,795        $ 2,568      $ 16,673    $ 22,932      $ 22,546      $ 55,504
Net cash provided by (used in)
  operating activities.............      5,314          2,053         3,472       1,103        (7,230)        7,365
Net cash used in investing
  activities.......................    (10,991)        (2,870)      (34,760)    (52,289)      (46,352)      (28,491)
Net cash provided by (used in)
  financing activities.............      5,656            512        32,340      50,982        54,649        23,007


                                      PRO FORMA        HISTORICAL          PRO FORMA
                                     AS ADJUSTED    -----------------     AS ADJUSTED
                                     ------------     THREE MONTHS      ---------------
                                      YEAR ENDED     ENDED MARCH 31,     THREE MONTHS
                                     DECEMBER 31,   -----------------   ENDED MARCH 31,
                                         2000        2000      2001          2001
                                     ------------   -------   -------   ---------------
                                     (UNAUDITED)       (UNAUDITED)        (UNAUDITED)
INCOME STATEMENT DATA:
Revenues:
  Drilling related products and
    services.......................    $162,930     $32,591   $57,148      $ 57,148
  Completion and workover related
    products and services..........      58,439       8,887    14,398        20,824
  Maintenance and safety related
    products and services..........      23,845       5,759     7,410         7,410
                                       --------     -------   -------      --------
        Total revenues.............     245,214      47,237    78,956        85,382
Cost of revenues...................     130,332      25,853    41,565        43,486
Selling, general and administrative
  expense..........................      47,131       9,775    13,462        14,459
Research and development expense...       6,010       1,450     1,609         1,609
Depreciation and amortization......      22,552       4,429     5,708         6,586
                                       --------     -------   -------      --------
Income (loss) from operations......      39,189       5,730    16,612        19,242
Interest expense and other expense
  (income), net....................      11,799       6,644     1,860         2,687
Provision (benefit) for income
  taxes............................      10,427         292     5,821         6,541
                                       --------     -------   -------      --------
  Income (loss) before
    extraordinary loss.............    $ 16,963(2)  $(1,206)  $ 8,931      $ 10,014
                                       ========     =======   =======      ========
Earnings (loss) per share:
  Basic
    Income (loss) before
      extraordinary loss...........    $   0.65     $ (0.10)  $  0.40      $   0.38
                                       ========     =======   =======      ========
  Diluted
    Income (loss) before
      extraordinary loss...........    $   0.61     $ (0.10)  $  0.35      $   0.35
                                       ========     =======   =======      ========
Number of shares used in computing
  income (loss) per share:
  Basic............................      26,208      12,059    22,323        26,443
                                       ========     =======   =======      ========
  Diluted..........................      27,968      12,059    25,873        28,227
                                       ========     =======   =======      ========
OTHER FINANCIAL DATA:
EBITDA(3)..........................    $ 61,599     $10,179   $22,482      $ 26,006
Net cash provided by (used in)
  operating activities.............      16,657      (1,166)   12,032        15,687
Net cash used in investing
  activities.......................     (31,036)     (3,731)   (7,921)       (9,339)
Net cash provided by (used in)
  financing activities.............      22,989       5,963    (2,669)       (3,135)

                                                                     HISTORICAL
                                              ---------------------------------------------------------       MARCH 31, 2001
                                                                            DECEMBER 31,                  ----------------------
                                              SEPTEMBER 30,   -----------------------------------------               PRO FORMA
                                                  1996          1997       1998       1999       2000      ACTUAL    AS ADJUSTED
                                              -------------   --------   --------   --------   --------   --------   -----------
                                                                                                               (UNAUDITED)
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...........................     $ 5,855      $ 12,682   $ 19,365   $ 28,422   $ 49,534   $ 51,590    $112,224
  Total assets..............................      33,796        82,981    132,599    191,604    232,231    246,399     355,004
  Total debt................................      15,066       101,668    153,450    198,822     81,912     78,825     124,325
  Total shareholders' equity (deficit)......      12,285       (30,280)   (31,391)   (35,462)   112,537    121,035     184,140


---------------

(1) Includes $13.5 million of non-recurring compensation expense resulting from the redemption of options in connection with our recapitalization in 1997.

(2) Does not include the write-off of $13.2 million for deferred financing costs and unamortized discount associated with debt that was repaid in 2000 with the net proceeds from our initial public offering and borrowings under our credit facility.

(3) We calculate EBITDA as earnings before interest expense, income taxes, depreciation and amortization, and non-cash stock-based compensation expense. EBITDA should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles. EBITDA is widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our Consolidated Financial Statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of factors set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW OF THE MARKETS FOR OUR PRODUCTS AND SERVICES

     Demand for our products and services began to increase during the fourth quarter of 1999 and further increased in 2000, primarily as a result of higher oil and natural gas prices. We expect that demand for our products and services will continue to improve in 2001. However, the level of market improvement for our businesses in 2001 will be heavily dependent on whether oil and natural gas prices remain at levels that will allow oil and natural gas companies to economically pursue exploration and development activities.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 2001 Compared to the Three Months Ended March 31, 2000

     REVENUES. Revenues increased by $31.7 million, or approximately 67%, to $79.0 million for the three months ended March 31, 2001 from $47.2 million for the three months ended March 31, 2000. This increase was attributable to increased activity levels within the oil and natural gas industry, higher asset utilization, our international expansion effort and the benefit of additional equipment, which was added to our rental fleet in 2000 and early 2001.

     Revenues from our drilling related products and services increased by $24.6 million, or approximately 75%, to $57.1 million for the three months ended March 31, 2001 from $32.6 million for the three months ended March 31, 2000. This increase was primarily attributable to an increase in drilling activity, higher asset utilization rates, our international expansion effort and the benefit of additional equipment, which was added to our rental fleet in 2000 and early 2001.

     Revenues from our completion and workover related products and services increased by $5.5 million, or approximately 62%, to $14.4 million for the three months ended March 31, 2001 from $8.9 million for the three months ended March 31, 2000. Revenue increased as a result of an increase in workover rig activity, higher utilization rates and the benefit of additional equipment, which was added to our rental fleet in 2000 and early 2001.

     Revenues from our maintenance and safety related products and services increased by $1.7 million, or approximately 29%, to $7.4 million for the three months ended March 31, 2001 from $5.8 million for the three months ended March 31, 2000. This increase was primarily the result of an increase in the number of plant overhauls and turnarounds and the benefit of additional equipment that was added in 2000 and early 2001.

     COST OF REVENUES. Cost of revenues increased by $15.7 million, or approximately 61%, to $41.6 million for the three months ended March 31, 2001 from $25.9 million for the three months ended March 31, 2000. As a percentage of revenues, cost of revenues decreased to 53% for the three months ended March 31, 2001 from 55% for the three months ended March 31, 2000.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $3.7 million, or approximately 38%, to $13.5 million for the three months ended March 31, 2001 from $9.8 million for the three months ended March 31, 2000. The increase was attributable to our expansion of sales, administration and marketing personnel in 2000. As a percentage of revenues, selling, general and administrative expenses decreased to 17% for the three months ended March 31, 2001 from 21% for the three months ended March 31, 2000.

     RESEARCH AND DEVELOPMENT EXPENSE. Research and development expenses increased by $0.2 million, or approximately 11%, to $1.6 million for the three months ended March 31, 2001 from $1.4 million for the three months ended March 31, 2000. This increase was the result of increased research and development spending on our MWD/LWD technologies.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $1.3 million, or approximately 29%, to $5.7 million for the three months ended March 31, 2001 from $4.4 million for the three months ended March 31, 2000. This increase was the result of depreciation associated with our increased capital expenditures.

     INTEREST AND OTHER EXPENSE. Interest and other expense for the three months ended March 31, 2001 was $1.9 million, a decrease of $4.8 million, or approximately 72%, from $6.6 million for the three months ended March 31, 2000. The decrease was primarily due to our significant debt reduction in October 2000 funded by our initial public offering.

     NET INCOME (LOSS). Net income for the three months ended March 31, 2001 was $8.9 million, an improvement of $10.1 million, from the $1.2 million loss reported for the three months ended March 31, 2000.

  Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

     REVENUES. Revenues increased by $102.4 million, or approximately 80%, to $230.0 million for the year ended December 31, 2000 from $127.6 million for the year ended December 31, 1999. Approximately $9.5 million of this increase relates to the full year effect of the PathFinder acquisition in March 1999 and the remaining $92.9 million of this increase was attributable to increased activity levels within the oil and natural gas industry, higher asset utilization, and the benefit of additional equipment, which was added to our rental fleet in 2000.

     Revenues from our drilling related products and services increased by $82.3 million, or approximately 102%, to $162.9 million for the year ended December 31, 2000 from $80.6 million for the year ended December 31, 1999. Approximately $9.5 million of this increase relates to the full year effect of the PathFinder acquisition in March 1999 and the remaining $72.8 million of this increase was primarily attributable to an increase in drilling activity, higher asset utilization rates and the benefit of additional equipment, which was added to our rental fleet in 2000.

     Revenues from our completion and workover related products and services increased by $15.8 million, or approximately 58%, to $43.2 million for the year ended December 31, 2000 from $27.4 million for the year ended December 31, 1999. Revenue increased as a result of an increase in workover rig activity, higher utilization rates and the benefit of additional equipment, which was added to our rental fleet in 2000.

     Revenues from our maintenance and safety related products and services increased by $4.2 million, or approximately 21%, to $23.8 million for the year ended December 31, 2000 from $19.6 million for the year ended December 31, 1999. This increase was primarily the result of an increase in the number of plant overhauls and turnarounds and the benefit of additional equipment that was added in 2000.

     COST OF REVENUES. Cost of revenues increased by $55.5 million, or approximately 81%, to $123.9 million for the year ended December 31, 2000 from $68.4 million for the year ended December 31, 1999. As a percentage of revenues, cost of revenues remained consistent at 54% for the year ended December 31, 2000 and the year ended December 31, 1999.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $12.1 million, or approximately 38%, to $44.4 million for the year ended December 31, 2000 from $32.3 million for the year ended December 31, 1999. The increase was attributable to a full year impact of the PathFinder acquisition and our expansion of sales, administration and marketing personnel in 2000. As a percentage of revenues, selling, general and administrative expenses decreased to 19% for the year ended December 31, 2000 from 25% for the year ended December 31, 1999.

     RESEARCH AND DEVELOPMENT EXPENSE. Research and development expenses increased by $2.2 million, or approximately 56%, to $6.0 million for the year ended December 31, 2000 from $3.8 million for the year ended December 31, 1999. This increase was the result of the heightened focus on furthering the PathFinder and other MWD/LWD technologies coupled with a full year impact of the PathFinder acquisition.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $3.8 million, or approximately 25%, to $19.3 million for the year ended December 31, 2000 from $15.5 million for the year ended December 31, 1999. This increase was the result of depreciation associated with our capital expenditures in 2000 and a full year impact of the PathFinder acquisition.

     INTEREST AND OTHER EXPENSE. Interest and other expense for the year ended December 31, 2000 was $24.1 million, an increase of $1.5 million, or approximately 7%, from $22.6 million for the year ended December 31, 1999. The increase was primarily due to increased borrowings related to our capital expenditures.

     EXTRAORDINARY LOSS, NET OF TAX. During October 2000, concurrent with the closing of our IPO, we recognized an after tax extraordinary loss of $8.3 million as a result of the write-off of deferred financing costs and unamortized discount associated with the debt that was repaid.

     NET LOSS. Net loss for the year ended December 31, 2000 was $0.7 million, an improvement of $14.5 million, from the $15.2 million loss reported for the year ended December 31, 1999.

  Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

     REVENUES. Revenues increased by $37.3 million, or approximately 41%, to $127.6 million for the year ended December 31, 1999 from $90.3 million for the year ended December 31, 1998. Our revenues increased by approximately $44.5 million as a result of the PathFinder acquisition in March 1999, the Agri-Empresa acquisition in July 1998 and the Grinding and Sizing acquisition in April 1998. However, this revenue increase was offset by a decrease in revenues of approximately $7.0 million as a result of a general decline in drilling and workover rig activity.

     Revenues from our drilling related products and services increased by $34.2 million, or approximately 74%, to $80.6 million for the year ended December 31, 1999 from $46.4 million for the year ended December 31, 1998. Our revenues increased by approximately $40.5 million as a result of our acquisitions. However, this revenue increase was offset by a decrease in revenues of approximately $6.3 million as a result of a general decline in drilling activity.

     Revenues from our completion and workover related products and services increased by $3.6 million, or approximately 15%, to $27.4 million for the year ended December 31, 1999 from $23.8 million for the year ended December 31, 1998. Our revenues increased by approximately $4.0 million as a result of our acquisition of Agri-Empresa. However, this revenue increase was offset by a decrease in revenues of approximately $0.4 million as a result of a general decline in workover rig activity.

     Revenues from our maintenance and safety related products and services decreased by $0.5 million, or approximately 3%, to $19.6 million for the year ended December 31, 1999 from $20.1 million for the year ended December 31, 1998. This decrease was primarily the result of reduced plant overhauls and turnarounds in 1999.

     COST OF REVENUES. Cost of revenues increased by $25.0 million, or approximately 58%, to $68.4 million for the year ended December 31, 1999 from $43.4 million for the year ended December 31, 1998. As a percentage of revenues, cost of revenues increased to 54% for the year ended December 31, 1999 from 48% for the year ended December 31, 1998. This increase was primarily attributable to lower pricing for our products and services and lower utilization of our manufacturing facilities and our service organization during a period of low drilling and workover activity levels, as well as the incremental effect of our acquisitions in 1998, which had lower gross margins than our existing businesses.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $8.7 million, or approximately 37%, to $32.3 million for the year ended December 31, 1999 from $23.5 million for the year ended December 31, 1998. The increase was attributable to the PathFinder acquisition and to our expansion of sales and marketing personnel in 1999. As a percentage of revenues, selling, general and administrative expenses decreased to 25% for the year ended December 31, 1999 from 26% for the year ended December 31, 1998.

     RESEARCH AND DEVELOPMENT EXPENSE. Research and development expenses increased by $3.6 million, or approximately 1444%, to $3.8 million for the year ended December 31, 1999 from $0.3 million for the year ended December 31, 1998. This increase was primarily the result of the PathFinder acquisition.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $4.8 million, or approximately 45%, to $15.5 million for the year ended December 31, 1999 from $10.7 million for the year ended December 31, 1998. This increase was the result of depreciation associated with our capital expenditures in 1999 and the incremental effect of our acquisitions.

     INTEREST AND OTHER EXPENSE. Interest and other expense for the year ended December 31, 1999 was $22.6 million, an increase of $9.0 million, or approximately 66%, from $13.6 million for the year ended December 31, 1998. The increase was primarily due to increased borrowing related to our capital expenditures and acquisitions and $1.9 million of non-cash interest expense resulting from the amortization of a discount associated with our 13% senior subordinated notes.

     NET LOSS. Net loss increased by $13.8 million to $15.2 million for the year ended December 31, 1999 from $1.4 million for the year ended December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Our primary uses for cash are working capital, capital expenditures, acquisitions and principal and interest payments on indebtedness. To the extent our cash requirements for working capital, capital expenditures, acquisitions and principal and interest payments on indebtedness exceed cash flow from operations, we must finance our cash requirements primarily through debt and equity financing activities.

     Working capital was $51.6 million as of March 31, 2001 and $49.5 million as of December 31, 2000. Net cash provided by (used in) operating activities was $12.0 million for the three months ended March 31, 2001 and $(1.2) million for the three months ended March 31, 2000. Increases in working capital and cash flow from operating activities are principally the result of increased levels of operating activity.

     Net cash used in investing activities was $7.9 million for the three months ended March 31, 2001 and $3.7 million for the three months ended March 31, 2000. Net cash used in investing activities was principally the result of our capital expenditures program.

     Net cash provided by (used in) financing activities was $(2.7) million for the three months ended March 31, 2001 and $6.0 million for the three months ended March 31, 2000. Net cash provided by (used in) financing activities was primarily due to debt issuances under our credit facilities used to fund capital expenditures, acquisitions and repay debt obligations.

     On October 16, 2000, we closed our initial public offering of 10,000,000 shares of our common stock at an offering price of $16.50 per share. Concurrent with the closing of our initial public offering, we entered into a new credit facility, and the net proceeds of that offering, along with borrowings under this new credit facility, were utilized to repay in full the outstanding balances, including accrued and unpaid interest, under our old credit facility, our senior subordinated notes and our other long term debt obligations, reducing our outstanding debt at October 16, 2000 from approximately $226.0 million to approximately $80.0 million. We amended our new credit facility in May 2001 to provide us with up to $165.0 million in credit. Our credit facility as amended includes the following features:

     - a $40 million Term A loan facility that amortizes over five years, matures on October 16, 2005 and requires that we make annual principal repayments ranging from 0% of the original loan amount in the first year of the credit facility to 35% of the original loan amount on October 16, 2005;

     - an $80 million Term B loan facility that amortizes over six and one-half years, matures on April 16, 2007 and requires that we make annual principal repayments of 1% of the original loan amount in each of the first six years of the credit facility with the outstanding balance due on April 16, 2007; and

     - a $45 million revolving credit facility that may be borrowed, prepaid and reborrowed from time to time and matures on October 16, 2005.

     At our option, amounts borrowed under our credit facility bear interest at either a variable rate equal to the reserve-adjusted LIBOR or an alternate base rate, plus, in each case, an applicable margin. The applicable margin ranges from 1.75% to 3.00% in the case of a LIBOR based loan under the revolving credit facility or the Term A loan facility and is 3.25% in the case of a LIBOR based loan under the Term B loan facility. For alternate base rate loans, the applicable margin ranges from 0.75% to 2.00% under the revolving credit facility and the Term A loan facility and is 2.25% under the Term B loan facility. The foregoing margins are subject to adjustment based on a debt service coverage ratio and a leverage ratio.

     Our credit facility is secured by a lien on all of our property and assets, a pledge of all of the capital stock of our domestic subsidiaries and a pledge of not greater than 65% of the capital stock of each of our foreign subsidiaries. In addition, our credit facility is guaranteed by all of our domestic subsidiaries. The credit facility requires, among other things, that we maintain certain financial ratios and limits the amount of capital expenditures we may make, the amount of debt we may incur outside of the credit facility, our ability to pay dividends and future investments. As of December 31, 2000 and March 31, 2001, we had outstanding borrowings under our credit facility of $81.9 million and $78.8 million, respectively. For the three months ended March 31, 2001, the weighted average interest rate for term borrowings under our credit facility was 9.08%. In connection with the CTS acquisition, we borrowed approximately $45 million under the Term B loan facility and issued $4.5 million of 9% convertible subordinated notes due December 31, 2003.

     We have made capital expenditures, primarily for additional rental tool inventory, additional LWD and MWD tools and wireline equipment, of $11.0 million, including expenditures for the replacement of equipment lost in hole, for the three months ended March 31, 2001. In addition, we have incurred $1.6 million in research and development expenses for the three months ended March 31, 2001. Management believes that cash generated from operations and amounts available under our revolving line of credit will provide sufficient funds for our identified capital projects, debt service and working capital requirements. However, part of our strategy involves the acquisition of companies that have products and services complementary to our existing strategic base of operations. Depending on the size of any future acquisitions, we may require additional debt financing, possibly in excess of the limits of the credit facility, or additional equity financing.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We are exposed to market risks. Market risk is the potential loss arising from adverse changes in market prices and rates. We do not enter into derivative or other financial instruments for trading or speculative purposes. Our market risk could arise from changes in interest rates and foreign currency exchange rates.

     INTEREST RATE RISK. We are subject to market risk exposure related to changes in interest rates. Assuming our current level of borrowings, a 100 basis point increase in interest rates under these borrowings would increase our as adjusted interest expense by approximately $788,000 for the year ended December 31, 2000 and $197,000 for the three months ended March 31, 2001.

     FOREIGN CURRENCY EXCHANGE RISK. Our earnings and financial position are affected by foreign exchange rate fluctuations. We currently do not hedge against foreign currency translation risks, and we believe that foreign currency exchange risk is not significant to our operations.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities," which we are required to adopt effective January 1, 2001. SFAS No. 133 will require us to record all derivatives as assets or liabilities at fair value. Changes in derivative fair values will either be recognized in earnings, offset against changes in the fair value of the related hedged assets, liabilities and firm commitments or, for forecasted transactions, recorded as a component of other comprehensive income in shareholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be recognized in earnings immediately. We have not, to date, engaged in activities or entered into arrangements associated with derivative instruments.

PROPOSED ACCOUNTING STANDARD


     In February 2001, the Financial Accounting Standards Board released a revised exposure draft for a proposed Statement of Financial Accounting Standards (SFAS), "Business Combinations and Intangible Assets -- Accounting for Goodwill." The proposed standards would, among other things:



     - prohibit the use of the pooling-of-interests method of accounting for business combinations; and


     - require that goodwill not be amortized in any circumstance;

     - require that goodwill be tested for impairment annually or when events or circumstances occur between annual tests indicating that goodwill of a reporting unit might be impaired.

     The proposed standards would establish a new method of testing goodwill for impairment. The FASB has recently set transition provisions and the FASB plans to issue the final standards in June 2001. The proposed standards would take full effect in fiscal 2002. The provisions of any final standards could differ from those reflected in the exposure draft. As a result, the actual application of any final standard could result in different effects than those described above. We recorded goodwill amortization of approximately $1.7 million for the year ended December 31, 2000. We have not tested goodwill for impairment under the proposed standards.

                                    BUSINESS

OVERVIEW

     We are a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. Our operations currently are focused in the offshore areas of the Gulf of Mexico, the North Sea, the Caspian Sea, the Mediterranean Sea, the Persian Gulf and Brazil and onshore in the United States, Canada and Europe. Since our formation in 1989, we have entered the following three primary lines of business through acquisitions and have expanded our product and service offerings through a combination of acquisitions, internal growth and research and development:

     - drilling related products and services, which include LWD, MWD, rental tools (including drill pipe), downhole drilling motors and drilling fluids;

     - completion and workover related products and services, which include cased-hole wireline logging and perforating, polymers and specialty chemicals and tubing; and

     - maintenance and safety related products and services, which include waste management and safety equipment.

     Please read our Consolidated Financial Statements for financial information for each of the last three years and for the three months ended March 31, 2000 and March 31, 2001, which sets forth our revenues, gross profits and total assets by segment and provides a summary of this information by geographic region.

     We focus on discrete products and services that provide our customers with alternatives to the integrated services typically marketed by the major integrated oilfield service companies. We believe our business approach enables us to compete successfully against these larger oilfield service companies while achieving growth and profitability by:

     - offering technologically advanced products and services;

     - focusing on niche markets in which leading market positions can be maintained;

     - operating our business lines autonomously and marketing our product offerings independently;

     - emphasizing customer service, responsiveness and reliability; and

     - providing equity-incentives to key management and operating personnel.

     Our customers include major and independent oil and natural gas companies, refining and petrochemical companies and other oilfield service companies, including independent directional drilling companies.

OUR STRATEGY

     Our strategy is to grow revenue and earnings by providing our customers with an alternative to the major oilfield service companies while preserving our entrepreneurial culture. Our strategy consists of the following key components:

     PROVIDE LEADING TECHNOLOGY SOLUTIONS FOR OUR CUSTOMERS. In March 1999, we acquired the LWD and the related MWD business of Halliburton Company located in the United States and the North Sea, which it marketed under the PathFinder name, as well as Halliburton's remaining LWD and related MWD assets worldwide. In this acquisition, we also acquired a significant inventory of additional MWD tools and the Dyna Drill line of downhole drilling motors and manufacturing equipment. Hereafter we refer to the assets we acquired from Halliburton as the PathFinder assets, and we refer to this acquisition transaction as the PathFinder acquisition. The PathFinder acquisition significantly increased our technological base by providing us with LWD capabilities. We are one of four companies worldwide that currently have the technological capability to offer a full complement of LWD products and services. In addition, we have achieved technological advancements through our internal research and development efforts. Prior to the PathFinder acquisition, we developed and commercialized a patented retrievable MWD system that has gained market acceptance, and we have introduced several innovative drilling fluid products to the market. We plan to use research and development expenditures to continue developing the technologies acquired in the PathFinder acquisition and to develop new technology-based products in our other segments.

     CAPITALIZE ON THE GROWTH OF OFFSHORE AND DIRECTIONAL DRILLING. A substantial portion of our drilling related products and services are designed for use in directional drilling onshore and directional and vertical drilling offshore. While the overall level of drilling activity fluctuates based on the industry environment, we believe the trends in both directional drilling and offshore drilling are positive. According to statistics published by Baker Hughes regarding the North American market, rigs drilling directionally as a percentage of total rigs drilling has increased from 13% in 1991 to 24% for the five months ended May 31, 2001. Likewise, in the North American market, the number of rigs drilling offshore as a percentage of total rigs drilling has increased from 9% in 1991 to 14% for the five months ended May 31, 2001 according to statistics published by Baker Hughes. We intend to capitalize on these trends by aggressively marketing the following products and services:

     - LWD products, which are economically attractive in many offshore wells, whether directional or vertical;

     - MWD products, which are necessary when LWD products are used and when drilling directionally, whether onshore or offshore;

     - high torque drill pipe, which is utilized in wells drilled directionally;

     - downhole drilling motors, which are required for most wells drilled directionally; and

     - specialized drilling fluids, which improve drilling performance while meeting the rigid environmental standards required in offshore drilling.

     EXPAND THE BREADTH AND SCOPE OF OUR INTERNATIONAL OPERATIONS. We offer LWD and MWD products and services, downhole drilling motors and directional drilling services internationally in the North Sea, the Caspian Sea, the Mediterranean Sea and the Persian Gulf. In addition, we provide LWD and MWD products and services in Brazil.

     SELECTIVELY ACQUIRE COMPLEMENTARY BUSINESSES AND TECHNOLOGIES. We will continue to pursue acquisitions of complementary businesses which increase the technological base and expand the market reach of our product and service offerings. We intend to focus on acquisitions that expand our operations with new products and services, broaden our geographic scope, increase our market share and improve our ability to compete with the major integrated oilfield service companies. We also intend to provide management and key personnel of acquired businesses with stock-based incentives in our company and will continue to market these companies and technologies under their established names.

OUR HISTORY

     The following table lists the operating subsidiaries that we have formed or acquired, either through stock or asset acquisitions, since 1989 and the business segments in which each of these subsidiaries operates. Two of these subsidiaries, Integrity Industries, Inc. and Agri-Empresa, Inc., operate in more than one segment.

                                                                            DATE
SEGMENT                                  OPERATING SUBSIDIARY          ACQUIRED/FORMED
-------                                  --------------------          ---------------
Drilling related products and
  services.......................  Thomas Tools, a division of         June 1994
                                   Thomas Energy Services, Inc.
                                   Drill Motor Services, Inc.          December 1995
                                   Integrity Industries, Inc.          September 1997
                                   Grinding and Sizing Company, Inc.   April 1998
                                   Agri-Empresa, Inc.                  July 1998
                                   PathFinder Energy Services, Inc.    March 1999
                                   Dyna Drill Technologies, Inc.       March 1999
Completion and workover related
  products and services..........  Perf-O-Log, Inc.                    December 1990
                                   Integrity Industries, Inc.          September 1997
                                   Diamond Wireline Services, Inc.     October 1997
                                   Agri-Empresa, Inc.                  July 1998
                                   Thomas Tubing Specialists, a        July 1998
                                     division of Thomas Energy
                                     Services, Inc.
                                   Coil Tubing Services, L.L.C.        May 2001
Maintenance and safety related
  products and services..........  Charles Holston, Inc.               April 1989
                                   Well Safe, Inc.                     May 1990

     Most of these companies continue to be operated by their former owners and key managers.

OUR BUSINESSES

  Drilling Related Products and Services

     Our drilling related products and services segment provides a broad range of products and services used by oil and natural gas companies, drilling contractors and other oilfield service companies for the drilling of oil and natural gas wells. Currently, our drilling related products and services are used primarily in the offshore areas of the Gulf of Mexico, the North Sea, the Caspian Sea, the Mediterranean Sea, the Persian Gulf and Brazil and onshore in the United States, Canada and Europe. Our drilling related products and services consist of five primary business lines:

     - LWD;

     - MWD;

     - rental tools;

     - downhole drilling motors; and

     - drilling fluids.

     We believe technology is an increasingly important aspect of our drilling related products and services. Improving technology helps us provide our customers with more efficient and cost-effective tools to find and produce oil and natural gas. We have invested a substantial amount of our time and resources in building our technology-based offerings. We believe our new products and services are among the best in the industry and will provide us with the opportunity to increase our share of the drilling related products and services market.

     LOGGING-WHILE-DRILLING. We are one of only four companies in the world with the technological capability to provide a full complement of LWD products and services. In addition to indicating the possible presence of oil and natural gas, LWD tools provide data about formation pressure, porosity and permeability as well as providing real time drilling information which improves drilling performance. Also, data can be provided during the drilling process which can be correlated with previously obtained seismic information.

     Before the introduction of LWD technology, well formation data was traditionally obtained by lowering evaluation tools into the well with electro-mechanical cable, or wireline, from a truck on land or a skid unit offshore. Traditional wireline information can only be obtained after the well has been drilled or during the drilling process if drilling is halted and the drill string is removed from the well. An advantage that LWD has over traditional wireline logging is that costs are reduced as drilling rig downtime is minimized -- these savings can be substantial for offshore jobs where day rates for drilling ranged from $30,000 per day in shallow waters to $205,000 per day in deep waters during May 2001. In addition, the real-time information transmitted during the drilling process can assist in making drilling decisions such as altering the path of the drill string to a point in the formation which provides for enhanced recovery of oil and natural gas.

     Our LWD business was acquired from Halliburton as part of the PathFinder acquisition in March 1999, after the Department of Justice required Halliburton to divest its PathFinder assets. Halliburton entered the LWD market in 1992. Our LWD business is operated by our wholly-owned subsidiary PathFinder Energy Services and marketed under the PathFinder brand name, established by Halliburton. A typical LWD job involves deployment of LWD tools and one to three skilled LWD field engineers to a customer's drill site. A typical LWD job lasts five days for onshore jobs and 20 days for offshore jobs. Since acquiring the PathFinder assets, we have provided LWD products and services in the United States and the North Sea. In 2000, we entered into contracts and began providing LWD products and services in Brazil, the Mediterranean Sea and the Caspian Sea. In the North Sea, the Caspian Sea and the Mediterranean Sea, we also provide directional drilling services in conjunction with our LWD services.

     We market and sell these services through an internal sales force and through our relationships with independent directional drilling companies, and our customers typically utilize these services on a per well basis. We charge our customers for these services on a per day rental basis. Our LWD business is currently operated from service facilities in Victoria, Texas; Lafayette, Louisiana; Casper, Wyoming; Edmonton, Canada; Macae, Brazil; Cairo, Egypt; Dubai, United Arab Emirates; Aberdeen, Scotland and Stavanger, Norway.

     MEASUREMENT-WHILE-DRILLING. We provide MWD products and services, which involve the use of a downhole electronic instrument to locate and direct the drill bit to the intended target. This capability is utilized when drilling directional (non-vertical) wells which represent an increasing percentage of overall drilling activity, particularly offshore. In order to drill a directional well, the driller must be able to determine the precise direction the drill bit is moving during the drilling operation. MWD tools enable the driller to make this determination by transmitting the angle and direction of the well bore. This data is received at the surface enabling the driller to adjust the drilling path as necessary.

     Our MWD business is operated by our wholly-owned subsidiary PathFinder Energy Services and marketed under the PathFinder and The Tracker brand names. A typical MWD job involves deployment of MWD tools and a skilled MWD field engineer to a customer's drill site. A typical MWD job lasts 15 days for onshore jobs and 20 days for offshore jobs.

     We introduced The Tracker to the market in 1998 following approximately three years of internal research and development. The Tracker is an MWD system designed for work in slim hole (down to a 3 1/2 inch diameter drilling assembly), high temperature and high pressure drilling conditions. Additionally, The Tracker MWD system is fully retrievable. This means that the system can be wireline retrieved, or extracted from the hole through the drill pipe, if the well bore conditions become extremely adverse or if the drill string becomes stuck. As well bore conditions improve, The Tracker can be re-inserted. This ability to retrieve and re-insert The Tracker MWD system avoids costs associated with equipment being lost in the well and creates a significant savings to the operator in both time and money.

     We acquired our PathFinder MWD kits from Halliburton in connection with the PathFinder acquisition in March 1999. Halliburton entered the MWD market in 1988. The PathFinder MWD kits are now available in retrievable and non-retrievable designs. The PathFinder MWD kits are used in conjunction with the PathFinder LWD tools.

     We market and sell our MWD services through an internal sales force, and our customers typically utilize these services on a per well basis. We charge our customers on a per day rental basis. Our MWD business is currently operated from service facilities in Lafayette, Louisiana; Victoria, Texas; Casper, Wyoming; Edmonton, Canada; Macae, Brazil; Cairo, Egypt; Dubai, United Arab Emirates; Aberdeen, Scotland and Stavanger, Norway.

     RENTAL TOOLS. We provide a broad range of rental equipment and tools for the drilling of oil and natural gas wells. Our rental equipment allows our customers, primarily oil and natural gas companies, the ability to have access to inventories of tools and other equipment without the cost of maintaining or storing that equipment in their own inventory. Our rental tool inventory includes:

     - drilling equipment, such as large diameter drill pipe, heavy weight drill pipe, high torque drill pipe, drill collars and other required accessories;

     - pressure control equipment, such as blowout preventers, high pressure valves, choke and kill manifolds and test pumps;

     - downhole tools, such as milling tools and casing scrapers; and

     - pipe handling equipment.

     Our rental tool operations are focused onshore in Texas and Louisiana and offshore in the Gulf of Mexico.

     We have an extensive inventory of various sizes of drill pipe and related handling tools, providing our customers with a full range of drill pipe for drilling at a variety of well depths and conditions. In response to the growth in directional drilling, we have expanded our inventory of premium, high torque drill pipe, which provides operators with the technical characteristics demanded by deeper wells and wells expected to encounter adverse conditions, including deviated well bores. We also offer all complementary handling and sub-surface tools and pressure control equipment that support high torque drill pipe.

     Our rental tool business is operated by Thomas Tools, a division of our wholly owned subsidiary Thomas Energy Services, Inc., which was founded in 1961. Equipment and tools typically are rented to customers for seven to 45 days. Our rental customers are responsible for transporting our rental tools to and from our facilities to their sites.

     We market these rental tool services through an internal sales force in sales offices in Lafayette and New Iberia, Louisiana; Houston, Dallas and Corpus Christi, Texas; and Denver, Colorado and through operating managers at our operational locations in Victoria, Texas and New Iberia, Louisiana. The majority of our equipment and tools is rented to customers on a day rental basis. We currently do not have international rental tool operations.

     DOWNHOLE DRILLING MOTORS. We are a manufacturer and supplier of downhole drilling motors. We supply downhole drilling motors onshore in Louisiana, Oklahoma, Texas and Wyoming and offshore in the Gulf of Mexico and the North Sea. We provide downhole drilling motors to exploration and production companies and independent directional drillers. We believe independent directional drillers will continue to manage a substantial portion of the directional drilling jobs performed in the Gulf of Mexico, and we will focus on leveraging our relationships with these customers. Our drilling motors business is conducted by our two wholly owned subsidiaries, Drill Motor Services and Dyna Drill Technologies and is also marketed by our wholly owned subsidiary, PathFinder Energy Services.

     Our Drill Motor Services subsidiary began providing downhole drilling motors in 1991 to capitalize on the growth of directional drilling. Its rental product line consists of a wide range of sizes of downhole drilling motors ranging from 3 1/2 inches to 9 5/8 inches in outside diameter for use at various drilling depths. The components of the drill motor are designed to operate at various speeds and torque levels and to withstand severe environmental conditions such as high temperatures, hard rock and abrasive muds.

     In connection with the PathFinder acquisition, we acquired a second line of rental downhole drilling motors and the related manufacturing equipment which had been operated and marketed by Halliburton under the name Dyna Drill. We also acquired the non-exclusive right to use the Dyna Drill name. The Dyna Drill downhole drilling motors are manufactured and repaired by our subsidiary, Dyna Drill Technologies. In addition to complementing our Drill Motor Services line of downhole drilling motors, the manufacturing equipment enables us to support both motor lines and to provide manufacturing and repair services for other drilling motor companies. Dyna Drill Technologies is one of only four companies worldwide that manufactures the power section of downhole drilling motors.

     Our drilling motor customers include directional drilling companies and other oilfield service companies. We typically charge our customers for use of our drilling motors on the basis of hours of usage. We market our downhole drilling motors and services directly through our internal sales force and operating managers at locations in Lafayette, Louisiana; Houston, Texas; Elk City, Oklahoma; Aberdeen, Scotland; and Stavanger, Norway.

     DRILLING FLUIDS. We manufacture, package, transport, warehouse and wholesale drilling fluids and drilling fluid chemicals and additives. We also provide size reduction services of environmentally approved solids used in loss circulation and seepage control, both of which are problems regularly encountered in drilling oil and natural gas wells. Drilling fluid products are used to cool and lubricate the drill bit during drilling operations, to contain formation pressures, to suspend and remove rock cuttings from the hole and to maintain the stability of the wellbore. Our customers, which include retail drilling fluid companies, specialty fluid companies and other oilfield service companies, use our drilling fluid products throughout the world.

     Our drilling fluid chemicals and additives are used in the production and maintenance of:

     - water-based drilling fluids;

     - oil-based drilling fluids; and

     - synthetic-based drilling fluids.

     Water-based drilling fluids are the most widely used drilling fluids, having application in both land and offshore environments. Water-based drilling fluids typically contain an engineered blend of weighting materials used to contain formation pressures and a broad range of chemical additives specially designed to yield the specific drilling performance characteristics required for a given drilling project. Oil-based drilling fluids, which primarily are used to drill water-sensitive shales, reduce torque and drag and are widely used in drilling conditions where stuck pipe is likely to occur. In certain drilling areas, oil-based systems exhibit higher penetration rates than water-based systems. These higher penetration rates significantly reduce the time required to drill a well and overall drilling costs. Synthetic-based drilling fluids are used where oil-based fluids are prohibited for environmental reasons and are particularly advantageous in the deepwater environment, because of their high performance and safety.

     We manufacture a large portion of the drilling fluid products we wholesale, which enables us to manage the cost and maintain the proprietary nature of these products. Our research and development initiatives are designed to develop new products specifically for our customer base. One of our recent product innovations is a high performance lubricant that allows the use of environmentally friendly water-based drilling fluids in the deep, severe drilling environments of the North Sea.

     We established our drilling fluids and drilling fluid chemicals and additives business through the acquisitions of Integrity Industries, Inc. in September 1997, Grinding and Sizing Company, Inc. in April

1998 and Agri-Empresa, Inc. in July 1998. We market and sell these products through an internal sales force. Our drilling fluids business provides products and services throughout Texas, Louisiana and eastern New Mexico.

  Completion and Workover Related Products and Services

     Our completion and workover related products and services segment provides a broad range of products and services primarily to customers onshore in the Gulf Coast region and offshore in the Gulf of Mexico. These products and services include:

     - wireline logging and perforating;

     - polymers and specialty chemicals;

     - tubing; and

     - coiled tubing.

     WIRELINE LOGGING AND PERFORATING. We provide cased-hole wireline logging and perforating services to oil and natural gas companies onshore in Alabama, Louisiana, Mississippi and Texas and offshore in the Gulf of Mexico. Our services include:

     - Logging Services. Logging involves the gathering of downhole information to identify various characteristics about the formation or zone to be produced. Logging services are performed through armored electro-mechanical cable, or wireline, which is lowered into a well from a truck on land or a skid unit offshore. These units contain considerable instrumentation and computer equipment used to chart and record downhole information.

     - Perforating Services. Perforating is the method used to establish communication between the oil or natural gas reservoir and production tubing to enable the production of oil or natural gas. A path for oil and natural gas to flow from the reservoir through the casing and cement to the production tubing is created through the use of a shaped explosive charge from a perforating gun which penetrates the producing zone. Wireline is used to position and discharge the perforating gun. We also perform services aimed at improving the production rate of existing oil and natural gas wells and in perforating new zones in a well once a deeper zone or formation has been depleted. We provide a patented gravel pack service referred to as the "Thru-Tubing Wireline Gravel Pack," that provides operators of oil and natural gas wells with a more precise method of installing gravel packs. A gravel pack involves the use of a slurry-like material that is placed in the well to restore or improve production in wells that have become congested by producing sand.

     We supply wireline logging and perforating services primarily to cased-hole markets. Cased-holes are wells which have been drilled and cased and are either ready to produce or are already producing. As a result, the majority of our revenues from this business are generated by repeat business on existing wells. Consequently, our wireline logging and perforating services provide revenue stability during periods of reduced drilling activity.

     We established our wireline logging and perforating business through the acquisitions of Perf-O-Log, Inc. in December 1990 and Diamond Wireline Services, Inc. in October 1997. A wireline job typically involves the use of both a logging unit and a perforating unit at a customer's well site. These services require skilled operators and typically last several days for onshore jobs and a week or more for offshore jobs. We market and sell these services through an internal sales force, and our customers typically utilize these services on a per well basis. We charge our customers on a per day basis. Our wireline logging and perforating business is currently operated out of facilities located in Lafayette and Houma, Louisiana; Laurel, Mississippi; and Corpus Christi and Tyler, Texas.

     POLYMERS AND SPECIALTY CHEMICALS. We produce polymers and specialty chemicals for niche applications related to completion and workover activities. Our polymers and specialty chemical products are sold to customers for use around the world.

     Completion fluids are generally solids-free solutions with high specific gravities and are non-damaging to the producing formation. Oil and natural gas operators use these specially designed fluid systems in combination with a comprehensive range of specialty chemical products to control bottom-hole pressures, while meeting the specific corrosion, inhibition, viscosity and fluid loss requirements during the completion and workover phase of a well. These systems are specially designed to maximize well production by minimizing formation damage that can be caused by solids-laden systems.

     Our three classes of completion and workover related polymer and specialty chemical products are:

     - oilfield products, which include:

      - enhanced recovery chemicals,

      - spotting fluids,

      - well treating chemicals, and

      - liquified polymers;

     - industrial products, which include:

      - cleaners,

      - lubricants, and

      - environmentally sensitive solvents; and

     - environmental remediation products.

     We established our polymers and specialty chemicals business through the acquisitions of Integrity Industries, Inc. in September 1997, Grinding and Sizing Company, Inc. in April 1998 and Agri-Empresa, Inc. in July 1998. We market and sell our polymers and specialty chemical products through an internal sales force. Our polymers and specialty chemical products are distributed from strategically located facilities throughout Texas, Louisiana and in eastern New Mexico.

     TUBING. Thomas Tubing Specialists was established with a capital investment in 1998. This specialized division of Thomas Energy Services, Inc. provides a variety of quality tubing and high pressure blowout preventers used in conventional well servicing and workover applications, as well as specialized snubbing and coiled tubing applications.

     Snubbing involves pushing pipe into the well against well bore pressures that often exceed 10,000 to 12,000 pounds per square inch. Failure during high pressure applications such as snubbing could result in a blowout. Through Thomas Tubing, we offer both the proper equipment and the experience to handle the critical nature of snubbing. Thomas Tubing also provides standard tubing for less demanding applications.

     Thomas Tubing has benefited from the lack of specific focus by our competitors on the tubing and snubbing market. We market and sell our equipment through an internal sales force. Our customers typically utilize equipment on a per well basis, and we charge our customers for equipment primarily on a day rental basis. Our tubing business is currently operated out of facilities located in New Iberia, Louisiana.

     COILED TUBING. CTS, founded in November 1997, provides coiled tubing and related services to the oil and natural gas industry, primarily in the southeastern United States and the Gulf of Mexico from its facility in Broussard, Louisiana. CTS owns a fleet of coiled tubing units that are used in a variety of well bore applications including foam washing, acidizing, displacing, cementing, gravel packing and jetting. In addition to these services, CTS uses modeling software for coiled tubing applications to provide optimal job design and cost saving solutions.

     CTS provides services for oil and natural gas wells located on land, in the inland waterways and offshore. While each assignment is different, a typical job for CTS involves the use of a coiled tubing unit at a customer well site to perform any of the services described above. These services require a skilled CTS operator(s) and typically last several days on land and up to several weeks or more offshore.

     Coiled tubing is one of the fastest growing segments of the well service industry today. In the Gulf of Mexico offshore environment, where a large percentage of domestic natural gas reserves are located, the economics of coiled tubing operations are often far superior to the use of conventional workover rigs. The growth in horizontal drilling has also increased the market for coiled tubing. Routine logging and downhole tool manipulation previously performed with wireline can now be accomplished utilizing coiled tubing services.

  Maintenance and Safety Related Products and Services

     We provide maintenance and safety related products and services primarily for refinery and petrochemical plant applications and major and independent oil and natural gas companies, including:

     - waste management; and

     - safety equipment.

     WASTE MANAGEMENT. This segment provides waste management, waste transportation, wastewater services, container cleaning and repair, emergency spill response services and other general plant support services. We provide these services primarily to major and independent oil and natural gas well operators and to various refining and petrochemical companies through our fleet of high velocity vacuum trucks, storage tanks and boxes and a broad selection of specialty equipment.


     We established a waste management business through our acquisition of Charles Holston, Inc. in April 1989. We market these services directly through an internal sales force and operating managers at locations in Jennings and Eunice, Louisiana.


     SAFETY EQUIPMENT. Our safety equipment business provides equipment used in the detection of and protection from toxic gases encountered by refining and petrochemical companies and major and independent oil and natural gas companies onshore in the Gulf Coast region and offshore in the Gulf of Mexico. We rent electronic detection and monitoring equipment, breathing units and other personal safety equipment, primarily on a day rate basis. In addition, we provide comprehensive safety planning services, safety training and safety supervision.

     We acquired our safety equipment business through the acquisition of Well Safe, Inc. in May 1990. Originally established to service the oil and natural gas exploration and production market, we expanded our business in 1993 to include refining and petrochemical companies. This has enabled us to capitalize on the stringent safety requirements of this market. We market and sell our safety services and products directly through an internal sales force and operating managers at locations in Decatur and Mobile, Alabama; Gonzales and Sulphur, Louisiana; and Corpus Christi, Beaumont and Houston, Texas.

POTENTIAL LIABILITIES AND INSURANCE

     Our operations involve a high degree of operational risk, particularly personal injuries and equipment damage, that are typical of companies operating in our industry. Failure of our equipment could result in property damages, personal injury, environmental pollution and damage for which we could be liable. Litigation arising from a catastrophic occurrence at a location where our equipment or services are used may result in our being named as a defendant in lawsuits asserting potentially large claims. We maintain insurance against risks that are consistent with industry standards and required by our customers. Although we believe that we maintain insurance coverage that is adequate in amount and type for the risks associated with our businesses, there is always a risk that our insurance may not be sufficient to cover any particular loss. In addition, our insurance does not provide coverage for all liabilities, including liability for some events involving pollution. Our insurance coverage may not otherwise be adequate to cover claims that may arise, and we may not be able to maintain adequate insurance at rates we consider commercially reasonable.

LICENSES, PATENTS AND TRADEMARKS

     We possess or have licenses to use various patents covering a variety of technologies that form components of our products. Although in the aggregate these patents are of importance to us, we do not consider any single patent to be of a critical or essential nature. We also enjoy product name brand recognition, principally through The Tracker(R), Dyna Drill(R) and other trademarks that we own or possess the right to use, and consider such trademarks to be important to our business.

     Our LWD business is substantially dependent upon technologies that we acquired in the PathFinder acquisition. Through non-exclusive, worldwide, royalty free licenses granted to us by Halliburton, Honeywell, and other third-party licensors, and a royalty bearing non-exclusive, worldwide license granted to us by Schlumberger, we possess the right to use, but do not own and may not sublicense, these technologies. These licenses have termination dates, subject to renewal in some cases, ranging from March 31, 2004 through November 6, 2007. Some of the licenses have perpetual terms.

     In connection with the PathFinder acquisition, Halliburton agreed to defend and indemnify us with respect to any claim of infringement or misappropriation by third parties with regard to the intellectual property, such as patents, copyrights, trade secrets and trademarks, that were conveyed to us in the PathFinder acquisition. This indemnity protects us in the event of a loss arising out of any suit or settlement resulting from a claim of infringement of patents, copyrights or trade secrets of third parties by the PathFinder assets. The indemnity applies to claims made on or before March 29, 2001.

     Prior to March 29, 2001, we became aware of potential third-party infringement claims. Even if these third-party claims are not covered by the Halliburton indemnity, we believe that any liability incurred due to these claims would not be likely to have a material adverse effect on our business or operations.

     We have employment or royalty agreements with certain of our employees who have been involved in the development of technologies that are important to our business. In general, these agreements provide that we must pay royalties to these employees based upon the amount of revenues that their technologies are used to produce. In some cases, these agreements provide for acceleration of these royalty payments upon the occurrence of specified events, such as a change in control of our company.

GOVERNMENT REGULATION

     Our business is significantly affected by foreign, federal, state and local laws and regulations relating to the oil and natural gas industry, the refining and petrochemical industry, worker safety and environmental protection. Changes in these laws, including more stringent administrative regulations and increased levels of enforcement of these laws and regulations, will affect our business. We cannot predict the level of enforcement of existing laws and regulations or how these laws and regulations may be interpreted by enforcement agencies or court rulings or the effect changes in these laws and regulations may have on us or our businesses, our results of operations, our cash flows or our financial condition. We also are not able to predict whether additional laws and regulations will be adopted.

     We depend on the demand for our products and services from oil and natural gas companies, oilfield service companies and refining and petrochemical companies. This demand is affected by changing taxes, price controls and other laws and regulations relating to the oil and natural gas industry and the refining and petrochemical industry, generally. The adoption of laws and regulations curtailing exploration and development drilling for oil and natural gas in our areas of operation for economic, environmental or other policy reasons could also adversely affect our operations by limiting demand for our products and services. In addition, our maintenance and safety related services are substantially dependent on the cleaning and maintenance operations of our customers. Numerous local, state and federal laws and regulations affect the necessity, timing and frequency of the cleaning and maintenance operations of refining and petrochemical companies and, consequently affect the demand for our products and services. We cannot determine the extent to which our future operations and earnings may be affected by new laws or legislation, new regulations or changes in existing laws, regulations or enforcement.

     Some of our employees who perform services on offshore platforms and vessels are covered by the provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws have the effect of making the liability limits established under state workers' compensation laws inapplicable to these employees and, instead, permit them or their representatives to pursue actions against us for damages from job-related injuries, with generally no limitations on our potential liability.

     Our operations are subject to numerous foreign, federal, state and local laws and regulations governing the manufacture, management and/or disposal of materials and wastes in the environment and otherwise relating to environmental protection. Numerous governmental agencies issue regulations to implement and enforce these laws which are often difficult and costly to comply with, and the violation of which may result in the revocation of permits, issuance of corrective action orders, assessment of administrative and civil penalties and even criminal prosecution. For example, state and federal agencies have issued regulations implementing environmental laws that regulate environmental and safety matters, such as restrictions on the types, quantities, and concentration of various substances that can be released into the environment in connection with specialty chemical manufacturing and tank vacuum or other field service operations, remedial measures to prevent pollution arising from current and former operations, and requirements for worker safety training and equipment usage. Our management believes that we are in compliance in all material respects with applicable environmental laws and regulations and, further, does not anticipate that compliance with existing laws and regulations will have a material effect on us.

     We generate wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act (RCRA) and comparable state statutes. The U.S. Environmental Protection Agency (EPA) and state agencies have limited the approved methods of disposal for some types of hazardous and nonhazardous wastes. Furthermore, it is possible that certain wastes handled by us in connection with our tank vacuum or other field service activities that currently are exempt from treatment as "hazardous wastes" may in the future be designated as "hazardous wastes" under RCRA or other applicable statutes, and therefore be subject to more rigorous and costly operating and disposal requirements.

     The federal Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), also known as the "Superfund" law, and comparable state statutes impose liability, without regard to fault or legality of the original conduct, on classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed of or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We currently lease a number of properties upon which activities involving the handling of hazardous substances or wastes may have been conducted by third parties not under our control. These properties may be subject to CERCLA, RCRA and analogous state laws in the future. Under these laws and implementing regulations, we could be required to remove or remediate previously discarded hazardous substances and wastes or property contamination that was caused by these third parties. These laws and regulations may also expose us to liability for our acts that were in compliance with applicable laws at the time the acts were performed.

     Our operations may result in discharges of pollutants into waters. The Federal Water Pollution Control Act (FWPCA) and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state waters or waters of the United States. The discharge of pollutants are prohibited unless permitted by the EPA or applicable state agencies. In addition, the Oil Pollution Act of 1990 (OPA) as amended by the Coast Guard Authorization Act of 1996, imposes a variety of requirements on "responsible parties" related to the prevention of oil spills and liability for damages, including natural resource damages, resulting from such spills in waters of the United States. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The FWPCA and analogous state laws provide for administrative, civil and criminal penalties for unauthorized discharges and, together with OPA, impose rigorous requirements for spill prevention and response planning as well as substantial potential liability for the costs of removal, remediation, and damages in connection with any unauthorized discharges. While our management believes that we are in substantial compliance with applicable permitting, planning, and discharge requirements under the FWPCA and OPA, we nevertheless have been recently notified by the City of Houston of an investigation of alleged unpermitted discharges from our facility in Houston, Texas, that may have entered into a stormwater drain. We do not yet have sufficient information to determine the outcome of this matter or whether any enforcement will be pursued. However, we do not anticipate that possible actions resulting from this investigation will have a material adverse effect on our business or operations.

     The Atomic Energy Act, which provides for the development and regulation of commercial nuclear power, authorizes the Nuclear Regulatory Commission (NRC) to regulate radioactive "source material." A "source material" is uranium and thorium that can be used to produce nuclear fuels, but that has not yet been "enriched" to be fissionable. Under the Atomic Energy Act, the NRC has entered into cooperative agreements with the states of Texas, Louisiana, and Mississippi that authorize those states to regulate and license the use of source material. Source material is used by several of our companies, including PathFinder, Perf-O-Log, and Diamond Wireline, in connection with logging exploratory wells in Louisiana, Mississippi, and Texas. We have obtained licenses from the Louisiana Department of Environmental Quality, the Texas Department of Health and Radiological Control, and the Mississippi Department of Health and Radiological Control that allow us to store and use these source materials in connection with our well logging activities in these three states. We believe that we are in compliance with the terms and conditions of our source material state licenses.

     As part of the oilfield products and services provided by our Charles Holston company in Louisiana, we have in the past been involved in treating, removing, and disposing of naturally occurring radioactive material (NORM) which is generated in connection with oil and gas exploration and production activities. The Atomic Energy Act does not regulate NORM; rather, NORM is regulated by the states. Under authority granted by Louisiana law, the Louisiana Department of Environmental Quality has adopted regulations establishing radiation, health, and safety requirements for the possession, use, transfer, treatment, storage, and disposal of NORM, and the recycling of NORM-contaminated equipment. These regulations authorize the issuance of "specific licenses" to qualified companies to remove and dispose of regulated NORM that has contaminated oilfield equipment such as tanks and pipes as well as surficial soils, including soils comprising oilfield pits. We have in the past held, and currently hold, a specific license for treating, removing, and disposing of NORM in Louisiana. We believe that our past NORM activities under our previous specific license were performed in compliance with applicable Louisiana Department of Environmental Quality NORM requirements, and expect our future handling of regulated NORM to be in accordance with applicable state NORM requirements.

CUSTOMERS

     Our customers include major and independent oil and natural gas companies and independent directional drillers operating onshore in the United States, Canada and Europe and offshore in the Gulf of Mexico, the North Sea, the Mediterranean Sea, the Caspian Sea, the Persian Gulf and Brazil. Our customers also include refinery and petrochemical companies located on the Gulf Coast. Additionally, we provide drilling fluids to other oilfield services companies on a wholesale basis. We provide services and equipment to a broad range of customers and, therefore, we believe that we are not dependent on any single customer or group of customers. For the year ended December 31, 2000, no single customer or group of affiliated customers accounted for 10% or more of our revenues. We generally enter into informal, nonbinding commitments with our customers, which are customary within our business lines.

SUPPLIERS

     We obtain our rental tools, certain parts and components of our drilling motors and LWD and MWD tools and certain chemicals and additives used in producing our drilling fluids from various third-party suppliers. We do not believe that any one supplier of these products is material to us. We have not experienced and do not foresee experiencing a shortage of any of these products.

COMPETITION

     We operate in highly competitive areas of the oilfield services industry. The depressed oil and natural gas prices and the resulting decline in the oil and natural gas industry in the 1980s and in 1998 and early 1999 has led to a consolidation of the number of companies providing services similar to those we provide. Many of our competitors are larger and have greater marketing, distribution, financial and other resources than we do.

     DRILLING RELATED PRODUCTS AND SERVICES. We experience significant competition in our drilling related products and services segment. In this segment, we principally compete on the basis of reputation, technology, quality, price and availability. Competitors in our LWD and MWD businesses include divisions of Baker Hughes, Halliburton and Schlumberger. Small and large independent oilfield service companies also compete with us in our MWD business. In our rental tool business, our competitors range from small, independent oilfield service companies to much larger oilfield service companies such as Weatherford International. In addition, many of our customers own and operate large inventories of equipment they might otherwise rent and have the ability to purchase additional equipment, as opposed to renting. Competitors in our downhole drilling motors business and our drilling fluids and specialty chemicals business include both small and large independent oilfield service companies.

     COMPLETION AND WORKOVER RELATED PRODUCTS AND SERVICES. We experience significant competition in our completion and workover related products and services segment. In this segment, we principally compete on the basis of price, quality, reputation, availability and range of services offered. Our competitors in this segment include the major oilfield service companies and both small and large independent oilfield service companies.

     MAINTENANCE AND SAFETY RELATED PRODUCTS AND SERVICES. Our maintenance and safety related products and services segment also experiences significant competition. In this segment, we compete principally on the basis of quality, reputation and price. Competition in our safety equipment business is fragmented and our competitors vary widely. We have a variety of competitors in our cleaning and waste management business ranging from large public companies to small independent, single-location operators.

     We may not be able to continue operating at current volumes or prices if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics than our products and services. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations and financial condition. In the future, we also may face the threat of competition from companies providing products similar to ours over the Internet. These potential Internet companies may have greater technical capabilities and access to greater financial resources than we have. This may place us at a disadvantage in responding to the Internet offerings of these competitors, technological changes in the Internet or changes in our customers' requirements. Furthermore, competition among oilfield service and equipment providers is also based on the provider's reputation for safety and quality. Although we believe that our reputation for safety and quality service is good, there can be no assurance that we will be able to maintain this reputation and, thus, our competitive position.

EMPLOYEES


     As of April 30, 2001, we had 1,148 employees. None of our employees are represented by a union or covered by a collective bargaining agreement. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

     We are a party to various routine legal proceedings that primarily involve commercial claims and workers' compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of all of these proceedings, even if determined adversely, would not have a material adverse effect on our business or financial condition.

     Two separate lawsuits, Keith Vienne, et al. v. Conoco, Inc., et al., No. 74,427, and Larry Mouton, et al. v. Conoco, Inc., et al., No. 75,038, were filed in 1999 in Louisiana state court against six defendants, including Conoco, Inc., the primary operator of the field beginning in the 1950s, and Guillory Tank Truck Service, Inc., an oilfield waste disposal company. One of our subsidiaries, Charles Holston, Inc., purchased the assets of Guillory Tank Truck Service, Inc. in 1989. These cases have several hundred plaintiffs who allege that they and their property have been exposed to improperly handled oil, gas, and oilfield waste over a 40-year period in connection with the operation of an oilfield approximately four miles north of Rayne, Louisiana. The plaintiffs allege that Guillory Tank Truck Service, Inc. improperly disposed of oilfield waste from the field at various unspecified times over the years. The plaintiffs are seeking an unspecified amount of general, special and exemplary damages. These cases, which are being consolidated for trial purposes, are in the initial phase of discovery, and it is too early for us to predict a range of exposure or a likely outcome. However, we believe that under the terms of the asset purchase agreement entered into in 1989 to acquire these assets, Charles Holston, Inc. is not contractually liable for any acts which may result in liability prior to the acquisition of these assets. We do not expect these two lawsuits to have a material adverse effect on our financial condition or results of operations.

     For a discussion of the claims relating to intellectual property rights, please read "Licenses, Patents and Trademarks."

PROPERTIES

     Our principal executive offices are located at 10370 Richmond Avenue, Suite 990, Houston, Texas 77042, and our telephone number is (713) 974-9071. Our businesses are conducted out of sales offices and facilities located throughout the United States and Europe. Set forth below is a chart describing the locations of these sales offices and facilities:

BUSINESS                                                    LOCATION
--------                                                    --------
Drilling Related Products and Services
  LWD/MWD................................   Lafayette and New Orleans, Louisiana;
                                            Houston and Victoria, Texas; Casper,
                                            Wyoming; Stavanger, Norway; Aberdeen,
                                            Scotland; Macae, Brazil; Dubai, United
                                            Arab Emirates; Edmonton, Canada and
                                            Cairo, Egypt
  Rental Tools...........................   Lafayette and New Iberia, Louisiana;
                                            Denver, Colorado; Houston, Dallas, Corpus
                                            Christi and Victoria, Texas
  Downhole Drilling Motors...............   Lafayette, Louisiana; Elk City, Oklahoma;
                                            Houston, Texas; Stavanger, Norway;
                                            Aberdeen, Scotland
  Drilling Fluids........................   Jennings, Louisiana; Carlsbad and Hobbs,
                                            New Mexico; Kingsville, Conroe, Victoria,
                                            Lufkin, Zapata, Edinburg, Midland,
                                            Abilene, Jacksboro and Houston, Texas

BUSINESS                                                    LOCATION
--------                                                    --------
Completion and Workover Related Products
  and Services
  Wireline Logging and Perforating.......   Lafayette and Houma, Louisiana; Laurel,
                                            Mississippi; Corpus Christi and Tyler,
                                            Texas
  Polymers and Specialty Chemicals.......   Jennings, Louisiana; Carlsbad and Hobbs,
                                            New Mexico; Kingsville, Conroe, Victoria,
                                            Lufkin, Zapata, Edinburg, Midland,
                                            Abilene, Jacksboro and Houston, Texas
  Tubing.................................   New Iberia, Louisiana
  Coiled Tubing..........................   Broussard, Louisiana
Maintenance and Safety Related Products
  and Services
  Waste Management.......................   Eunice and Jennings, Louisiana
  Safety Equipment.......................   Decatur and Mobile, Alabama; Gonzales and
                                            Sulphur, Louisiana; Beaumont, Corpus
                                            Christi and Houston, Texas

     With the exception of our Lafayette (LWD/MWD) and Houma, Louisiana and our Tyler and Corpus Christi, Texas facilities, which are owned, all of these sales offices and facilities are leased pursuant to operating leases for various terms. Some of these sales offices and facilities are leased from employees who were the former owners of our subsidiaries. We believe that all of our leases are at competitive or market rates and do not anticipate any difficulty in leasing suitable additional space upon expiration of our current lease terms.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our executive officers and directors and their ages and positions are as follows:

NAME                                     AGE                  POSITION
----                                     ---                  --------
Kenneth T. White, Jr. .................  59    Chairman of the Board, President, Chief
                                                 Executive Officer and Director
Jeffrey L. Tepera......................  35    Vice President, Secretary and Chief
                                                 Financial Officer
William J. Thomas III..................  49    Vice President
Ernesto Bautista, III..................  29    Vice President and Corporate Controller
Jonathan F. Boucher....................  44    Director
John W. Jordan II......................  53    Director
David W. Zalaznick.....................  47    Director
J. Jack Watson.........................  74    Director
Christopher Mills......................  48    Director
Robert H. Whilden, Jr. ................  66    Director
Milton L. Scott........................  44    Director

     Our board of directors consists of eight members. Each of our directors will serve until the next annual meeting of the shareholders or until his death, resignation or removal, whichever is earlier. Directors are elected annually and executive officers hold office for such terms as may be determined by our board of directors. Set forth below is a brief description of the business experience of each of our directors and executive officers.

     Mr. White, our founder, has served as a director and as our President, Chairman and Chief Executive Officer since our inception in April 1989. Prior to founding our company, Mr. White participated in the acquisition, development and eventual sale of a number of businesses, including an oil and natural gas products and services business and a manufacturing and distributing company. Mr. White has over 25 years of experience in the oil and natural gas industry.

     Mr. Tepera, a certified public accountant, serves as our Vice President, Secretary and Chief Financial Officer. From December 1997 until March 2000, when Mr. Tepera was appointed to his current positions with us, Mr. Tepera served as our Vice President and Treasurer. From 1989 to December 1997 Mr. Tepera was employed by Arthur Andersen LLP serving in various positions, most recently as Manager in the enterprise group, which specializes in emerging, high growth companies.

     Mr. Thomas has served as our Vice President since May 2000, the Chief Executive Officer of PathFinder Energy Services, Inc. since June 1999 and the President and Chief Executive Officer of Thomas Energy Services, Inc. since June 1994. Mr. Thomas has over 25 years of experience in the oil and natural gas industry and has been employed by Thomas Energy Services since 1974.

     Mr. Bautista, a certified public accountant, has served as Vice President and Corporate Controller since June 2000. From September 1994 to May 2000, Mr. Bautista was employed by Arthur Andersen LLP serving in various capacities, most recently as a Manager in the assurance practice, primarily focusing on emerging, high growth companies.

     Mr. Boucher has served as one of our directors since August 1997. Mr. Boucher has been a partner of The Jordan Company LLC, a private merchant banking firm, since 1983. Mr. Boucher is also a director of Jackson Products, Inc., Jordan Industries, Inc. and Kinetek, Inc. (formerly known as Motors and Gears, Inc.), as well as other privately held companies.

     Mr. Jordan has served as one of our directors since August 1997. Mr. Jordan has been a managing partner of The Jordan Company LLC, a private merchant banking firm, since 1982. Mr. Jordan is also a director of AmeriKing, Inc., Carmike Cinemas, Inc., Jackson Products, Inc., Jordan Industries, Inc., Kinetek, Inc. (formerly known as Motors and Gears, Inc.) and Rockshox, Inc., as well as other privately held companies.

     Mr. Zalaznick has served as one of our directors since August 1997. Mr. Zalaznick has been a managing partner of The Jordan Company LLC, a private merchant banking firm, since 1982. Mr. Zalaznick is also a director of AmeriKing, Inc., Carmike Cinemas, Inc., Jackson Products, Inc., Jordan Industries, Inc., Marisa Christina, Inc. and Kinetek, Inc. (formerly known as Motors and Gears, Inc.), as well as other privately held companies.

     Mr. Watson has served as one of our directors since August 1997. Mr. Watson was Chairman, President and Chief Executive Officer of Newflo Corporation from 1987 to 1996. Newflo is a manufacturer of pumps, valves and meters which, at the time of Mr. Watson's departure, had annual revenues of approximately $250 million.

     Mr. Mills has served as one of our directors since 1990. Mr. Mills is a director of Compass Plastics, Denison Investments PLC, Horace Small PLC, North Atlantic Smaller Companies Investment Trust, a closed end mutual fund, and Oak Industries. Mr. Mills has been the Chief Executive Officer of North Atlantic Smaller Companies Trust since 1984.

     Mr. Whilden has served as one of our directors since our inception in 1989. Since January 2000, Mr. Whilden has served as Senior Vice President and General Counsel of BMC Software, Inc. and is also a director of Tom Brown, Inc., an independent oil and natural gas company. Until December 31, 1999, Mr. Whilden had been a partner since 1970 in the law firm of Vinson & Elkins L.L.P., our counsel in connection with this offering.

     Mr. Scott has served as one of our directors since August 2000. Mr. Scott has served as Senior Vice President and Chief Administrative Officer of Dynegy Inc. since October 1999. From 1977 to October 1999, Mr. Scott was employed by Arthur Andersen LLP, serving in various positions, most recently as partner in charge of the Gulf Coast region's technology and telecommunications practice.

BOARD COMMITTEES

     Our board has an audit committee and a compensation committee but does not have a nominating committee. The current members of the audit committee are Messrs. Scott, Whilden and Watson. The audit committee, which has met three times since our initial public offering in October 2000, is responsible for (1) making recommendations to the board concerning the engagement of our independent public accountants, (2) consulting with the independent public accountants with regard to the audit plan, (3) consulting with our chief financial officer on any matter the audit committee or the chief financial officer deems appropriate in connection with carrying out the audit, (4) reviewing the results of our audits by our independent public accountants, (5) reviewing all related party transactions and all other potential conflict of interest situations, (6) discussing audit recommendations with management and reporting the results of its reviews to the board and (7) performing such other functions as may be prescribed by the board.

     The current members of the compensation committee are Messrs. Whilden and Boucher. The compensation committee administers our stock plans, makes decisions concerning salaries and incentive compensation for our employees and performs such other functions as may be prescribed by our board.

INDEMNIFICATION

     We are parties to indemnification agreements with each of our directors and executive officers. These indemnification agreements provide that we will indemnify our directors or executive officers to the fullest extent permitted by Texas law.

     Our restated articles of incorporation contain provisions relating to the limitation of liability and indemnification of our directors and officers. They provide that directors shall not be personally liable to us or our shareholders for monetary damages for any act or omission in the director's capacity as a director, except for liability for:

     - any breach of a director's duty of loyalty to us or our shareholders;

     - acts or omissions not in good faith or which constitute a breach by a director of a duty owed to us or an act or omission that involves intentional misconduct or a knowing violation of law;

     - a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

     - any act or omission for which the liability of a director is expressly provided by an applicable statute.

     Our restated articles of incorporation also provide that:

     - if Texas law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the amended Texas law; and

     - we may not retroactively amend the provisions in our restated articles of incorporation relating to indemnity in a way that would adversely affect the rights of our directors or officers.

     In addition, our amended and restated bylaws provide that:

     - we are required to indemnify our directors and officers to the fullest extent permitted by Texas law; and

     - we are required to advance all expenses incurred by a director or officer in connection with legal proceedings relating to his service as an officer or director to the fullest extent permitted by Texas law, subject to limited exceptions.

MANAGEMENT OF OPERATING SUBSIDIARIES

     Set forth below is a brief description of the principal executive officer of each of our main operating subsidiaries:

     Bill W. Bouziden has served as the President of Perf-O-Log since October 1998. Prior to serving as President of Perf-O-Log, Mr. Bouziden served as operations manager at Perf-O-Log from September 1997 to September 1998 and at Diamond Wireline from September 1995 to September 1997. Mr. Bouziden has over 15 years of experience in the oil and natural gas industry and wireline business.

     William Max Duncan, Jr. has been the President of Integrity since he co-founded it in 1986. Mr. Duncan has over 20 years of experience in the specialty chemicals and drilling fluids business.

     Shaun R. Gilly has been the Chief Executive Officer of Diamond Wireline since its formation in October 1987. Mr. Gilly has over 30 years of experience in the oil and natural gas industry.

     Stephen T. Goree has been the Chief Executive Officer of Agri-Empresa since its formation in 1977. Mr. Goree was the founder of Agri-Empresa and has over 20 years of experience in the oil and natural gas industry.

     Craig Holston is the Chief Executive Officer of Charles Holston and has been with Charles Holston since its formation in 1985 and has over 15 years of experience in the oil and natural gas industry.

     Glen J. Ritter has served as general manager of Coil Tubing Services, L.L.C. since January 1998. Mr. Ritter has over 20 years experience in the manufacture, rental and operation of coiled tubing units.

     Ronald A. Rose, Sr. has been with Grinding and Sizing since 1988 and has been the President of Grinding and Sizing since 1995. Mr. Rose has over 10 years of experience in the drilling fluids business.

     John Samuell has been the President of PathFinder Energy Services, Inc. since January 2001. Mr. Samuell has over 20 years of experience in the oil and natural gas industry with a concentration in MWD/LWD related services.

     Daniel M. Spiller is the Chief Executive Officer of Drill Motor Services. Mr. Spiller has over 20 years of experience in the design, manufacture, sale, rental and operation of downhole drilling motors. Mr. Spiller organized Drill Motor Services in 1991 and, prior to such time, worked with several recognized leaders in the downhole drilling motor sector.

     Leif R. Syverson has been the Chief Executive Officer of Dyna Drill Technologies since its formation in April 1999, prior to which Mr. Syverson was with Halliburton from March 1997 to April 1999. Mr. Syverson was a managing partner of Nightrider Litigation Service from February 1995 to March 1997. Mr. Syverson has over 15 years of experience in the oil and natural gas industry.

     J.B. Wilson, Jr. is the President of Well Safe and has been with Well Safe since its inception in 1985. Mr. Wilson has over 20 years of experience in the oil and natural gas industry.

EXECUTIVE COMPENSATION

     The following table shows compensation of our chief executive officer and our three other named executive officers for the last three fiscal years.

                                                                                                 NUMBER OF
                                              ANNUAL COMPENSATION                                SECURITIES
                                       ----------------------------------                        UNDERLYING
                                                             OTHER ANNUAL      ALL OTHER      OPTIONS/WARRANTS
NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS     COMPENSATION   COMPENSATION(1)       GRANTED
---------------------------     ----   --------   --------   ------------   ---------------   ----------------
Kenneth T. White, Jr..........  2000   $288,462   $300,000      $   --          $   --                 --
  Chairman, President and       1999    259,616    250,000          --              --            900,900
  Chief Executive Officer       1998    250,000    152,175          --              --                 --
William J. Thomas III.........  2000    222,917    250,000          --           5,250             70,000
  Vice President                1999    196,601    100,000          --           4,500             33,000
                                1998    187,558    101,450          --           4,500                 --
Jeffrey L. Tepera.............  2000    144,846    150,000       7,800           3,173             70,000
  Vice President, Secretary     1999     88,269     20,000       8,100           1,912             16,500
  and Chief Financial Officer   1998     85,000     23,000       7,800              --             16,500
Ernesto Bautista, III.........  2000     60,115     40,000       4,500           1,168             20,000
  Vice President and Corporate  1999         --         --          --              --                 --
  Controller                    1998         --         --          --              --                 --

---------------

(1) Consists of our contractual and discretionary contributions to the named executive officer's 401(k) plan account.

OPTION GRANTS, EXERCISES AND HOLDINGS

     OPTION GRANTS. The following table contains certain information concerning options granted to the named executive officers during the year ended December 31, 2000:

                                INDIVIDUAL GRANTS
                             -----------------------
                                          PERCENT OF                            POTENTIAL REALIZABLE VALUE
                             NUMBER OF      TOTAL                                 AT ASSUMED ANNUAL RATES
                             SECURITIES    OPTIONS                              OF STOCK PRICE APPRECIATION
                             UNDERLYING   GRANTED TO   EXERCISE                     FOR OPTION TERM(3)
                              OPTIONS     EMPLOYEES    PRICE PER   EXPIRATION   ---------------------------
NAME(1)                       GRANTED      IN 2000     SHARE(2)       DATE          5%             10%
-------                      ----------   ----------   ---------   ----------   -----------   -------------
William J. Thomas III......    70,000        17.9%      $16.50     10/11/2010    $726,373      $1,840,773
Jeffrey L. Tepera..........    70,000        17.9        16.50     10/11/2010     726,373       1,840,773
Ernesto Bautista, III......    20,000         5.1        16.50     10/11/2010     207,535         525,935

---------------

(1) No options were granted to Kenneth T. White, Jr. during 2000.

(2) The options were granted at or above the fair market value of our common stock on the date of grant with a term of 10 years, unless otherwise noted.

(3) In accordance with the rules of the Securities and Exchange Commission, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices.

     OPTION AND WARRANT HOLDINGS. The following table sets forth certain information regarding options and warrants held at December 31, 2000:

                                          NUMBER OF SHARES OF
                                        COMMON STOCK UNDERLYING        VALUE OF UNEXERCISED
                                         UNEXERCISED OPTIONS/              IN-THE-MONEY
                                           WARRANTS HELD AT          OPTIONS/WARRANTS HELD AT
                                           DECEMBER 31, 2000             DECEMBER 31, 2000
                                      ---------------------------   ---------------------------
NAME(1)                               EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------                               -----------   -------------   -----------   -------------
Kenneth T. White, Jr.
  Options...........................    690,690        210,210      $10,455,320    $3,182,054
  Warrants..........................    311,438             --        5,443,158            --
William J. Thomas III
  Options...........................     16,500         86,500          249,769       472,894
  Warrants..........................    148,500             --        2,595,409            --
Jeffrey L. Tepera
  Options...........................     20,625         82,375          331,021       416,722
  Warrants..........................         --             --               --            --
Ernesto Bautista, III
  Options...........................         --         20,000               --        63,750
  Warrants..........................         --             --               --            --

---------------

(1) During 2000, there were no options or warrants exercised by the above officers.

EMPLOYMENT AGREEMENTS

     Mr. White serves as our Chairman, President and Chief Executive Officer under an employment agreement, with an initial term expiring March 29, 2002. However, Mr. White's employment agreement contains an option, which has been exercised, that extends Mr. White's employment agreement for a term of three years from the date of our initial public offering or until October 11, 2003. We also have the option to extend the employment agreement for a period of three years from the effective date of certain events, including the completion of a merger or other business combination with a third party in which there is more than a 50% change in stock ownership and board control.

     Mr. White's employment agreement provides for an annual base salary of $300,000 plus a car allowance and such fringe benefits as are available to our executive officers and the executive officers of our subsidiaries. Mr. White is also entitled to receive incentive compensation up to a maximum of 200% of his base compensation each year as determined in the sole discretion of our board. If Mr. White's employment is terminated by the Company for any reason other than for cause, he is entitled to receive his base salary for a period of two years. Mr. White has agreed during the term of the agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in any type of business in which we or any of our subsidiaries are actively engaged in the state of Texas or Louisiana.

     Mr. White received a 10-year option to purchase 900,900 shares of common stock at an exercise price of $4.55 per share. Mr. White's option to purchase 690,690 of these shares has already vested. Mr. White may exercise his options with respect to the remaining 210,210 unvested shares on or after March 29, 2002. Under certain circumstances, vesting of the options may accelerate and Mr. White will be permitted to exercise these options immediately in full. These circumstances include a merger or consolidation of our company with another entity in which our company is not the surviving entity, a sale, lease or exchange of all or substantially all of our assets to any other person or entity, our dissolution or bankruptcy, or the acquisition by a person or entity of ownership or control of more than 50% of the outstanding shares of our voting stock.

     Mr. Thomas serves as our Vice President under an employment agreement with an initial term expiring May 1, 2003. However, Mr. Thomas's employment agreement may be renewed automatically for an additional period ending April 30, 2006, unless terminated by Mr. Thomas or us. Mr. Thomas's employment agreement provides for an annual salary of $250,000 plus a car allowance and other benefits. Mr. Thomas is also entitled to incentive compensation up to a maximum of 100% of his base compensation each year as determined by the compensation committee. Under the agreement, Mr. Thomas's salary will be reviewed every two years by the Company's Compensation Committee for possible increases based on Mr. Thomas's performance. If we terminate Mr. Thomas's employment for any reason other than for cause, he is entitled to receive his salary for two years. Mr. Thomas has agreed, during the term of the agreement and for a period of one year after any voluntary termination that he will not be employed by or associated with or own any entity which is engaged in any type of business in which we or any of our subsidiaries are actively engaged in the state of Texas or Louisiana.

     Mr. Tepera serves as our Vice President, Secretary and Chief Financial Officer under an employment agreement with an initial term expiring March 26, 2002. However, Mr. Tepera's employment agreement may be renewed automatically for an additional period ending March 26, 2005, unless terminated by Mr. Tepera or us. Mr. Tepera's employment agreement provides for an annual salary of $150,000 plus a car allowance and other benefits. Mr. Tepera is also entitled to incentive compensation each year, as determined by the compensation committee. Under the agreement, Mr. Tepera's salary will be reviewed every two years by the compensation committee for possible increases based on Mr. Tepera's performance. If we terminate Mr. Tepera's employment for any reason other than for cause, he is entitled to receive his salary for two years. Under Mr. Tepera's employment agreement, Mr. Tepera has agreed for a period of one year from the date of voluntary termination that he will not be employed or associated with or own any entity which is engaged in any type of business in which we or any of our subsidiaries are actively engaged in the state of Texas or Louisiana.

     Mr. Bautista serves as our Vice President and Corporate Controller under an employment agreement with an initial term expiring May 31, 2003. However, Mr. Bautista's employment agreement may be renewed automatically for an additional period ending May 31, 2006, unless terminated by Mr. Bautista or us. Mr. Bautista's employment agreement provides for an annual salary of $90,000 plus a car allowance and other benefits. Mr. Bautista is also entitled to incentive compensation each year, as determined by the compensation committee. Under the agreement, Mr. Bautista's salary will be reviewed every two years by the compensation committee for possible increases based on Mr. Bautista's performance. If we terminate Mr. Bautista's employment for any reason other than for cause, he is entitled to receive his salary for two years. Under Mr. Bautista's employment agreement, Mr. Bautista has agreed for a period of one year from the date of voluntary termination that he will not be employed or associated with or own any entity which is engaged in any type of business in which we or any of our subsidiaries are actively engaged in the state of Texas or Louisiana.

COMPENSATION OF DIRECTORS

     Beginning with our first regular annual meeting of the board on May 15, 2001, and at each annual meeting after that, each then serving independent director will receive an annual fee of $10,000 for his services to us, plus reimbursement of reasonable out-of-pocket expenses incurred in attending meetings of the board and for other reasonable expenses related to the performance of his duties as director.

STOCK OPTION PLAN

     GENERAL. Our 1997 Stock Option Plan allows us to grant stock option awards to our key employees (including key employees of our subsidiaries and officers and directors). The option plan provides for the grant of nonqualified stock options (that is, options that do not constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code). The purpose of the plan is to strengthen our ability to attract, motivate and retain key employees and to provide a stronger incentive to employees to work for our success.

     RESERVATION OF SHARES. The number of shares authorized for issuance under our option plan is 2,475,000. Shares of common stock issued under the option plan will be available from authorized but unissued shares of common stock or treasury shares. If any shares of common stock that are the subject of an award are not issued and cease to be issuable for any reason, these shares will no longer be charged against the maximum share limitation and may again be made subject to awards under the option plan. In the event of certain corporate reorganizations, recapitalizations or other specified corporate transactions affecting us or our common stock, proportionate adjustments may be made to the number of shares available under the option plan, the applicable maximum share limitations under the option plan and the number of shares and prices subject to outstanding options at the time of the event.

     ADMINISTRATION. The plan is currently administered by a committee of, and appointed by, our board of directors. If a committee is not appointed by our board, the board acts as the committee. Subject to certain limitations, the committee has the authority to determine the key employees to whom options are granted, the time options are granted, the number of shares subject to options, the exercise price of an option, the time or times at which the option will become vested, the inclusion of stock appreciation rights, the duration of the option, and other terms and conditions that may be applicable. The committee also has the power to interpret the option plan and may provide for the acceleration of the vesting or exercise period of an option at any time prior to its expiration or upon the occurrence of specified events.

     CHANGE IN CONTROL. In the event of a "change in control" (as defined in the option plan), the committee may, in its discretion, cause one or more of the following actions to apply to some or all of the outstanding options:

     - the acceleration of time periods for purposes of exercising or vesting in an option;

     - providing for the cash settlement of an award; or

     - such other modification or adjustment to the award as the committee deems appropriate.

     TERM AND AMENDMENT. Our board may, in its discretion, terminate or amend the option plan at any time with respect to any shares for which options have not been granted. If not sooner terminated, the option plan will terminate upon and no further options will be granted after August 10, 2007, the expiration of ten years from the date of the option plan's adoption by our board. In addition, the option plan will be terminated as to future option grants and no option grants will be made under the plan from and after June 12, 2001 if our shareholders do not approve the option plan at our annual shareholders meeting on June 12, 2001, as described below under "Shareholder Approval and Plan Amendment."

     SHAREHOLDER APPROVAL OF PLAN AMENDMENT. In March 2001, our board adopted, subject to shareholder approval, an amendment to the option plan that would, among other things, increase the number of shares authorized for issuance under the option plan from 2,475,000 to 3,750,000. In addition, and as a means of causing options granted under the option plan to qualify as "performance based" compensation which is exempt from the compensation deduction limitations of
Section 162(m) of the Internal Revenue Code, the amendment provides that:

     - the option plan will be administered by a committee comprised solely of outside directors;

     - options intended to qualify as "performance based compensation" will have a per share option price not less than the fair market value of a share of common stock on the date of grant of such option; and

     - the maximum number of shares of common stock that may be subject to options granted to any individual during the term of the option plan will not exceed 250,000 shares of common stock.

     If the shareholders approve the option plan as amended, the changes to the plan will become effective June 12, 2001.

     If the shareholders do not approve the option plan as amended, no further option grants may be made under the option plan from and after June 12, 2001.

     OPTIONS OUTSTANDING. As of March 31, 2001, options with respect to a total of 2,507,889 shares of our common stock were outstanding under the option plan. Each of the options has a term of ten years from the date of grant and vests ratably over a four year period in increments of 25% for each full year of service following the date of grant. Additional options covering 900,900 shares of common stock were granted to Mr. White on March 29, 1999 under a separate non-statutory stock option plan. These options are discussed separately under "Management -- Employment Agreements -- Mr. White."

OTHER COMPENSATORY ARRANGEMENTS

     RETIREMENT PLAN. We provide our employees with a 401(k) plan pursuant to which we contribute $1.00 for each $1.00 contribution by the employee on the first 3% of salary that the employee contributes to the plan.

     HEALTH PLAN. We provide our employees with a traditional major medical plan that pays 80% to 90% of an employee's medical expenses. Our health plan is partially self-insured with a specific individual loss of limit of $100,000 and an aggregate annual stop loss limit. We also offer our employees voluntary plans to cover dental and vision care, the cost of which is paid for by the participating employee at a rate of 50% and 100%, respectively.

     GROUP LIFE INSURANCE. We provide group term life insurance for each of our employees which pays a $20,000 death benefit ($40,000 if death is the result of an accident) to the employee's estate or beneficiary.

     DISABILITY INSURANCE. We provide group short-term and long-term disability insurance plans to our employees.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a discussion of transactions between us and our executive officers, directors and shareholders owning more than five percent of our common stock. We believe that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.

TRANSACTIONS WITH THE JORDAN COMPANY LLC, ITS AFFILIATES AND RELATED ENTITIES

  Recapitalization

     In August 1997, we entered into an Agreement and Plan of Recapitalization with W-H Investment, L.P. providing for a series of equity and debt transactions which resulted in a recapitalization and change in our controlling ownership. In connection with the recapitalization, we issued our 12 1/2% senior subordinated notes to JZ Equity Partners PLC for $24.0 million.

     In March 2000, in lieu of making the interest payment on the 12 1/2% senior subordinated notes due on March 15, 2000, we issued to JZ Equity Partners PLC $1.5 million in additional notes, bearing interest initially at the rate of 14 1/2% per annum, and maturing on September 15, 2007. On September 15, 2000, in lieu of making the interest payment on the 12 1/2% senior subordinated notes due on September 15, 2000 and the 14 1/2% payment-in-kind notes issued in March 2000, we issued to JZ Equity Partners PLC $1.6 million in additional notes. Concurrent with the closing of our initial public offering, a portion of the proceeds of that offering along with borrowings under our credit facility were used to repay in full these notes and all accrued interest on these notes.

     In addition, in March 2000, we paid JZ Equity Partners PLC $120,000 in connection with obtaining its consent to amendments being made to our former credit facility.

     W-H Investment, L.P. and W-H Investment II, G.P. are affiliated with The Jordan Company LLC, a private merchant banking firm. JZ Equity Partners PLC, a publicly traded U.K. investment trust, is a limited partner of W-H Investment, L.P. and a general partner of W-H Investment II, G.P. Two of our directors, Messrs. Boucher and Zalaznick, are members of W-H Investment GP, L.L.C., the general partner of W-H Investment, L.P. and the managing general partner of W-H Investment II, G.P. Three of our directors, Messrs. Zalaznick, Boucher and Watson, are limited partners of W-H Investment, L.P. One of our directors, Mr. Watson, is a general partner in W-H Investment II, G.P. The John W. Jordan II Revocable Trust is a member of W-H Investment GP, L.L.C. and is a limited partner in W-H Investment, L.P.

  Consulting Agreement

     At the time of our recapitalization, we entered into a consulting agreement with TJC Management Corp., an affiliate of The Jordan Company LLC, W-H Investment, L.P. and W-H Investment II, G.P., two of our principal shareholders and JZ Equity Partners PLC. This agreement was amended and restated on March 26, 1999.

     Concurrent with the completion of our initial public offering and in consideration of a payment by us to TJC Management of $250,000, the consulting agreement was terminated. In 2000, we paid TJC Management approximately $925,000 under the consulting agreement.

  Transaction Advisory Agreement

     At the time of our recapitalization, we also entered into a transaction advisory agreement with TJC Management, pursuant to which TJC Management renders consulting services to us and our subsidiaries in connection with our acquisitions, divestitures and investments. This agreement was amended and restated on March 29, 1999.

     The transaction advisory agreement provides for:

     - an investment banking and sponsorship fee payable by us of 2% of the aggregate consideration paid:

      - by us for any acquisition we consummate,

      - by us in connection with any joint venture or minority investment, or

      - to us in connection with any sale by us of substantially all of our stock or assets or the stock or assets of any of our subsidiaries;

     - a financial consulting fee of 1% of the amount obtained or made available to us and/or our subsidiaries pursuant to any debt, equity or other financing with the assistance of TJC Management;

     - payment by us of fees for extraordinary services rendered by TJC Management; and

     - payment by us of an amount equal to TJC Management's out-of-pocket expenses, including an allocable amount of TJC Management's overhead expenses attributable to services provided to us.

     The original term of the transaction advisory agreement ends December 31, 2007. However, unless either party elects to terminate the agreement, the agreement automatically will be renewed for successive one-year terms starting December 31, 2007. In addition, the agreement may be terminated with 90 days' prior written notice from us to TJC management at any time after substantially all of our stock or substantially all of our assets are sold to any entity unaffiliated with TJC management and/or a majority of our shareholders.

     In 2000, we paid TJC Management approximately $1,777,000 under the transaction advisory agreement, in lieu of the amounts that otherwise would have been due under the transaction advisory agreement, for services rendered in connection with our initial public offering.

     In May 2001, we paid TJC Management approximately $500,000 under the transaction advisory agreement for services rendered in connection with the amendment of our credit facility.

TRANSACTIONS WITH DLJ MERCHANT BANKING PARTNERS II, L.P., ITS AFFILIATED INVESTMENT FUNDS AND THEIR AFFILIATES

  Notes and Warrants

     In March 1999, we issued $40.0 million of our 13% senior subordinated notes to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds. In May 1999, we redeemed $5.0 million in principal amount of our 13% senior subordinated notes from these holders, leaving $35.0 million in principal amount of these notes outstanding. In March 2000, in lieu of making the interest payment due on these notes on April 1, 2000, we issued to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds additional notes in an aggregate principal amount of $2.275 million, bearing interest at the rate of 14% per annum, and maturing on April 1, 2006. On October 1, 2000, in lieu of making the interest payment on the 13% senior subordinated notes due on October 1, 2000 and the 14% payment-in-kind notes issued in April 2000, we issued to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds $2.434 million in additional notes, bearing interest at a rate of 14% per annum, and maturing on April 1, 2006. Concurrent with the closing of our initial public offering, a portion of the proceeds from that offering along with borrowings under our credit facility were used to repay in full these notes and all accrued interest on these notes.

     In March 1999, at the time we issued our 13% senior subordinated notes, we also issued warrants to purchase 6,115,263 shares of our common stock to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds. Under the terms of these warrants, the number of shares of common stock issuable in respect of these warrants was automatically reduced to 4,756,323 when we prepaid $5 million in principal amount of our 13% senior subordinated notes in May 1999. In connection with our initial public offering, DLJ Merchant Banking Partners II, L.P. and these funds entered into an exchange agreement with us pursuant to which these entities were issued 2,974,436 shares of common stock in respect of these warrants.

     In March 2000, we paid DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds $175,000 in connection with obtaining their consent to amendments being made to our former credit facility.

  Credit Agreement

     DLJ Capital Funding, Inc. served as syndication agent in connection with our former credit facility. For these services, DLJ Capital Funding, Inc. was paid fees of $277,500 in 2000. In consideration for acting as arranger of and providing a commitment for our new credit facility, we paid to DLJ Capital Funding, Inc. an arrangement fee of approximately $2.1 million.

     Credit Suisse First Boston, New York branch, served as syndication agent in connection with, and as a lender under, the amendment to our credit facility entered into in May 2001. For these services, Credit Suisse First Boston, New York branch, will be paid customary fees. DLJ Capital Funding, Inc. and Credit Suisse First Boston, New York branch, are affiliates of DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds.

  Initial Public Offering

     Credit Suisse First Boston Corporation was a co-lead managing underwriter of our initial public offering, and Donaldson, Lufkin & Jenrette Securities Corporation and DLJdirect Inc. were co-managing underwriters of that offering. These entities received customary underwriting fees in the aggregate of approximately $5,200,000 in connection with that offering. Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and DLJdirect Inc. (now known as CSFBdirect Inc.) are affiliates of DLJ Merchant Banking Partners II, LP and its affiliated investment funds.

INDEMNIFICATION AGREEMENTS

     We are a party to indemnification agreements with our directors and executive officers containing provisions requiring us to, among other things, indemnify them against liabilities that may arise by reason of their service to us, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses they incur as a result of any proceeding against them as to which they could be indemnified.

LEASE AGREEMENT

     Our subsidiary, Thomas Energy Services, Inc. leases its facilities in Lafayette, Louisiana from Mr. Thomas, the Company's Vice President. In 2000, we paid Mr. Thomas $108,000 under this lease.

TRANSACTIONS WITH PENNY-FARTHING PRESS, INC.

     Kenneth T. White, Jr., our Chairman, President and Chief Executive Officer, is the owner of Penny-Farthing Press Inc., a publishing company, which occasionally performs services for us and several of our subsidiaries. In 2000, we made payments to Penny-Farthing Press, Inc. for graphic design and other services amounting to $59,902. During that same period Penny-Farthing Press made payments to us in the amount of $33,064 primarily for rental of office space.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table indicates the beneficial ownership, as of May 31, 2001, of our common stock by:

     - each director;

     - each named executive officer under "Management -- Executive
       Compensation;"

     - each person known by us to own more than 5% of the outstanding shares of our common stock;

     - the selling shareholders; and

     - all of our directors and executive officers as a group.


     Beneficial ownership is determined in accordance with the rules of the SEC computing the number of shares beneficially owned by a person and the percentage ownership of that person. Shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.



     Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by that person. Unless otherwise indicated, the address of each shareholder listed below is c/o W-H Energy Services, Inc., 10370 Richmond Avenue, Suite 990, Houston, Texas 77042. All of the selling shareholders, other than Messrs. Saul, Bull, T. Goree and Brock, have or within the past three years have had, a position, office or other material relationship with us or our affiliates, as described under "Management" and "Relationships and Related Transactions."


                                                    BEFORE OFFERING                               AFTER OFFERING
                                              ---------------------------      SHARES       ---------------------------
                                                 SHARES       PERCENTAGE     OFFERED BY        SHARES       PERCENTAGE
                                              BENEFICIALLY   BENEFICIALLY       THIS        BENEFICIALLY   BENEFICIALLY
NAME OF BENEFICIAL OWNER                         OWNED          OWNED       PROSPECTUS(1)      OWNED          OWNED
------------------------                      ------------   ------------   -------------   ------------   ------------
W-H Investment, L.P.(2)(3)(4)...............   4,253,906         17.7%        1,481,907       2,771,999        10.2%
  c/o The Jordan Company LLC
  767 Fifth Avenue
  New York, New York 10153
W-H Investment II, G.P.(2)(3)(5)............   4,253,906         17.7         1,481,907       2,771,999        10.2
  c/o The Jordan Company LLC
  767 Fifth Avenue
  New York, New York 10153
DLJ Merchant Banking Partners II, L.P. and
  affiliated investment funds(3)(6).........   2,974,436         12.7         1,036,186       1,938,250         7.1
  c/o DLJ Merchant Banking Partners II, L.P.
  277 Park Avenue
  New York, New York 10172
Daniel M. Spiller(7)........................     140,250        *                57,750          82,500       *
John B. Wilson, Jr.(7)......................      82,600        *                41,250          41,350       *
Duncan Family Trust(7)......................     174,042        *               113,003          61,039       *
Billy Carson Saul(7)........................     118,701        *                85,333          33,368       *
Burt Loring Bull(7).........................     118,701        *                85,333          33,368       *
Ronald A. Rose, Sr.(7)......................      99,000        *                49,500          49,500       *
Stephen T. Goree(7).........................     183,150        *                45,788         137,362       *
Travis Goree(7).............................      60,400        *                14,850          45,550       *
E. Ashford Brock(7).........................       5,775        *                 2,475           3,300       *
Kenneth T. White, Jr.(8)....................   1,398,128          5.7           155,718       1,242,410         4.4
Jeffrey L. Tepera(9)........................      20,625        *                    --          20,625       *
William J. Thomas III(10)...................     231,000          1.0            74,250         156,750       *
Ernesto Bautista, III.......................          --           --                --              --          --

                                                    BEFORE OFFERING                               AFTER OFFERING
                                              ---------------------------      SHARES       ---------------------------
                                                 SHARES       PERCENTAGE     OFFERED BY        SHARES       PERCENTAGE
                                              BENEFICIALLY   BENEFICIALLY       THIS        BENEFICIALLY   BENEFICIALLY
NAME OF BENEFICIAL OWNER                         OWNED          OWNED       PROSPECTUS(1)      OWNED          OWNED
------------------------                      ------------   ------------   -------------   ------------   ------------
John W. Jordan II(11).......................          --           --                --              --          --
David W. Zalaznick(11)......................          --           --                --              --          --
Jonathan F. Boucher(11).....................          --           --                --              --          --
J. Jack Watson(11)..........................          --           --                --              --          --
Christopher Mills(12).......................      49,500        *                    --          49,500       *
Robert H. Whilden, Jr.(13)..................      65,043        *                24,750          40,293       *
Milton L. Scott.............................          --           --                --              --          --
All directors and officers as a group (11
  persons)(11)(12)..........................   1,764,296          7.2           254,718       1,509,578         5.4

---------------

  *  Represents less than 1% of the outstanding common stock.

 (1) Includes warrants to purchase the following number of shares of our common stock to be sold by the selling shareholders to, and exercised by, the underwriters in connection with this offering: W-H Investment, L.P. -- 623,906; W-H Investment II, G.P. -- 623,906; DLJ Merchant Banking Partners II, L.P. and affiliated investment funds -- none; and for each of the remaining selling shareholders -- all of the shares listed above to be sold by each such selling shareholder in the offering.

 (2) Prior to the completion of this offering, W-H Investment, L.P. and W-H Investment II, G.P. intend to distribute to their respective partners all of the shares of our common stock and warrants to purchase common stock they hold. Those partners, which include the following persons, will sell a portion of their shares and warrants to the underwriters in connection with this offering: the John W. Jordan II Revocable Trust, David W. Zalaznick, Jonathan F. Boucher, Leucadia Investors, Inc., Adam E. Max, John R. Lowden,
     A. Richard Caputo, Douglas Zych, Paul Rodzevik, the James E. Jordan, Jr. Profit Sharing Plan and Trust, J. Jack Watson and JZ Equity Partners PLC.

 (3) If the over-allotment option is exercised in full, W-H Investment, L.P., W-H Investment II, G.P. and DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds will sell up to an additional 361,215, 361,215 and 252,570 shares of our common stock, respectively, to cover over-allotments, and, as a result, would beneficially own 2,410,784, 2,410,784 and 1,685,680 shares of our common stock, respectively, after this offering representing percentage beneficial ownership of 8.9%, 8.9% and 6.2%, respectively.

 (4) Includes 623,906 shares of common stock issuable upon the exercise of warrants exercisable within 60 days. W-H Investment, L.P. is a limited partnership for which W-H Investment GP, L.L.C. acts as the general partner and exercises the voting and investment control over the common stock and warrants. The members of W-H Investment GP, L.L.C. include certain affiliates of The Jordan Company LLC, including the John W. Jordan II Revocable Trust, David W. Zalaznick and Jonathan F. Boucher. The limited partners of this partnership include the John W. Jordan II, Revocable Trust, David W. Zalaznick, Jonathan F. Boucher, Leucadia Investors, Inc., Adam E. Max, John R. Lowden, A. Richard Caputo, Douglas Zych, Paul Rodzevik, the James E. Jordan, Jr. Profit Sharing Plan & Trust, J. Jack Watson and JZ Equity Partners PLC.

 (5) Includes 623,906 shares of common stock issuable upon the exercise of warrants exercisable within 60 days. W-H Investment II, G.P. is a general partnership for which W-H Investment GP, L.L.C. acts as the managing general partner and exercises the voting and investment control over the common stock and warrants. The members of W-H Investment GP, L.L.C. include certain affiliates of The Jordan Company LLC, including the John W. Jordan II Revocable Trust, David W. Zalaznick and Jonathan F. Boucher. The other partners of W-H Investment II, G.P. include J. Jack Watson and JZ Equity Partners PLC.

 (6) The entities affiliated with DLJ Merchant Banking Partners II, L.P. include DLJ Merchant Banking II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJMB Funding II, Inc., DLJ Millennium Partners, L.P., DLJ Millennium

     Partners-A, L.P., DLJ EAB Partners, L.P., UK Investment Plan 1997 Partners, DLJ ESC II, L.P. and DLJ First ESC L.P.


 (7) Consists solely of warrants to purchase shares of our common stock, except that Daniel M. Spiller owns 24,750 shares of our common stock and warrants to purchase 115,500 shares of our common stock exercisable within 60 days,
     E. Ashford Brock owns warrants to purchase 4,950 shares of our common stock and options to purchase 825 shares of our common stock exercisable within 60 days, John B. Wilson, Jr. owns 100 shares of our common stock and warrants to purchase 82,500 shares of our common stock exercisable within 60 days, and Travis Goree owns 1,000 shares of our common stock and warrants to purchase 59,400 shares of our common stock exercisable within 60 days.


 (8) Includes 311,438 shares of common stock issuable upon the exercise of warrants exercisable within 60 days and 690,690 shares of common stock issuable upon the exercise of options exercisable within 60 days.

 (9) Includes 20,625 shares of common stock issuable upon the exercise of options exercisable within 60 days.

(10) Includes 148,500 shares of common stock issuable upon the exercise of warrants exercisable within 60 days and 16,500 shares of common stock issuable upon exercise of options exercisable within 60 days.

(11) Excludes 3,630,000 shares of common stock and warrants to purchase 623,906 shares of common stock held by W-H Investment, L.P., in which the John W. Jordan II Revocable Trust and Messrs. Zalaznick, Boucher and Watson are limited partners and of which W-H Investment GP, L.L.C., in which Messrs. Jordan, Zalaznick and Boucher are members, serves as general partner. Each of Mr. Jordan, Mr. Zalaznick, Mr. Boucher and Mr. Watson disclaims beneficial ownership of the securities held by W-H Investment, L.P. Also excludes 3,630,000 shares of common stock and warrants to purchase 623,906 shares of Common Stock held by W-H Investment II, G.P. W-H Investment GP, L.L.P., in which Messrs. Jordan, Zalaznick and Boucher are members, serves as managing general partner of W-H Investment II, G.P. Mr. Watson is also a partner in W-H Investment II, G.P. Each of Mr. Jordan, Mr. Zalaznick, Mr. Boucher, and Mr. Watson disclaims any beneficial ownership of the securities held by W-H Investment II, G.P.

(12) Includes 49,500 shares of common stock issuable upon the exercise of warrants exercisable within 60 days. Excludes 533,214 shares of common stock beneficially owned by North Atlantic Smaller Companies Investment Trust PLC of which Mr. Mills is an affiliate and 57,222 shares of common stock owned by RBSI Custody Bank Limited of which Mr. Mills is an affiliate. The beneficial owners of the shares held by RBSI Custody Bank Limited are Seaway Capital, Limited and Sannafi Limited. Mr. Mills disclaims any beneficial ownership of the securities held by North Atlantic Smaller Companies Trust PLC and RBSI Custody Bank Limited.

(13) Includes 49,500 shares of common stock issuable upon the exercise of warrants exercisable within 60 days.

SHAREHOLDERS AGREEMENT

     We and the beneficial holders of approximately 33.6% (after giving effect to this offering), of the outstanding shares of our common stock are parties to a shareholders agreement. The shareholder parties to this agreement include W-H Investment, L.P., W-H Investment II, G.P., DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds, Kenneth T. White, Jr., Witham Management Corp. and Bank of Scotland Nominees Ltd. (for the account of North Atlantic Smaller Companies Trust PLC). The shareholders agreement gives the holders of shares of our common stock rights to request registration of their securities and to participate in any registration by us of any of our equity securities for sale to the public pursuant to the Securities Act, other than in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans. We are required to pay all registration expenses if these registration rights are exercised, other than underwriting discounts and selling commissions. The holders of shares of our common stock that are a party to the shareholders agreement have waived their registration rights for a period of 90 days following the date of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. Upon completion of this offering, 27,115,935 shares of our common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding.

COMMON STOCK

     The rights of the holders of our common stock are identical in all respects. All of the issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable.

     The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of common shareholders. The shares of common stock do not have cumulative voting rights. Shares of common stock have no preemptive rights, conversion rights, redemption rights or sinking fund provisions. Except as otherwise required by Texas law, the holders of a majority of the shares of common stock may approve any matter submitted to a vote of our shareholders, including the election of directors. Our common stock is not subject to redemption by us. All shares of common stock issued in this offering will be validly issued, fully paid and nonassessable.

     Subject to the rights of the holders of any class of our capital stock having preference or priority over our common stock, the holders of common stock are entitled to dividends in such amounts as may be declared by our board from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any of our assets remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding preferred stock ranking prior to our common stock.

PREFERRED STOCK

     Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our restated articles of incorporation, our board of directors is empowered to determine the designation of and the number of shares constituting a series of preferred stock. In addition, our board of directors may designate the dividend rate, the terms and conditions of any voting and conversion rights, the amounts payable upon redemption or upon liquidation, dissolution or winding-up of us, the provisions of any sinking fund for the redemption or purchase of shares, and the preferences and relative rights among the series of preferred stock. Such rights, preferences, privileges and limitations could adversely affect the rights of holders of common stock.

PROVISIONS OF OUR RESTATED ARTICLES OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

     LIMITATIONS ON SHAREHOLDER ACTIONS. Advance notice of at least 60 days but not more than 90 days is required for shareholders to nominate directors or to submit proposals for consideration at meetings of shareholders.

TEXAS ANTI-TAKEOVER LAW

     We are subject to Part Thirteen of the Texas Business Corporation Act
(TBCA). Generally, Part Thirteen of the TBCA prohibits a publicly held Texas corporation from engaging in any "business combination" with any "affiliated shareholder" for a period of three years after the date that the person became an affiliated shareholder, unless:

     - prior to the date of the business combination, the transaction is approved by the board of directors; or

     - no earlier than six months after such date, the business combination is approved by the affirmative vote of at least two-thirds of the unaffiliated shareholders at a shareholders' meeting.

     A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the shareholder. An affiliated shareholder is a person who, together with affiliates and associates, owns (or within three years, did own) 20% or more of the voting stock of a corporation.

     These and certain other provisions of the TBCA may deter an unsolicited merger or other efforts to obtain control of our company that are not approved by our board of directors. Therefore, the TBCA may deprive our shareholders of opportunities to sell their shares at a premium over prevailing market prices in connection with a takeover attempt.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., formerly American Securities Transfer & Trust, Inc.

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2001, the underwriters named below, for whom Credit
Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc., UBS Warburg LLC and Simmons & Company International are acting as representatives, have agreed to purchase from us 1,750,000 shares of our common stock and to purchase from the selling shareholders 4,750,000 shares of our common stock, which includes warrants to purchase an additional 1,997,812 shares of our common stock (which warrants will be exercised and the underlying shares offered by the underwriters pursuant to this prospectus), each such underwriter being obligated to purchase the following respective amounts of shares:


                                                               NUMBER OF
                        UNDERWRITER                            SHARES(1)
                        -----------                            ----------
Credit Suisse First Boston Corporation......................
Deutsche Banc Alex. Brown Inc...............................
UBS Warburg LLC.............................................
Simmons & Company International.............................
                                                               ----------
          Total.............................................    6,500,000
                                                               ==========

     (1) After exercise of warrants.

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock and warrants to be sold by us and the selling shareholders if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

     Some of the selling shareholders have granted to the underwriters a 30-day option to purchase up to 975,000 shares of our common stock at the price to public less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.


     The underwriters propose to offer the shares of common stock initially at the price to public on the cover page of this prospectus and to selling group
members at that price less a selling concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other brokers/dealers. After the public offering the representatives may change the price to public and concession and discount to brokers/dealers.


     The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay:

                                                 PER SHARE                           TOTAL
                                      -------------------------------   -------------------------------
                                         WITHOUT            WITH           WITHOUT            WITH
                                      OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                      --------------   --------------   --------------   --------------
Underwriting discounts and
  commissions paid by us............     $                $                $                $
Expenses payable by us..............     $                $                $                $
Underwriting discounts and
  commissions paid by the selling
  shareholders......................     $                $                $                $
Expenses payable by the selling
  shareholders......................     $                $                $                $

We estimate our expenses relating to this offering to be $1.0 million.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except issuances pursuant to the exercise of outstanding warrants and employee stock options outstanding on the date hereof.


     Our officers and directors, the selling shareholders and several of our key employees and shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus. However, some of our officers, directors and key employees may sell an aggregate of up to 120,000 shares during this 90-day period without prior consent.


     We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

     Our common stock is listed on The Nasdaq National Market under the symbol "WHES."

     Some of the underwriters and their affiliates have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. Some of the underwriters and their affiliates also provide, or have provided, advisory and other financial services to us. They have received customary fees and expenses for these commercial and investment banking transactions and for these advisory and other financial services.

     DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds, each of which are affiliates of Credit Suisse First Boston Corporation, will beneficially own approximately 7.1% of our outstanding common stock after this offering. Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, served as syndication agent in connection with, and as a lender under, the amendment to our credit facility entered into in May 2001. We are currently in compliance with the terms of the credit agreement, as amended. The decision of Credit Suisse First Boston Corporation to act as underwriter in connection with this offering was made independent of the role of Credit Suisse First Boston, New York branch, as the syndication agent, which had no involvement in determining whether to distribute our shares of common stock under this offering or the terms of this offering. See "Relationships and Related Transactions -- Transactions with DLJ Merchant Banking Partners II, L.P., its Affiliated Investment Funds and their Affiliates."

     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     - In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an online distribution through its affiliate, CSFBdirect Inc., an online broker dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;

     - where required by law, the purchaser is purchasing as principal and not as agent; and

     - the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the United States federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of our common stock offered in this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Some legal matters in connection with the sale of our common stock offered in this prospectus will be passed upon for the underwriters by Andrews & Kurth L.L.P., Houston, Texas. Robert H. Whilden, Jr., a former partner of Vinson & Elkins L.L.P., is one of our directors. Please read "Principal and Selling Shareholders" for a description of common stock and warrants to purchase common stock held by Mr. Whilden.

                                    EXPERTS

     The audited financial statements included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION


     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act relating to our common stock being sold in this offering. This prospectus is a part of that registration statement. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement because some parts have been omitted in accordance with the rules and regulations of the Commission. For further information about us and our common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document filed as an exhibit to the registration statement are summaries of the material provisions of the documents; reference is made in each instance to the copy of the agreement, contract or other document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. The registration statement, including related exhibits and schedules, may be inspected without charge at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the Commission from:



     - the Commission's public reference room at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549; or



     - the Commission's regional offices in:


      - New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048 or

      - Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.


     You may obtain information regarding the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of the site is www.sec.gov.


     We furnish holders of our common stock with annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We furnish other reports as we may determine or as may be required by law.

                           W-H ENERGY SERVICES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA:
Unaudited Pro Forma As Adjusted Financial Information.......    F-2
Unaudited Pro Forma As Adjusted Consolidated Balance Sheet
  As of March 31, 2001......................................    F-3
Unaudited Pro Forma As Adjusted Consolidated Statement of
              Operations:

                - For the year ended December 31, 2000......    F-4
Unaudited Pro Forma As Adjusted Consolidated Statement of
              Operations:

                - For the three months ended March 31,
              2001..........................................    F-5
HISTORICAL:
I. W-H ENERGY SERVICES, INC.
  Report of Independent Public Accountants..................    F-6
  Consolidated Balance Sheets...............................    F-7
  Consolidated Statements of Operations and Comprehensive
     Income (Loss)..........................................    F-8
  Consolidated Statements of Shareholders' Equity
     (Deficit)..............................................    F-9
  Consolidated Statements of Cash Flows.....................   F-10
  Notes to Consolidated Financial Statements................   F-11
II. COIL TUBING SERVICES, L.L.C.
  Report of Independent Public Accountants..................   F-29
  Balance Sheets............................................   F-30
  Statements of Operations..................................   F-31
  Statements of Members' Capital............................   F-32
  Statements of Cash Flows..................................   F-33
  Notes to Financial Statements.............................   F-34

             UNAUDITED PRO FORMA AS ADJUSTED FINANCIAL INFORMATION


     The following unaudited pro forma as adjusted consolidated financial information is derived from the historical financial statements of W-H Energy Services, Inc. (W-H) included elsewhere in this prospectus. The unaudited pro forma as adjusted consolidated statements of operations data for the year ended December 31, 2000 and for the three months ended March 31, 2001 give effect to:

     - the acquisition of Coil Tubing Services, L.L.C. (CTS) in May 2001, as if this event had occurred on January 1, 2000;

     - the amendment to our credit facility in May 2001, as if this event had occurred on January 1, 2000; and


     - the receipt and application of the estimated net proceeds from this offering as described elsewhere in this prospectus assuming a price of $29.73 per share, the last reported sale price on The Nasdaq National Market on June 5, 2001, including the aggregate exercise price in respect of the warrants being sold to, and exercised by, the underwriters.


     The unaudited pro forma as adjusted consolidated statement of operations data for the year ended December 31, 2000 also give effect to our initial public offering which occurred in October 2000, as if this event had occurred on January 1, 2000.

     The unaudited pro forma as adjusted consolidated balance sheet data as of March 31, 2001 gives effect to:

     - the acquisition of CTS in May 2001, as if this event had occurred on March 31, 2001;

     - the amendment to our credit facility in May 2001, as if this event had occurred on March 31, 2001; and


     - the receipt and application of the estimated net proceeds from this offering as described elsewhere in this prospectus assuming a price of $29.73 per share, the last reported sale price on The Nasdaq National Market on June 5, 2001, including the aggregate exercise price in respect of the warrants being sold to, and exercised by, the underwriters.


     The unaudited pro forma as adjusted consolidated financial information does not purport to represent what W-H's results of operations actually would have been had these events occurred on the dates indicated nor are they intended to project W-H's results of operations for any future period or date. The unaudited pro forma as adjusted consolidated financial information should be read in conjunction with the historical financial statements appearing elsewhere in this prospectus.

                           W-H ENERGY SERVICES, INC.

           UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2001


                                             HISTORICAL
                                  ---------------------------------
                                    W-H ENERGY       COIL TUBING       PRO FORMA                 OFFERING      PRO FORMA
                                  SERVICES, INC.   SERVICES, L.L.C.   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                  --------------   ----------------   -----------   ---------   -----------   -----------
                                                                                                       (UNAUDITED)
                                                                      (IN THOUSANDS)
Current Assets:
  Cash and equivalents..........     $  3,821          $ 3,054         $ (2,304)(1) $ 11,403      $53,052(3)   $ 64,455
                                                                        (28,300)(1)
                                                                         35,132(2)
  Accounts receivable, net......       64,127            5,856           (5,856)(1)   64,127           --        64,127
  Inventories...................       23,274               --               --       23,274           --        23,274
  Deferred income taxes.........        2,987               --               --        2,987           --         2,987
  Prepaid expenses and other....        2,531               --               --        2,531           --         2,531
                                     --------          -------         --------     --------      -------      --------
        Total current assets....       96,740            8,910           (1,328)     104,322       53,052       157,374
Fixed assets, net...............      105,451            7,206            1,800(1)   114,457           --       114,457
Other non-current assets........       44,208               --           38,965(1)    83,173           --        83,173
                                     --------          -------         --------     --------      -------      --------
        Total assets............     $246,399          $16,116         $ 39,437     $301,952      $53,052      $355,004
                                     ========          =======         ========     ========      =======      ========
Current Liabilities:
  Accounts payable..............     $ 19,263          $ 1,555         $ (1,555)(1) $ 19,263      $    --      $ 19,263
  Accrued liabilities...........       22,537              981             (981)(1)   22,537           --        22,537
  Current maturities of debt....        3,350            4,057           (4,057)(2)    3,350           --         3,350
                                     --------          -------         --------     --------      -------      --------
        Total current
          liabilities...........       45,150            6,593           (6,593)      45,150           --        45,150
Debt, net of current
  maturities....................       75,475              126            4,500(1)   120,975                    120,975
                                                                           (126)(2)
                                                                         41,000(2)
Other non-current liabilities...        4,739               --               --        4,739           --         4,739
                                     --------          -------         --------     --------      -------      --------
        Total liabilities.......      125,364            6,719           38,781      170,864           --       170,864
                                     --------          -------         --------     --------      -------      --------
Shareholders' Equity:
  Preferred stock...............           --               --               --           --           --            --
  Common stock..................            2               --               --            2            1(3)          3
  Members' capital..............           --              100             (100)(1)       --           --            --
  Additional paid-in capital....      163,080               --           10,053(1)   173,133       53,051(3)    226,184
  Distributions.................           --             (456)             456(1)        --           --            --
  Deferred compensation.........       (1,094)              --               --       (1,094)          --        (1,094)
  Cumulative translation
    adjustment..................       (2,035)              --               --       (2,035)          --        (2,035)
  Retained earnings (deficit)...      (38,918)           9,753           (9,753)(1)  (38,918)          --       (38,918)
                                     --------          -------         --------     --------      -------      --------
        Total shareholders'
          equity................      121,035            9,397              656      131,088       53,052       184,140
                                     --------          -------         --------     --------      -------      --------
        Total liabilities and
          shareholders'
            equity..............     $246,399          $16,116         $ 39,437     $301,952      $53,052      $355,004
                                     ========          =======         ========     ========      =======      ========


---------------

(1) To record the purchase of CTS for $28.1 million in cash, $4.5 million in subordinated debt, 372,340 shares of W-H common stock and $0.2 million in acquisition costs.

(2) To record (i) borrowings of $45.0 million under W-H's credit facility for the purchase of CTS and the repayment of approximately $4.0 million of debt under W-H's revolving credit facility and $4.1 million of CTS debt and (ii) deferred debt costs of $1.7 million incurred related to the borrowings of $45.0 million.

(3) To record proceeds from the sale of 1,750,000 shares of W-H common stock and receipt of the aggregate exercise price of $4.6 million in respect of 1,997,812 warrants.

                           W-H ENERGY SERVICES, INC.

      UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000


                                                             HISTORICAL
                                                  ---------------------------------
                                                                     COIL TUBING
                                                                   SERVICES, L.L.C.
                                                                   (PREACQUISITION
                                                                     PERIOD FROM
                                                                      JANUARY 1,
                                                                       2000 TO
                                                    W-H ENERGY       DECEMBER 31,     CTS PRO FORMA   IPO PRO FORMA    PRO FORMA
                                                  SERVICES, INC.        2000)          ADJUSTMENTS     ADJUSTMENTS    AS ADJUSTED
                                                  --------------   ----------------   -------------   -------------   -----------
                                                                                                                      (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues........................................   $   229,952         $15,262           $    --        $     --      $   245,214
Costs and expenses:
 Cost of revenues...............................       123,871           6,461                --              --          130,332
 Selling, general and administrative............        44,380           2,751                --              --           47,131
 Research and development.......................         6,010              --                --              --            6,010
 Depreciation and amortization..................        19,339             974             2,239(1)           --           22,552
                                                   -----------         -------           -------        --------      -----------
       Total costs and expenses.................       193,600          10,186             2,239              --          206,025
                                                   -----------         -------           -------        --------      -----------
Income from operations..........................        36,352           5,076            (2,239)             --           39,189
Other expense:
 Interest expense...............................        23,407             365             3,680(2)      (15,807)(5)       11,170
                                                            --              --              (475)(3)          --               --
 Other expense (income), net....................           674             (45)               --              --              629
                                                   -----------         -------           -------        --------      -----------
Income before income taxes......................        12,271           4,756            (5,444)         15,807           27,390
Provision for income taxes......................         4,671              --              (261)(4)       6,017(6)        10,427
                                                   -----------         -------           -------        --------      -----------
Income before extraordinary loss................   $     7,600         $ 4,756           $(5,183)       $  9,790      $    16,963
                                                   ===========         =======           =======        ========      ===========
Earnings per share:
 Basic
   Income before extraordinary loss.............   $      0.53                                                        $      0.65
                                                   ===========                                                        ===========
 Diluted
   Income before extraordinary loss.............   $      0.53                                                        $      0.61
                                                   ===========                                                        ===========
Number of shares used in calculation of earnings
 per share:
 Basic..........................................    14,328,031                                                         26,207,747
                                                   ===========                                                        ===========
 Diluted........................................    14,328,031                                                         27,967,823
                                                   ===========                                                        ===========


---------------

(1) To record the amortization of intangibles acquired as a result of the purchase price allocation of CTS. Identifiable intangibles are amortized over their useful lives and goodwill is amortized over 20 years.

(2) To record interest expense at an effective interest rate of 7.5% for amounts borrowed under the amended credit facility used to finance the CTS acquisition.

(3) Adjusts interest expense to reflect repayment of the revolving credit facility with proceeds from borrowings under the amended Term B credit facility as if the amendment had occurred on January 1, 2000.

(4) Reflects a benefit for income taxes related to the non-taxed CTS entity at statutory rates. Benefit adjustment includes the impact of other pro forma adjustments for the acquisition.

(5) Adjusts interest expense to reflect what would have been expensed if the initial public offering that was completed on October 16, 2000 had occurred on January 1, 2000. This would result in interest on debt of approximately $80.0 million at an effective rate of approximately 9.5% rather than that which was historically recorded.

(6) Reflects a provision for income taxes related to the decrease in interest expense as a result of debt pay down with proceeds from the initial public offering.

                           W-H ENERGY SERVICES, INC.


      UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 2001


                                                                      HISTORICAL
                                                           ---------------------------------
                                                                              COIL TUBING
                                                                            SERVICES, L.L.C.
                                                                            (PREACQUISITION
                                                                              PERIOD FROM
                                                                            JANUARY 1, 2001
                                                                                   TO              CTS
                                                             W-H ENERGY        MARCH 31,        PRO FORMA      PRO FORMA
                                                           SERVICES, INC.        2001)         ADJUSTMENTS    AS ADJUSTED
                                                           --------------   ----------------   -----------    -----------
                                                                                                              (UNAUDITED)
                                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues.................................................   $    78,956          $6,426          $    --      $    85,382
Costs and expenses:
  Cost of revenues.......................................        41,565           2,198             (277)(1)       43,486
  Selling, general and administrative....................        13,462             997               --           14,459
  Research and development...............................         1,609              --               --            1,609
  Depreciation and amortization..........................         5,708             318              560(2)         6,586
                                                            -----------          ------          -------      -----------
        Total costs and expenses.........................        62,344           3,513              283           66,140
                                                            -----------          ------          -------      -----------
Income from operations...................................        16,612           2,913             (283)          19,242
Other expense:
  Interest expense.......................................         1,921              63              920(3)         2,764
                                                                     --              --             (140)(4)           --
  Other expense, net.....................................           (61)            (16)              --              (77)
                                                            -----------          ------          -------      -----------
Income before income taxes...............................        14,752           2,866           (1,063)          16,555
Provision for income taxes...............................         5,821              --              720(5)         6,541
                                                            -----------          ------          -------      -----------
Net income (loss)........................................   $     8,931          $2,866          $(1,783)     $   $10,014
                                                            ===========          ======          =======      ===========
Earnings per share:
  Basic..................................................   $      0.40                                       $      0.38
                                                            ===========                                       ===========
  Diluted................................................   $      0.35                                       $      0.35
                                                            ===========                                       ===========
Number of shares used in calculation of earnings per
  share:
  Basic..................................................    22,323,237                                        26,443,390
                                                            ===========                                       ===========
  Diluted................................................    25,873,132                                        28,227,149
                                                            ===========                                       ===========


---------------

(1) Reflects the difference between CTS's historical employee compensation expense and that which would have been recorded as a subsidiary of W-H based on employment agreements entered into at the CTS acquisition date.

(2) To record the amortization of intangibles acquired as a result of the purchase price allocation of CTS. Identifiable intangibles are amortized over their useful lives and goodwill is amortized over 20 years.

(3) To record interest expense at an effective rate of 7.5% for amounts borrowed under the credit facility used to finance the CTS acquisition.

(4) Adjusts interest expense to reflect repayment of the revolving credit facility with proceeds from borrowings under the amended Term B credit facility at an effective rate of approximately 9.5% as if the amendment had occurred on January 1, 2000.

(5) Reflects a provision for income taxes related to the non-taxed CTS entity at statutory rates. Provision adjustment includes the impact of other pro forma adjustments for the acquisition.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
W-H Energy Services, Inc.:

     We have audited the accompanying consolidated balance sheets of W-H Energy Services, Inc. (a Texas corporation), and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive loss, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of W-H Energy Services, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
February 6, 2001

                           W-H ENERGY SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                  DECEMBER 31,
                                                             ----------------------    MARCH 31,
                                                               1999         2000          2001
                                                             ---------    ---------   ------------
                                                                                      (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                              ASSETS


Current Assets:
  Cash and cash equivalents................................  $  2,490     $  3,376      $  3,821
  Accounts receivable, net of allowance of $2,897, $3,425
     and $3,556, respectively..............................    40,439       60,825        64,127
  Inventories..............................................    13,694       18,523        23,274
  Deferred income taxes....................................     1,907        2,726         2,987
  Prepaid expenses and other...............................       689        1,200         2,531
                                                             --------     --------      --------
          Total current assets.............................    59,219       86,650        96,740
Property and equipment, net................................    83,235      100,966       105,451
Goodwill and other intangibles, net........................    43,751       41,768        41,586
Other assets, net..........................................     5,399        2,847         2,622
                                                             --------     --------      --------
          Total assets.....................................  $191,604     $232,231      $246,399
                                                             ========     ========      ========

                          LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
  Current maturities of long-term debt.....................  $  4,900     $  1,850      $  3,350
  Accounts payable.........................................    14,772       19,716        19,263
  Accrued liabilities......................................    11,125       15,550        22,537
                                                             --------     --------      --------
          Total current liabilities........................    30,797       37,116        45,150
Long-term debt, net of current maturities..................   142,437       80,062        75,475
Long-term debt, related parties............................    51,485           --            --
Deferred income taxes......................................     2,347        2,516         4,739
Commitments and Contingencies
Shareholders' Equity (Deficit):
  Preferred stock, $0.01 par value, 10,000,000 shares
     authorized, none issued and outstanding...............        --           --            --
  Common stock, $0.0001 par value, 100,000,000 shares
     authorized, 9,075,000, 22,273,014 and 22,441,800
     shares issued and outstanding, respectively...........        91            2             2
  Additional paid-in capital...............................    11,792      162,662       163,080
  Deferred compensation....................................      (141)      (1,195)       (1,094)
  Cumulative translation adjustment........................       (43)      (1,038)       (2,035)
  Note receivable from shareholder.........................        --          (45)           --
  Retained deficit.........................................   (47,161)     (47,849)      (38,918)
                                                             --------     --------      --------
          Total shareholders' equity (deficit).............   (35,462)     112,537       121,035
                                                             --------     --------      --------
          Total liabilities and shareholders' equity
            (deficit)......................................  $191,604     $232,231      $246,399
                                                             ========     ========      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           W-H ENERGY SERVICES, INC.

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)


                                                                                  FOR THE THREE MONTHS ENDED
                                            FOR THE YEARS ENDED DECEMBER 31,               MARCH 31,
                                         --------------------------------------   ---------------------------
                                            1998         1999          2000           2000           2001
                                         ----------   -----------   -----------   ------------   ------------
                                                                                          (UNAUDITED)
                                                  (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenues...............................  $   90,293   $   127,641   $   229,952   $    47,237    $    78,956
Costs and expenses:
  Cost of revenues.....................      43,431        68,399       123,871        25,853         41,565
  Selling, general and
    administrative.....................      23,539        32,273        44,380         9,775         13,462
  Research and development expenses....         249         3,845         6,010         1,450          1,609
  Depreciation and amortization........      10,748        15,521        19,339         4,429          5,708
                                         ----------   -----------   -----------   -----------    -----------
         Total costs and expenses......      77,967       120,038       193,600        41,507         62,344
                                         ----------   -----------   -----------   -----------    -----------
         Income from operations........      12,326         7,603        36,352         5,730         16,612
Other expense (income):
  Interest expense.....................      13,418        21,989        23,407         6,510          1,921
  Other expense, net...................         142           595           674           134            (61)
                                         ----------   -----------   -----------   -----------    -----------
         Income (loss) before income
           taxes.......................      (1,234)      (14,981)       12,271          (914)        14,752
  Provision for income taxes...........         152           239         4,671           292          5,821
                                         ----------   -----------   -----------   -----------    -----------
         Income (loss) before
           extraordinary loss..........      (1,386)      (15,220)        7,600        (1,206)         8,931
  Extraordinary loss, net of tax
    benefit of $4,867 for 2000.........          --            --        (8,288)           --             --
                                         ----------   -----------   -----------   -----------    -----------
         Net income (loss).............  $   (1,386)  $   (15,220)  $      (688)  $    (1,206)   $     8,931
                                         ==========   ===========   ===========   ===========    ===========
Comprehensive Income (loss):
  Net income (loss)....................  $   (1,386)  $   (15,220)  $      (688)  $    (1,206)   $     8,931
  Foreign currency translation
    adjustment.........................          --           (43)         (995)         (306)          (997)
                                         ----------   -----------   -----------   -----------    -----------
  Comprehensive Income (loss)..........  $   (1,386)  $   (15,263)  $    (1,683)  $    (1,512)   $     7,934
                                         ==========   ===========   ===========   ===========    ===========
Earnings (loss) per share:
  Basic
    Income (loss) before extraordinary
      loss.............................  $    (0.15)  $     (1.34)  $      0.53   $     (0.10)   $      0.40
    Extraordinary loss, net of tax
      benefit..........................          --            --         (0.58)           --             --
                                         ----------   -----------   -----------   -----------    -----------
    Net income (loss) per share........  $    (0.15)  $     (1.34)  $     (0.05)  $     (0.10)   $      0.40
                                         ==========   ===========   ===========   ===========    ===========
  Diluted
    Income (loss) before extraordinary
      loss.............................  $    (0.15)  $     (1.34)  $      0.53   $     (0.10)   $      0.35
    Extraordinary loss, net of tax
      benefit..........................          --            --         (0.58)           --             --
                                         ----------   -----------   -----------   -----------    -----------
    Net income (loss) per share........  $    (0.15)  $     (1.34)  $     (0.05)  $     (0.10)   $      0.35
                                         ==========   ===========   ===========   ===========    ===========
Number of shares used in calculation of
  earnings (loss) per share:
  Basic................................   9,075,000    11,338,513    14,328,031    12,059,336     22,323,237
  Diluted..............................   9,075,000    11,338,513    14,328,031    12,059,336     25,873,132


  The accompanying notes are an integral part of these consolidated financial statements.

                           W-H ENERGY SERVICES, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)


                                     COMMON STOCK                                                  NOTE
                                   ----------------   ADDITIONAL                  CUMULATIVE    RECEIVABLE
                                              PAR      PAID-IN       DEFERRED     TRANSLATION      FROM       RETAINED
                                   SHARES    VALUE     CAPITAL     COMPENSATION   ADJUSTMENT    SHAREHOLDER   DEFICIT     TOTAL
                                   ------   -------   ----------   ------------   -----------   -----------   --------   --------
                                                                           (IN THOUSANDS)
Balance, December 31, 1997.......   9,075   $ 9,075    $ (8,800)     $    --        $    --        $ --       $(30,555)  $(30,280)
  Issuance of Stock Purchase
    Warrants.....................      --        --         275           --             --          --             --        275
  Net Loss.......................      --        --          --           --             --          --         (1,386)    (1,386)
                                   ------   -------    --------      -------        -------        ----       --------   --------
Balance, December 31, 1998.......   9,075     9,075      (8,525)          --             --          --        (31,941)   (31,391)
  Change in Par Value of Class A
    Common Stock.................      --    (8,984)      8,984           --             --          --             --         --
  Issuance of Stock Purchase
    Warrants.....................      --        --      11,175           --             --          --             --     11,175
  Deferred Compensation..........      --        --         158         (158)            --          --             --         --
  Amortization of Deferred
    Compensation.................      --        --          --           17             --          --             --         17
  Foreign Currency Translation
    Adjustment...................      --        --          --           --            (43)         --             --        (43)
  Net Loss.......................      --        --          --           --             --          --        (15,220)   (15,220)
                                   ------   -------    --------      -------        -------        ----       --------   --------
Balance, December 31, 1999.......   9,075        91      11,792         (141)           (43)         --        (47,161)   (35,462)
  Issuance of Common Stock for
    note receivable..............      10        --         128           --             --         (45)            --         83
  Deferred Compensation..........      --        --       1,458       (1,458)            --          --             --         --
  Amortization of Deferred
    Compensation.................      --        --          --          404             --          --             --        404
  Change in Par Value of Class A
    Common Stock.................      --       (90)         90           --             --          --             --         --
  Issuance of Common
    Stock -- Initial Public
    Offering, net of offering
    costs of $16.1 million.......  10,000         1     148,938           --             --          --             --    148,939
  Issuance of Common
    Stock -- Warrant Exchange and
    Conversions..................   3,188        --         256           --             --          --             --        256
  Foreign Currency Translation
    Adjustment...................      --        --          --           --           (995)         --             --       (995)
  Net Loss.......................      --        --          --           --             --          --           (688)      (688)
                                   ------   -------    --------      -------        -------        ----       --------   --------
Balance, December 31, 2000.......  22,273         2     162,662       (1,195)        (1,038)        (45)       (47,849)   112,537
  Payment on note receivable for
    common stock (unaudited).....      --        --          --           --             --          45             --         45
  Amortization of deferred stock
    compensation (unaudited).....      --        --          --          101             --          --             --        101
  Foreign currency translation
    adjustment (unaudited).......      --        --          --           --           (997)         --             --       (997)
  Issuance of common
    stock -- warrant conversion
    (unaudited)..................      78        --          --           --             --          --             --         --
  Issuance of common
    stock -- stock option
    conversions (unaudited)......      91        --         418           --             --          --             --        418
  Net income (unaudited).........      --        --          --           --             --          --          8,931      8,931
                                   ------   -------    --------      -------        -------        ----       --------   --------
Balance, March 31, 2001
  (unaudited)....................  22,442   $     2    $163,080      $(1,094)       $(2,035)       $ --       $(38,918)  $121,035
                                   ======   =======    ========      =======        =======        ====       ========   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           W-H ENERGY SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        FOR THE THREE MONTHS
                                                    FOR THE YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
                                                   ----------------------------------   ---------------------
                                                     1998        1999         2000        2000        2001
                                                   ---------   ---------   ----------   ---------   ---------
                                                                                             (UNAUDITED)
                                                                         (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net income (loss)..............................  $ (1,386)   $(15,220)   $    (688)   $ (1,206)   $  8,931
  Adjustments to reconcile net income (loss) to
    cash provided by (used in) operating
    activities --
    Depreciation and amortization................    10,748      15,521       19,339       4,429       5,708
    Gain on sale of assets.......................    (1,395)     (3,260)      (6,328)     (1,916)     (1,528)
    Deferred tax provision (benefit).............        26        (143)        (650)        142       1,962
    Non-cash stock-based compensation expense....        --          --           83          83          --
    Amortization of deferred compensation........        --          17          404          71         101
    Non-cash interest expense....................        --       1,898        1,835         597         133
    Non-cash extraordinary loss, net of tax
      benefit....................................        --          --        8,288          --          --
    Change in operating assets and liabilities,
      excluding effects of acquisitions --
      (Increase) decrease in accounts receivable,
         net.....................................       120     (18,604)     (20,386)     (1,579)     (3,302)
      (Increase) decrease in inventories.........    (1,197)        727       (4,829)       (139)     (4,751)
      (Increase) decrease in prepaid expenses and
         other...................................     1,183          59         (511)       (339)     (1,286)
      (Increase) decrease in other assets........    (1,316)     (1,872)       1,439      (1,689)       (470)
      Increase (decrease) in accounts payable and
         accrued liabilities.....................    (5,680)     13,647        9,369         380       6,534
                                                   --------    --------    ---------    --------    --------
         Net cash provided by (used in) operating
           activities............................     1,103      (7,230)       7,365      (1,166)     12,032
                                                   --------    --------    ---------    --------    --------
Cash Flows from Investing Activities:
  Acquisition of businesses, net of cash
    acquired.....................................   (29,768)    (27,173)          --          --          --
  Additions to property and equipment............   (25,300)    (23,849)     (38,286)     (6,578)    (11,015)
  Proceeds from sale of property and equipment...     2,779       4,670        9,795       2,847       3,094
                                                   --------    --------    ---------    --------    --------
         Net cash used in investing activities...   (52,289)    (46,352)     (28,491)     (3,731)     (7,921)
                                                   --------    --------    ---------    --------    --------
Cash Flows from Financing Activities:
  Proceeds from the issuance of debt.............    66,750      65,825      119,318      21,500          --
  Payments on debt...............................   (15,768)    (22,351)    (245,506)    (15,537)     (3,087)
  Proceeds from the issuance of common stock and
    warrants, net of offering costs..............        --      11,175      149,195          --         418
                                                   --------    --------    ---------    --------    --------
         Net cash provided by (used in) financing
           activities............................    50,982      54,649       23,007       5,963      (2,669)
                                                   --------    --------    ---------    --------    --------
Translation Adjustment...........................        --         (43)        (995)       (306)       (997)
                                                   --------    --------    ---------    --------    --------
Net (Decrease) Increase in Cash and Cash
  Equivalents....................................      (204)      1,024          886         760         445
Cash and Cash Equivalents, beginning of period...     1,670       1,466        2,490       2,490       3,376
                                                   --------    --------    ---------    --------    --------
Cash and Cash Equivalents, end of period.........  $  1,466    $  2,490    $   3,376    $  3,250    $  3,821
                                                   ========    ========    =========    ========    ========
Supplemental Disclosure of Cash Flow Information:
  Interest paid during the period................  $ 12,843    $ 17,877    $  22,389    $  3,754    $  1,878
                                                   ========    ========    =========    ========    ========
  Income taxes paid during the period............  $    188    $    681    $     264    $      1    $     --
                                                   ========    ========    =========    ========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           W-H ENERGY SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS ORGANIZATION:

  Description of Company

     W-H Energy Services, Inc., a Texas corporation, and its subsidiaries (collectively, W-H) is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. W-H has the following three primary lines of business: (i) drilling related products and services, which include logging-while-drilling, measurement-while-drilling, rental tools (including drill pipe), downhole drilling motors and drilling fluids; (ii) completion and workover related products and services, which include cased-hole wireline logging and perforating, polymers and specialty chemicals and tubing; and (iii) maintenance and safety related products and services, which include waste management and safety equipment.

     On October 16, 2000, W-H closed its initial public offering of 10,000,000 shares of its common stock at an offering price of $16.50 per share. Concurrent with the closing of the offering, W-H executed a $115.0 million credit facility (See Note 5). The net proceeds of the offering along with borrowings under its new credit facility were utilized to repay in full the outstanding balances, including accrued and unpaid interest, under its existing senior secured credit facility, senior subordinated notes and other long term debt obligations, reducing its outstanding debt at October 16, 2000 from approximately $226.0 million to approximately $80.0 million. As a result of the early extinguishments of debt, W-H recognized an extraordinary loss of $8.3 million, net of taxes, resulting from the write-off of deferred financing costs and unamortized discount associated with the debt that was repaid.

     W-H's business depends in large part on the conditions of the oil and natural gas industry, and specifically on the capital investment of W-H's customers. A prolonged downturn in oil and natural gas prices could have a material adverse effect on W-H's results of operations and financial condition, particularly with respect to its drilling related products and services. Demand for W-H's drilling related products and services is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond W-H's control. Any prolonged reduction in oil and natural gas prices may depress the level of exploration, development and production activity. Lower levels of activity result in a corresponding decline in the demand for W-H's drilling related products and services which could have a material adverse effect on its revenues and profitability. Other risk factors include, but are not limited to, competition, risks relating to W-H's acquisition strategy, risks relating to acquisition financing and reliance on key personnel.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Consolidation and Presentation

     The accompanying consolidated financial statements include the accounts of W-H and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

  Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

  Accounts Receivable

     Accounts receivable have a concentration of credit risk in the oil and natural gas industry. W-H performs continuing credit evaluations of its customers and generally does not require collateral.

                           W-H ENERGY SERVICES, INC.

  Inventories

     Inventories are stated at the lower of cost or market, determined on a first-in, first-out basis. Inventories consist primarily of equipment, parts, raw materials and supplies.

  Property and Equipment

     Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs, which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost, less accumulated depreciation, and any resulting gain or loss is reflected in the accompanying consolidated statements of operations.

     Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are amortized over the shorter of their useful lives or the term of the lease. The useful lives of the major classes of property and equipment are as follows:

                                                               LIFE IN
                                                                YEARS
                                                               -------
Rental equipment............................................    7-10
Machinery and equipment.....................................    5-10
Automobiles and trucks......................................       5
Office equipment, furniture and fixtures....................     5-7
Buildings and leasehold improvements........................    5-39

  Realization of Long-Lived Assets

     Under Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," W-H has evaluated its long-lived assets for financial impairment and will continue to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

     W-H evaluates the recoverability of assets not held for sale by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets in 2000 or 1999.

  Goodwill and Other Intangibles

     Goodwill represents the excess of the aggregate price paid by W-H in acquisitions accounted for as purchases over the fair market value of the tangible and identifiable intangible net assets acquired. Under Accounting Principles Board (APB) Opinion No. 17 and SFAS No. 121, W-H periodically evaluates whether events and circumstances after the acquisition date indicate that the remaining balance of goodwill may not be recoverable. If factors indicate that goodwill should be evaluated for possible impairment, W-H would compare estimated undiscounted future cash flows from the related operations to the carrying amount of goodwill. If the carrying amount of goodwill were greater than undiscounted future cash flows, an impairment loss would be recognized. Any impairment loss would be computed as the excess of the carrying amount of goodwill over the estimated fair value of the goodwill (calculated based on discounting estimated future cash flows). Amortization expense charged to operations totaled approximately $1.8 million, $2.2 million and $2.0 million for the years ended December 31, 1998, 1999 and 2000, respectively.

                           W-H ENERGY SERVICES, INC.

     Goodwill and other intangibles as of December 31, 1999, 2000 and March 31, 2001, consist of the following (in thousands):


                                                                       MARCH 31,    LIFE IN
                                                   1999      2000        2001        YEARS
                                                  -------   -------   -----------   -------
                                                                      (UNAUDITED)
Goodwill........................................  $42,005   $42,005     $42,005      20-40
Workforce.......................................    2,560     2,560       2,560      12-24
License agreements..............................    2,173     2,182       2,182      12-17
Non-compete agreements..........................    1,185     1,185       1,185          5
Customer lists..................................      953       953         953          7
Other...........................................       --        --         321          5
                                                  -------   -------     -------
          Total.................................   48,876    48,885      49,206
Less-accumulated amortization...................   (5,125)   (7,117)     (7,620)
                                                  -------   -------     -------
Goodwill and other intangibles, net.............  $43,751   $41,768     $41,586
                                                  =======   =======     =======


  Revenue Recognition and Cost of Revenues

     W-H recognizes revenue for services as services are provided. Revenue from products is recognized upon shipment of the product. Revenue from the rental of equipment is recognized as earned over the life of the contract. The primary components of cost of revenues are those salaries, expendable supplies, repairs and maintenance, costs of products sold and general operational costs that are directly associated with the services performed or products sold by W-H for its customers. Proceeds from customers for the cost of oilfield rental equipment that is involuntarily damaged or lost downhole are reflected as revenues.

  Research and Development

     Research and development costs are expensed when incurred. For the years ended December 31, 1998, 1999 and 2000, research and development costs of $249,000, $3.8 million, and $6.0 million, respectively.

  Income Taxes

     W-H utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases based on enacted tax rates.

  Use of Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Financial Instruments

     W-H considers the fair value of all financial instruments (primarily long-term debt) not to be materially different from their carrying values at the end of each fiscal year based on management's estimate of W-H's ability to borrow funds under terms and conditions similar to those of W-H's existing debt.

                           W-H ENERGY SERVICES, INC.

  Accounting for Stock-Based Compensation

     In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," W-H can adopt either of two methods for accounting for stock options granted to employees. W-H has elected to account for its stock-based compensation plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and to provide pro forma disclosures required by SFAS No. 123 (see Note 9).

  Foreign Currency Translations

     The operations of foreign locations were translated into U.S. dollars based on the current exchange rate at the balance sheet date and the weighted-average rate for the period of the statement of operations and comprehensive loss. The translation adjustments were losses of $43,000 and $995,000 for the years ended December 31, 1999 and 2000, respectively, and are reflected as foreign currency translation adjustments in the consolidated statement of operations and comprehensive loss for the years ended December 31, 1999 and 2000. There were no such adjustments for the year ended December 31, 1998.

  Earnings Per Share

     Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed considering the dilutive effect of stock options and warrants. The 2,974,436 warrants issued in connection with the 13% senior subordinated notes (see Note
5) are considered to be outstanding as of the date of issuance and included in the computation of basic and diluted earnings per share in 1999 as the warrants are exercisable for nominal consideration and are not contingent. Because of the net loss for each year, no shares resulting from the assumed exercise of options or warrants, with the exception of the warrants exercisable for nominal consideration discussed above, are added to the denominator because the inclusion of such shares would be antidilutive. For the years ended December 31, 1998, 1999, and 2000, options of 738,375, 2,111,175, and 2,375,175, respectively, and warrants of 3,125,694, 3,125,694, and 2,894,694, respectively, were excluded from the computation of loss per common share.

  New Accounting Pronouncements

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB 101) which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 is effective by the fourth fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation. Adoption of this statement did not result in a material impact on or change to W-H's revenue recognition policy.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which W-H is required to adopt effective January 1, 2001. SFAS No. 133 will require W-H to record all derivatives as assets or liabilities at fair value. Changes in derivative fair values will either be recognized in earnings, offset against changes in the fair value of the related hedged assets, liabilities and firm commitments or, for forecasted transactions, recorded as a component of other comprehensive income in shareholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be recognized in earnings immediately. W-H has not, to date, engaged in activities or entered into arrangements associated with derivative instruments.

                           W-H ENERGY SERVICES, INC.

  Interim Financial Information

     The interim consolidated balance sheets as of March 31, 2001 and consolidated statements of operations and comprehensive loss, shareholders' equity (deficit) and cash flows for the three months ended March 31, 2000 and 2001 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations, comprehensive income and cash flows with respect to the interim consolidated financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  Reclassifications

     The accompanying consolidated financial statements for prior years contain certain reclassifications to conform with current year presentation.

3. ACQUISITIONS:

  PathFinder Energy Services

     On March 29, 1999, W-H acquired the logging-while-drilling (LWD) and related measurement-while-drilling (MWD) businesses from Halliburton Company (Halliburton), located in the United States and North Sea (the U.S. and North Sea PathFinder Assets) and certain LWD, MWD and other related assets in other foreign locations (the Foreign PathFinder Assets) for a consideration of $33.3 million in cash, including acquisition costs. Management allocated $27.2 million and $6.1 million to the U.S. and North Sea PathFinder Assets and the Foreign PathFinder Assets, respectively, based on the relative fair value of the assets acquired. W-H funded the acquisition of the U.S. and North Sea PathFinder Assets and the Foreign PathFinder Assets through the issuance of its 13% senior subordinated notes (see Note 5).

     The acquisition of the U.S. and North Sea PathFinder businesses has been accounted for as a purchase; therefore, the accompanying consolidated statements of operations and comprehensive income (loss) reflect the results of PathFinder's operations since its acquisition date. The purchase price and direct acquisition costs were allocated based on the fair value of the assets acquired and liabilities assumed.

     The purchase price and estimated fair market value of the assets acquired and liabilities assumed with the U.S. and North Sea PathFinder business acquired are as follows (in thousands):

Purchase price:
  Cash paid................................................  $26,673
  Acquisition costs........................................      500
                                                             -------
          Total purchase price.............................  $27,173
                                                             =======
Net assets acquired:
  Current assets...........................................  $ 8,240
  Property and equipment...................................   23,233
  Current liabilities......................................   (4,300)
                                                             -------
          Net assets acquired..............................  $27,173
                                                             =======

                           W-H ENERGY SERVICES, INC.

     The following table reflects on an unaudited consolidated pro forma basis the results of operations as though the acquisition of the U.S. and North Sea PathFinder businesses had been acquired as of the beginning of W-H's 1999 fiscal year. Adjustments have been made to reflect the accounting basis used in recording the acquisition together with additional interest expense related to acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the acquisition been in effect on the date indicated, that have resulted since the date of acquisition or that may result in the future. Pro forma amounts are as follows (in thousands, unaudited):

                                                          YEAR ENDED
                                                       DECEMBER 31, 1999
                                                       -----------------
Total revenues.......................................      $137,142
Net loss.............................................       (17,986)
Net loss per share -- basic and diluted..............         (1.49)

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in W-H's allowance for doubtful accounts for the years ended December 31, 1998, 1999, and 2000, consists of the following (in thousands):

                                                              1998     1999     2000
                                                             ------   ------   ------
Balance, beginning of year.................................  $1,223   $1,721   $2,897
  Deductions for uncollectible receivables written off.....    (353)    (380)    (420)
  Additions charged to expense.............................     451    1,556      948
  Additions due to acquisition.............................     400       --       --
                                                             ------   ------   ------
Balance, end of year.......................................  $1,721   $2,897   $3,425
                                                             ======   ======   ======


     The components of inventories as of December 31, 1999 and 2000 are as follows (in thousands):


                                                               1999      2000
                                                              -------   -------
Finished goods..............................................  $ 6,421   $13,147
Work-in-process.............................................      221     2,382
Raw materials and supplies..................................    7,052     2,994
                                                              -------   -------
          Inventories.......................................  $13,694   $18,523
                                                              =======   =======

     Net property and equipment as of December 31, 1999 and 2000, consists of the following (in thousands):

                                                                1999       2000
                                                              --------   --------
Rental equipment............................................  $ 97,883   $122,874
Machinery and equipment.....................................    11,985     12,057
Automobiles and trucks......................................     3,179      3,970
Office equipment, furniture and fixtures....................     2,568      4,229
Building & leasehold improvements...........................     4,394      9,828
                                                              --------   --------
          Total.............................................   120,009    152,958
Less -- accumulated depreciation............................   (36,774)   (51,992)
                                                              --------   --------
          Property and equipment, net.......................  $ 83,235   $100,966
                                                              ========   ========

                           W-H ENERGY SERVICES, INC.

     Depreciation expense charged to operations totaled approximately $9.0 million, $13.3 million and $17.3 million for the years ended December 31, 1998, 1999 and 2000, respectively.

     Accrued liabilities as of December 31, 1999 and 2000, consist of the following (in thousands):

                                                               1999      2000
                                                              -------   -------
Accrued compensation and benefits...........................  $ 2,219   $ 5,750
Accrued repairs and maintenance.............................    1,551     2,271
Accrued taxes...............................................       --     1,244
Accrued professional fees...................................      242       535
Accrued interest............................................    2,210        19
Other accrued liabilities...................................    4,903     5,731
                                                              -------   -------
         Total..............................................  $11,125   $15,550
                                                              =======   =======

5. DEBT:

     Long-term debt as of December 31, 1999, 2000 and March 31, 2001, consists of the following (in thousands):

                                                            AS OF DECEMBER 31,      AS OF
                                                            ------------------    MARCH 31,
                                                              1999      2000         2001
                                                            --------   -------   ------------
                                                                                 (UNAUDITED)
CREDIT FACILITY (POST IPO):
Term A loan facility to financial institutions bearing
  interest at LIBOR plus 2.75% (9.39% at December 31,
  2000), requiring annual principal payments ranging from
  $0 in the first year to $14.0 million in the fifth year,
  maturing on October 16, 2005............................  $     --   $40,000     $40,000
Term B loan facility to financial institutions bearing
  interest at LIBOR plus 3.25% (9.89% at December 31,
  2000), requiring annual principal payments of $0.4
  million through October 15, 2006 and the balance due on
  the maturity date, maturing on April 16, 2007...........        --    34,912      34,825
Revolving Credit facility to financial institutions
  bearing interest at LIBOR plus 2.75% (9.39% at December
  31, 2000), maturing on October 16, 2005.................        --     7,000       4,000
CREDIT FACILITY (PRE IPO):
Senior secured credit facilities to financial institutions
  paid in-full on October 16, 2000........................   147,337        --          --
SUBORDINATED DEBT:
Subordinated notes payable to DLJ Merchant Banking
  Partners II, L.P. and its affiliated investment funds
  (also a warrant holder; also a related party) paid in
  full on October 16, 2000................................    25,723        --          --
Senior subordinated notes payable to JZ Equity Partners
  PLC (affiliated with a warrant holder; also a related
  party) paid in full on October 16, 2000.................    24,000        --          --
OTHER DEBT:
Notes payable to prior owners of Integrity Industries,
  Inc. and Grinding and Sizing, Inc., paid in full on
  October 16, 2000........................................     1,762        --          --
                                                            --------   -------     -------
         Total long-term debt.............................   198,822    81,912      78,825
Less -- Current maturities of long-term debt..............    (4,900)   (1,850)     (3,350)
                                                            --------   -------     -------
                                                            $193,922   $80,062     $75,475
                                                            ========   =======     =======

                           W-H ENERGY SERVICES, INC.

  Credit Facility (Post IPO)

     On October 16, 2000, W-H closed on a $115.0 million credit facility that replaced our existing $173.5 million credit facility. The new credit facility consists of a Term A and a Term B loan facility in the amount of $40.0 million and $35.0 million, respectively. Additionally, the Credit Facility has a $40.0 million revolving loan commitment of which $7.0 million was outstanding at December 31, 2000. The Term A loan facility will mature on October 16, 2005 and requires payments escalating from $0 in the first year to $14.0 million in the fifth year. The Term B loan facility will mature on April 16, 2007 and requires principal payments of $0.4 million in each of the first six years with the outstanding balance being due on the maturity date. The revolving loan commitment matures on October 16, 2005. At W-H's option, amounts borrowed under the credit facility will bear interest at either a variable rate equal to the reserve-adjusted LIBOR or an alternate base rate, plus in each case, an applicable margin. The applicable margin ranges from 1.75% to 3.00% in the case of a LIBOR based loan under the revolving credit facility or the Term A loan facility and is 3.25% in the case of a LIBOR based loan under the Term B loan facility. For alternate base rate loans, the applicable margin ranges from 0.75% to 2.00% under the revolving credit facility and the Term A loan facility and is 2.25% under the Term B loan facility. The foregoing margins are subject to adjustment based on a debt service coverage ratio and a leverage ratio. The new credit facility requires, among other things, that we maintain certain financial ratios and limits the amount of capital expenditures we may make, the amount of debt we may incur outside of the credit facility, our ability to pay dividends and future investments.

     The credit facility is secured by a lien on all of W-H's property and assets, a pledge of all of the capital stock of W-H's domestic subsidiaries and a pledge of not greater than 65% of the capital stock of each of W-H's foreign subsidiaries. In addition, the credit facility is guaranteed by all of W-H's domestic subsidiaries.

     Scheduled maturities of long-term debt are as follows (in thousands):

For the year ended December 31 --
  2001.....................................................  $ 1,850
  2002.....................................................    6,850
  2003.....................................................    9,350
  2004.....................................................   12,850
  2005.....................................................   17,850
  Thereafter...............................................   33,162
                                                             -------
          Total............................................  $81,912
                                                             =======

  Credit Facility (Pre IPO)

     In August 1997, Perf-O-Log, Inc., a wholly owned subsidiary of W-H, entered into a senior secured credit facility. The senior secured credit facility included a revolving credit line and various term loans and has been amended from time to time since August 1997. The credit facility was utilized to finance acquisitions and for working capital purposes. The credit facility was secured by substantially all of the assets of W-H and bore interest at LIBOR plus 3.25% to 4.5% depending on term classification. On October 16, 2000, the outstanding balance under the senior secured credit facility, including accrued and unpaid interest, was repaid with the net proceeds of our initial public offering along with borrowings under our new credit facility.

                           W-H ENERGY SERVICES, INC.

  Subordinated Debt

     In connection with the PathFinder acquisition in March 1999 (Note 3), W-H issued 13% senior subordinated notes with a face value of $40.0 million to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds. The 13% senior subordinated notes were unsecured and subordinated in the right of payment and liquidation preference to the senior secured credit facility. Additionally, W-H issued the note-holders warrants to purchase shares of its common stock. The 13% senior subordinated notes were recorded at a discount of $11.2 million from face value, which represented the amount allocated to the warrants. In April and October 2000, W-H issued two 14% payment-in-kind notes in lieu of making interest payments in the total amount of $4.7 million. On October 16, 2000, the outstanding balances under the 13% senior subordinated notes and the 14% payment-in-kind notes, including accrued and unpaid interest, were repaid with the net proceeds of our initial public offering along with borrowings under our new credit facility.

     In August 1997, W-H issued $24.0 million of 12 1/2% senior subordinated notes to a related party. The 12 1/2% senior subordinated notes were unsecured and subordinated in right of payment and liquidation preference to our senior secured credit facility. In March and September 2000, W-H issued two 14 1/2% payment-in-kind notes in lieu of making interest payments in the total amount of $3.1 million. On October 16, 2000, the outstanding balances under the 12 1/2% senior subordinated notes and the 14 1/2% payment-in-kind notes, including accrued and unpaid interest, were repaid with the net proceeds of our initial public offering along with borrowings under our new credit facility.

  Extraordinary Loss

     On October 16, 2000 W-H recorded an after tax extraordinary loss of $8.3 million, net of tax benefit of $4.9 million as a result of the write-off of deferred financing costs and unamortized discount associated with the debt that was repaid with the net proceeds from the offering and borrowings under our new credit facility.

6. COMMITMENTS AND CONTINGENCIES:

  Operating Leases

     W-H leases certain real estate properties and automobiles under operating leases that expire at various dates through 2009. Rental expense under operating leases was approximately $1.0 million, $1.8 million and $4.6 million for the years ended December 31, 1998, 1999 and 2000, respectively. Future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

For the year ended December 31 --
  2001....................................................   $ 3,405
  2002....................................................     2,980
  2003....................................................     2,287
  2004....................................................     1,442
  2005....................................................     1,163
  Thereafter..............................................     1,690
                                                             -------
          Total...........................................   $12,967
                                                             =======

  Employment Agreements

     W-H has entered into employment agreements with its corporate officers. Under the agreements, each officer receives a set base salary, subject to adjustment, an annual discretionary bonus based on specific objectives to be determined by the compensation committee, an automobile allowance and certain fringe

                           W-H ENERGY SERVICES, INC.

benefits as may be available to such executive officers. The agreements are subject to terms of two to three years, with certain automatic renewal provisions and contain non-competition agreements. The agreements also provide for a termination clause, which requires a two-year payment based on the officer's salary, in the event of termination without cause.

     W-H also has employment agreements with certain non-corporate officers. These agreements have initial expiration terms ranging from April 2001 through December 2003 and provide for a base annual salary ranging from approximately $54,000 to $180,000. The agreements also provide for severance pay in the event of involuntary termination.

     W-H also has entered into a royalty agreement with an employee, which provides for a maximum future payment of approximately $1.3 million upon the occurrence of certain events. Royalties received from recurring operations reduce this maximum payment over time. All amounts pursuant to this royalty agreement are expensed as incurred.

  Litigation

     W-H is involved in various lawsuits arising from normal business activities. Currently management is not able to estimate the liability, if any associated with any pending litigation. Management has reviewed pending litigation with legal counsel and believes that the ultimate liability, if any, resulting from such actions will not have a material adverse effect on W-H's financial position or results of operations.

7. INCOME TAXES:

     The components of W-H's income tax provision are as follows (in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998     1999      2000
                                                              ------   -------   -------
Current
  U.S. federal and state income taxes.......................   $126     $  50     $  --
  Foreign...................................................     --       332       454
                                                               ----     -----     -----
          Total Current.....................................    126       382       454
                                                               ----     -----     -----
Deferred
  U.S. federal and state income taxes.......................     26      (143)     (850)
  Foreign...................................................     --        --       200
                                                               ----     -----     -----
          Total Deferred....................................     26      (143)     (650)
                                                               ----     -----     -----
          Total provision (benefit).........................   $152     $ 239     $(196)
                                                               ====     =====     =====

                           W-H ENERGY SERVICES, INC.

     The 2000 benefit differs from the provision in the statement of operations due to the $4.9 million benefit arising from the extraordinary loss (Note 5). The total provision for income taxes differs from an amount computed at the statutory rate as follows (in thousands):

                                                            YEARS ENDED DECEMBER 31,
                                                            -------------------------
                                                            1998     1999      2000
                                                            -----   -------   -------
Federal income tax (benefit) at statutory rates...........  $(419)  $(5,094)  $  (309)
State income taxes........................................     69      (328)     (128)
US tax on foreign earnings................................     --        --       200
Foreign income tax........................................     --       (64)      633
Nondeductible items.......................................    231       240       800
Increase/(Decrease) in valuation allowance and other......    248     5,439    (1,363)
Change in federal statutory rate..........................     --        --       (29)
Other.....................................................     23        46        --
                                                            -----   -------   -------
                                                            $ 152   $   239   $  (196)
                                                            =====   =======   =======

     The significant components of the deferred tax assets and liabilities as of December 31, 1999 and 2000, are as follows (in thousands):

                                                                1999       2000
                                                              --------   --------
Deferred tax assets --
  Net operating loss carryforwards..........................  $ 14,295   $ 18,293
  Accruals not currently deductible for tax purposes........     1,129      1,164
  Write-off of bad debts....................................       703      1,085
  Inventory costs capitalized for tax purposes..............        --        662
  Other.....................................................        36        152
                                                              --------   --------
          Total gross deferred tax assets...................    16,163     21,356
  Less -- valuation allowance...............................    (6,489)    (3,108)
                                                              --------   --------
          Net deferred tax assets...........................     9,674     18,248
                                                              --------   --------
Deferred tax liabilities --
  Tax depreciation in excess of book depreciation...........    (8,819)   (13,501)
  Tax amortization in excess of book amortization...........    (1,295)    (1,071)
  Other.....................................................        --     (3,466)
                                                              --------   --------
          Total gross deferred tax liabilities..............   (10,114)   (18,038)
                                                              --------   --------
          Net deferred tax assets (liabilities).............  $   (440)  $    210
                                                              ========   ========

     At December 31, 2000, W-H has approximately $46.7 million of federal net operating loss ("NOL") carryforwards, $41.9 million of state NOL carryforwards, and $1.9 million of foreign NOL carryforwards. The federal NOL carryforwards have expiration dates through the year 2020.

     Valuation allowances have been established for uncertainties in realizing the benefit of tax loss and credit carryforwards. As a result of the material changes in ownership of W-H, the utilization of certain NOL carryforwards is subject to certain annual limitations and has not been fully tax benefited for financial statement purposes. While W-H expects to realize the deferred tax assets, net of valuation allowances, changes in future taxable income or in tax laws may alter this expectation. The valuation allowance increased approximately $5.3 million in 1999 and decreased approximately $3.4 million in 2000. This $3.4 million decrease is primarily due to an increased expectation of the realization of the federal deferred tax assets related to the federal NOL.

                           W-H ENERGY SERVICES, INC.

8. RELATED-PARTY TRANSACTIONS:

  Subordinated Debt

     In connection with its 1997 recapitalization, W-H issued $24.0 million of 12 1/2% senior subordinated notes to a merchant banking firm that is affiliated with two partnerships, which are shareholders of W-H. (See Note 5)

     In connection with the PathFinder acquisition, W-H issued 13% senior subordinated notes with a face value of $40.0 million to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds, which are shareholders of W-H. (See Note 5)

     On October 16, 2000, the outstanding balances under the 13% senior subordinated notes, including accrued and unpaid interest, and the outstanding balances under the 12 1/2% senior subordinated notes, including accrued and unpaid interest, were repaid with the net proceeds of our initial public offering along with borrowings under our new credit facility. (See Note 5)

  Consulting and Advisory Agreements

     On August 11, 1997, W-H entered into a consulting agreement with an affiliate of The Jordan Company (Jordan), a private merchant banking firm that is affiliated with two partnerships that are shareholders of W-H. The agreement provides for an annual fee payable on a quarterly basis equal to 2.5% of W-H's net income before interest, tax, depreciation and amortization and other non-cash or non-recurring expenses; provided that from and after March 26, 1999, such fee may not exceed $600,000 per annum for as long as the 13% senior subordinated notes described in Note 5 are outstanding. (see "Subordinated Debt" above regarding the repayment of these notes). W-H paid approximately $341,000, $145,000 and $925,000 under this agreement, for the years ended December 31, 1998, 1999 and 2000. Concurrent with the closing of the offering, W-H paid Jordan $250,000 to terminate the consulting agreement, which is recorded in selling, general and administrative expenses in the accompanying financial statements.

     On August 11, 1997, W-H entered into a transaction advisory agreement with an affiliate of Jordan, which expires on December 31, 2007. The advisory agreement provides for an investment banking and financial consulting fee ranging up to 1% to 2% of the aggregate transaction size for equity, debt, acquisitions, divestitures and other transactions. Under this agreement, W-H paid Jordan approximately $400,000, $500,000 and $1,777,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

  Lease Agreement

     One of W-H's subsidiaries leases its facilities from an officer/stockholder of the Company. In 2000, W-H paid the officer/stockholder $108,000 under this lease.

  Transactions with Penny-Farthing Press, Inc.

     W-H's Chairman and Chief Executive Officer is the owner of Penny-Farthing Press Inc. (PFP), a publishing company, which occasionally performs services for W-H and several of its subsidiaries. In 2000, W-H made payments to PFP for graphic design and other services amounting to $59,902. During that same period PFP made payments to W-H in the amount of $33,064 primarily for rental of office space.

9. SHAREHOLDERS' EQUITY (DEFICIT):

  Stock Dividend

     In May 2000, W-H's Board of Directors declared a stock dividend to effect a stock split of 33 shares for every one share of common stock then outstanding. The accompanying consolidated financial

                           W-H ENERGY SERVICES, INC.

statements and footnotes have been restated to reflect the stock split, including an assumed increase in the authorized shares of common stock. The par value of the shares of common stock to be issued in connection with the stock dividend was credited to common stock and a like amount charged to additional paid-in capital.

  Capital Stock

     In May 2000, W-H amended its articles of incorporation to reclassify its Class A common stock to common stock and eliminate its Class B common stock; with the par value of common stock reduced from $0.01 per share to $0.0001 per share. The change in par value did not affect any of the existing rights of shareholders and has been recorded as an adjustment to additional paid-in capital in 2000. In addition, W-H directed its Board of Directors to authorize up to 10,000,000 shares of preferred stock, par value $0.01, in one or more series.

     In March 1999, W-H shareholders approved an amendment to W-H's articles of incorporation, which reduced the par value of each share of common stock from $1.00 per share to $0.01 per share. The change in par value did not affect any of the existing rights of shareholders and has been recorded as an adjustment to additional paid-in capital and common stock in 1999.

  Stock Options and Stock Purchase Warrants

     In August 1997, W-H adopted a stock option plan (the 1997 Option Plan) to provide non-qualified stock options to employees and authorized the issuance of up to 2,475,000 shares to be issued under the 1997 Option Plan. Each option granted under the 1997 Option Plan will contain such terms and conditions as may be approved by the Board of Directors or compensation committee (the Committee). These options vest over a four-year period and will expire ten years from the date the options were granted. These options will vest in 25% increments after each full year of service following the date of grant. If an optionee's employment terminates for any reason, the option may be exercised during the three month period following such termination, but only to the extent vested at the time of such termination. At December 31, 2000, 1,474,275 options were outstanding under this plan.

     Additionally, on March 29, 1999, W-H issued 900,900 options to its chief executive officer (CEO) under a separate non-statutory option plan. The options issued to its CEO have a 10-year term and an exercise price of $4.45 per share. At December 31, 2000, 480,480 of these options were vested with the remaining 420,420 options vesting proportionately at March 29, 2001 and 2002.

     In connection with issuance of its 13% senior subordinated notes (see Note
5), W-H issued warrants to purchase up to 6,115,263 shares of common stock at $0.0003 per share. The warrants have a provision that if $5 million of the 13% senior subordinated notes are redeemed by May 29, 1999, then the number of warrants are reduced to 4,756,323, and if the 13% senior subordinated notes are redeemed in whole by October 26, 2000, then the number of warrants are reduced to 2,974,436. On May 29, 1999, W-H redeemed $5 million of the 13% senior subordinated notes, reducing the outstanding warrants to 4,756,323. Concurrent with the close of the offering, warrants to purchase 2,974,436 shares of common stock were exchanged for an equivalent number of shares of common stock. The fair value of the warrants issued aggregated $11.2 million, and was recorded as a discount to the face amount of the 13% senior subordinated notes and additional paid-in-capital upon issuance. From March 1999 to October 2000, this discount was amortized into interest expense as a non-cash accretive adjustment. Concurrent with the close of the offering, the unamortized discount balance was written-off and presented as an extraordinary loss, net of tax in the accompanying financial statements.

                           W-H ENERGY SERVICES, INC.

     A summary of W-H's stock options and warrants as of December 31, 1998, 1999 and 2000 is as follows:

                                                      NUMBER OF SHARES
                                                    ---------------------      PRICE
                                                     OPTIONS    WARRANTS     PER SHARE
                                                    ---------   ---------   -----------
Outstanding December 31, 1997.....................    573,375   2,680,194          2.21
  Granted.........................................    495,000     445,500     3.03-4.09
  Expired/canceled................................   (330,000)         --          3.03
                                                    ---------   ---------
Outstanding December 31, 1998.....................    738,375   3,125,694     2.21-4.09
  Granted.........................................  1,397,550   2,974,436   0.0003-4.55
  Expired/canceled................................    (24,750)         --     2.21-4.55
                                                    ---------   ---------
Outstanding December 31, 1999.....................  2,111,175   6,100,130   0.0003-4.55
  Granted.........................................    391,875          --    5.30-16.50
  Exercised/exchanged.............................         --   3,205,436   0.0003-2.21
  Expired/canceled................................   (127,875)         --     2.21-5.30
                                                    ---------   ---------
Outstanding December 31, 2000.....................  2,375,175   2,894,694    2.21-16.50
                                                    ---------   ---------
Exercisable at December 31, 2000..................  1,066,643   2,894,694    2.21-16.50
                                                    =========   =========

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                           OPTIONS OUTSTANDING
                       ------------------------------------------------------------           OPTIONS EXERCISABLE
                                             WEIGHTED AVERAGE                         ------------------------------------
RANGE OF               OUTSTANDING AS OF   REMAINING CONTRACTUAL   WEIGHTED AVERAGE   EXERCISABLE AS OF   WEIGHTED AVERAGE
EXERCISE PRICES        DECEMBER 31, 2000      LIFE (IN YEARS)       EXERCISE PRICE    DECEMBER 31, 2000    EXERCISE PRICE
---------------        -----------------   ---------------------   ----------------   -----------------   ----------------
$2.21 -  3.48                595,650                6.7                 $ 2.28              436,013            $2.26
 3.48 -  4.55              1,392,600                8.2                   4.51              630,630             4.51
 4.55 - 16.50                386,925                9.4                  11.13                   --               --
                           ---------                                                      ---------
$2.21 - 16.50              2,375,175                8.0                 $ 5.03            1,066,643            $3.59
                           =========                                                      =========

     Under SFAS No. 123, the fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used for the grants in the years ended December 31, 1998, 1999 and 2000: risk-free interest rates of between 5.2%-7.0%; dividend rates of zero; expected lives of ten years and expected volatilities of 60.2%-65.9%. The 2,375,175 options outstanding as of December 31, 2000 have a remaining contractual life of between 6.6 and 9.8 years.

     The Black-Scholes option valuation model and other existing models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of and are highly sensitive to subjective assumptions including the expected stock price volatility. W-H's stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

                           W-H ENERGY SERVICES, INC.

     Had compensation cost for the stock options granted to employees been determined under SFAS No. 123, net loss and basic and diluted net loss per share for the years ended December 31, 1998, 1999 and 2000 would have changed as indicated in the following pro forma amounts:

                                                            1998         1999          2000
                                                         ----------   -----------   ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss --
  As reported..........................................   $(1,386)     $(15,220)     $  (688)
  Pro forma............................................    (1,494)      (16,073)      (1,676)
Basic and diluted net loss per share --
  As reported..........................................   $ (0.15)     $  (1.34)     $ (0.05)
  Pro forma............................................     (0.16)        (1.41)       (0.12)

     W-H recorded approximately $158,000 in deferred compensation, relating to options issued during the year ended December 31, 1999, for the excess of the estimated fair value of the common stock on the date of grant over the exercise price. In January 2000, W-H issued options to purchase 190,575 shares of common stock to employees. W-H recorded additional deferred compensation totaling approximately $1.5 million for options granted in the first quarter of 2000. The additional deferred compensation will be amortized over the four-year vesting period of the individual stock options issued. The fair value of the common stock on the date of grant was determined based on a third-party entity valuation and taking into consideration certain industry and company-specific factors. During the years ended December 31, 1999 and 2000, W-H recognized $17,000 and $404,000 in compensation expense relating to these options, respectively.

10. 401(k) PLAN:

     W-H maintains a 401(k) plan that enables employees to contribute up to specified percentages of their annual compensation. W-H may contribute a matching amount for each participant equal to a discretionary percentage determined annually by W-H. W-H may also contribute additional amounts at its sole discretion. W-H matching contributions were approximately $210,000, $456,000 and $695,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

11. SEGMENTS:

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires that companies report separately information about each significant operating segment reviewed by the chief operating decision maker. Management has elected to organize segments based on differences in each segment's customers and the products and services offered without aggregating operating segments. All segments that meet a threshold of 10% of revenues, reported profit or loss, or combined assets are defined as significant segments. Based on these requirements, management has identified three reportable segments, drilling related products and services, completion and workover related products and services, and maintenance and safety related products and services. The accounting policies of the operating segments are the same at those described in the summary of significant accounting policies.

  Drilling Related Products and Services:

     The drilling related products and services segment provides products and services used by oil and natural gas companies, drilling contractors and other oilfield service companies for the drilling of oil and natural gas wells. These products and services are used primarily onshore in the Gulf Coast region and offshore in the Gulf of Mexico and the North Sea and in other international geographic regions. This

                           W-H ENERGY SERVICES, INC.

segment consists of four primary business lines: (i) LWD and MWD; (ii) rental tools; (iii) downhole drilling motors; and (iv) drilling fluids.

  Completion and Workover Related Products and Services:

     The completion and workover related products and services segment provides products and services primarily to customers onshore in the Gulf Coast region and offshore in the Gulf of Mexico. These products include: (i) wireline logging and perforating; (ii) polymers and specialty chemicals; and (iii) tubing.

  Maintenance and Safety Related Products and Services:

     The maintenance and safety related products and services segment provides products and services primarily for refinery and petrochemical plant applications and major and independent oil and natural gas companies, including:
(i) waste management; and (ii) safety equipment.

     W-H recognizes revenues, cost of revenues, selling, general and administrative expense, research and development expense and depreciation and amortization expense by segment. Interest expense and other income (expense) are not monitored by segment. Summarized information for W-H's reportable segments is contained in the following tables (in thousands):

     As of and for the year ended December 31, 2000:

                                                         MAINTENANCE
                                 DRILLING   COMPLETION   AND SAFETY     OTHER     TOTAL
                                 --------   ----------   -----------   -------   --------
Revenues.......................  $162,930    $43,177       $23,845     $    --   $229,952
Operating Income...............    32,046      7,065         1,339      (4,098)    36,352
EBITDA(a)......................    45,052     10,776         3,752      (4,076)    55,504
Total assets...................   159,567     43,197        22,824       6,643    232,231
Capital expenditures...........    22,177      9,337         6,184         588     38,286

     As of and for the year ended December 31, 1999:

                                                         MAINTENANCE
                                 DRILLING   COMPLETION   AND SAFETY     OTHER     TOTAL
                                 --------   ----------   -----------   -------   --------
Revenues.......................  $ 80,643    $27,436       $19,562     $    --   $127,641
Operating Income...............     7,094      2,876           309      (2,676)     7,603
EBITDA(1)......................    16,999      6,152         2,298      (2,903)    22,546
Total assets...................   130,629     39,310        17,693       3,972    191,604
Capital expenditures...........    16,080      5,450         2,194         125     23,849

     As of and for the year ended December 31, 1998:

                                                         MAINTENANCE
                                 DRILLING   COMPLETION   AND SAFETY     OTHER     TOTAL
                                 --------   ----------   -----------   -------   --------
Revenues.......................  $ 46,368    $23,789       $20,136     $    --   $ 90,293
Operating Income...............     8,673      3,927         1,857      (2,131)    12,326
EBITDA(1)......................    15,731      5,710         3,561      (2,070)    22,932
Total assets...................    77,298     33,602        18,361       3,338    132,599
Capital expenditures...........    13,792      6,170         5,081         257     25,300

                           W-H ENERGY SERVICES, INC.

     As of and for the three months ended March 31, 2001 (unaudited):

                                                         MAINTENANCE
                                 DRILLING   COMPLETION   AND SAFETY     OTHER     TOTAL
                                 --------   ----------   -----------   -------   --------
Revenues.......................  $ 57,148    $14,398       $ 7,410     $    --   $ 78,956
Operating Income...............    14,022      3,230           764      (1,404)    16,612
EBITDA(1)......................    17,882      4,315         1,409      (1,124)    22,482
Total assets...................   166,782     46,502        25,075       8,040    246,399
Capital expenditures...........     6,289      2,602         2,073          51     11,015

     As of and for the three months ended March 31, 2000 (unaudited):

                                                         MAINTENANCE
                                 DRILLING   COMPLETION   AND SAFETY     OTHER     TOTAL
                                 --------   ----------   -----------   -------   --------
Revenues.......................  $ 32,591    $ 8,887       $ 5,759     $    --   $ 47,237
Operating Income...............     5,219      1,106           491      (1,086)     5,730
EBITDA(1)......................     8,173      1,939         1,061        (994)    10,179
Total assets...................   130,944     37,588        18,931      10,026    197,489
Capital expenditures...........     1,867      3,575           794         342      6,578

---------------

(1) W-H calculates EBITDA as earnings before interest expense, income taxes, depreciation and amortization, and non-cash stock-based compensation expense. EBITDA should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles. EBITDA is widely used by financial analysts as measure of financial performance. W-H's calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

     W-H operates in the United States, the North Sea and other geographic regions. The following is summary information by geographic region (in thousands):

     Revenues:

                                                                        FOR THE THREE MONTHS
                                     FOR THE YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                     --------------------------------   ---------------------
                                       1998       1999        2000        2000        2001
                                     --------   ---------   ---------   ---------   ---------
                                                                             (UNAUDITED)
United States......................  $90,293    $113,506    $208,774     $43,620     $69,652
North Sea..........................       --      14,135      16,008       3,617       4,504
Other..............................       --          --       5,170          --       4,800
                                     -------    --------    --------     -------     -------
          Total....................  $90,293    $127,641    $229,952     $47,237     $78,956
                                     =======    ========    ========     =======     =======

     Operating Income:

                                                                        FOR THE THREE MONTHS
                                     FOR THE YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                     -------------------------------    ---------------------
                                       1998       1999        2000        2000        2001
                                     --------    -------    --------    --------    ---------
                                                                             (UNAUDITED)
United States......................  $12,326     $4,807     $32,057      $5,667      $14,765
North Sea..........................       --      2,796       3,236          63          541
Other..............................       --         --       1,059          --        1,306
                                     -------     ------     -------      ------      -------
          Total....................  $12,326     $7,603     $36,352      $5,730      $16,612
                                     =======     ======     =======      ======      =======

                           W-H ENERGY SERVICES, INC.

     Long-Lived Assets:

                                                      AS OF DECEMBER 31,
                                                      -------------------    MARCH 31,
                                                        1999       2000        2001
                                                      --------   --------   -----------
                                                                            (UNAUDITED)
United States.......................................  $123,143   $135,749    $139,643
North Sea...........................................     9,242      8,629       8,041
Other...............................................        --      1,203       1,975
                                                      --------   --------    --------
          Total.....................................  $132,385   $145,581    $149,659
                                                      ========   ========    ========

12. INTERIM FINANCIAL INFORMATION (UNAUDITED):

     The following is a summary of consolidated interim information for the years ended December 31, 2000 and 1999 (amounts in thousands, except per share data):

                                                          THREE MONTHS ENDED
                                          ---------------------------------------------------
2000                                      MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
----                                      ---------   --------   -------------   ------------
Revenues................................   $47,237    $52,173       $62,061        $68,481
Operating income........................     5,730      6,891        10,678         13,053
Income (loss) before extraordinary
  item..................................    (1,206)      (224)        3,312          5,718
Net income (loss).......................   $(1,206)   $  (224)      $ 3,312        $(2,570)
Earnings (loss) per common share before
  extraordinary item:
  Basic.................................   $ (0.10)   $ (0.02)      $  0.27        $  0.27
  Diluted...............................   $ (0.10)   $ (0.02)      $  0.21        $  0.23
Income (loss) per common share:
  Basic.................................   $ (0.10)   $ (0.02)      $  0.27        $ (0.12)
  Diluted...............................   $ (0.10)   $ (0.02)      $  0.21        $ (0.12)

                                                          THREE MONTHS ENDED
                                          ---------------------------------------------------
1999                                      MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
----                                      ---------   --------   -------------   ------------
Revenues................................   $21,724    $29,189       $34,311        $42,417
Operating income (loss).................       989       (163)        1,445          5,332
Net loss................................   $(2,715)   $(6,444)      $(4,824)       $(1,237)
Loss per common share:
  Basic.................................   $ (0.30)   $ (0.56)      $ (0.40)       $ (0.10)
  Diluted...............................   $ (0.30)   $ (0.56)      $ (0.40)       $ (0.10)

13. SUBSEQUENT EVENTS:

  Acquisition

     On May 31, 2001, W-H acquired Louisiana-based Coil Tubing Services, L.L.C.
(CTS). W-H acquired CTS for $43.0 million in cash, common stock and convertible subordinated notes and assumed approximately $4.1 million in CTS debt. CTS provides its services for oil and natural gas wells located on land, in the inland waterways and offshore through its facility in Broussard, Louisiana.

  Financing

     On May 31, 2001, W-H amended its credit facility to increase the amount that may be borrowed from $115.0 million to $165.0 million. W-H paid Jordan approximately $500,000 for services rendered in connection with the commencement of the credit facility.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
W-H Energy Services, Inc.:

     We have audited the accompanying balance sheet of Coil Tubing Services, L.L.C. (a Louisiana corporation) as of December 31, 2000, and the related statements of operations, members' capital and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coil Tubing Services, L.L.C. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
May 21, 2001

                          COIL TUBING SERVICES, L.L.C.

                                 BALANCE SHEETS


                                                              DECEMBER 31,    MARCH 31,
                                                                  2000          2001
                                                              ------------   -----------
                                                                             (UNAUDITED)
ASSETS

Current Assets:
  Cash and cash equivalents.................................  $   102,262    $ 3,053,645
  Accounts receivable, net of allowance of $161,885 and
     $255,885, respectively.................................    6,102,503      5,855,885
  Prepaid expenses and other................................       50,128             --
                                                              -----------    -----------
          Total current assets..............................    6,254,893      8,909,530
Property and Equipment:
  Coil tubing units.........................................    3,222,854      3,910,471
  Equipment.................................................    3,746,072      4,346,789
  Vehicles and trailer......................................      954,534      1,083,932
  Office equipment..........................................       20,000         20,000
  Other.....................................................        8,151          8,842
                                                              -----------    -----------
          Total property and equipment......................    7,951,611      9,370,034
  Less -- Accumulated depreciation..........................   (1,845,358)    (2,164,083)
                                                              -----------    -----------
          Net property and equipment........................    6,106,253      7,205,951
                                                              -----------    -----------
          Total assets......................................  $12,361,146    $16,115,481

                                                              ===========    ===========
LIABILITIES AND MEMBERS' CAPITAL

Current Liabilities:
  Notes payable.............................................  $ 4,139,968    $ 3,954,996
  Current maturities of long-term debt......................      100,015        101,589
  Trade accounts payable....................................      436,651      1,554,954
  Accrued liabilities.......................................      744,531        980,515
                                                              -----------    -----------
          Total current liabilities.........................    5,421,165      6,592,054
Long-term debt, net of current maturities...................      123,740        126,107
                                                              -----------    -----------
          Total liabilities.................................    5,544,905      6,718,161
Members' Capital:
  Contributed capital, 100 units authorized and 100 units
     issued and outstanding.................................      100,000        100,000
  Distributions.............................................     (171,000)      (456,000)
  Accumulated earnings......................................    6,887,241      9,753,320
                                                              -----------    -----------
          Total members' capital............................    6,816,241      9,397,320
                                                              -----------    -----------
          Total liabilities and members' capital............  $12,361,146    $16,115,481
                                                              ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                          COIL TUBING SERVICES, L.L.C.

                            STATEMENTS OF OPERATIONS


                                                                              FOR THE THREE MONTHS
                                                      FOR THE YEAR ENDED        ENDED MARCH 31,
                                                         DECEMBER 31,       ------------------------
                                                             2000              2000          2001
                                                      -------------------   ----------    ----------
                                                                                  (UNAUDITED)
Revenues............................................      $15,261,783       $2,748,034    $6,426,074
Costs and expenses:
  Cost of revenues..................................        6,460,967        1,300,572     2,197,656
  Depreciation......................................          974,214          196,414       318,725
  Selling, general and administrative...............        2,750,387          439,635       996,379
                                                          -----------       ----------    ----------
          Total costs and expenses..................       10,185,568        1,936,621     3,512,760
                                                          -----------       ----------    ----------
Income from operations..............................        5,076,215          811,413     2,913,314
Other (expense) income:
  Interest income...................................           23,346            4,013        15,660
  Interest expense..................................         (365,243)         (89,457)      (62,895)
  Other income......................................           21,731               --            --
                                                          -----------       ----------    ----------
          Net income................................      $ 4,756,049       $  725,969    $2,866,079
                                                          ===========       ==========    ==========


   The accompanying notes are an integral part of these financial statements.

                          COIL TUBING SERVICES, L.L.C.

                         STATEMENTS OF MEMBERS' CAPITAL

                                                CONTRIBUTED                   ACCUMULATED
                                                  CAPITAL     DISTRIBUTIONS    EARNINGS       TOTAL
                                                -----------   -------------   -----------   ----------
Balance, December 31, 1999....................   $100,000       $      --     $2,131,192    $2,231,192
  Distributions...............................         --        (171,000)            --      (171,000)
  Net income..................................         --              --      4,756,049     4,756,049
                                                 --------       ---------     ----------    ----------
Balance, December 31, 2000....................    100,000        (171,000)     6,887,241     6,816,241
  Distributions (unaudited)...................         --        (285,000)            --      (285,000)
  Net income (unaudited)......................         --              --      2,866,079     2,866,079
                                                 --------       ---------     ----------    ----------
Balance, March 31, 2001 (unaudited)...........   $100,000       $(456,000)    $9,753,320    $9,397,320
                                                 ========       =========     ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                          COIL TUBING SERVICES, L.L.C.

                            STATEMENTS OF CASH FLOWS


                                                                          FOR THE THREE MONTHS ENDED
                                                     FOR THE YEAR ENDED           MARCH 31,
                                                        DECEMBER 31,      --------------------------
                                                            2000             2000           2001
                                                     ------------------   -----------   ------------
                                                                                 (UNAUDITED)
Cash Flows from Operating Activities:
  Net income.......................................     $ 4,756,049       $  725,969    $ 2,866,079
                                                        -----------       ----------    -----------
  Adjustments to reconcile net income to net cash
     provided by operating activities --
     Depreciation..................................         974,214          196,414        318,725
     Change in allowance for doubtful accounts.....         108,815          (53,070)        94,000
     (Increase) decrease in operating assets --
       Accounts receivable.........................      (3,565,532)         703,759        152,618
       Prepaid expenses and other..................         (34,586)        (106,562)        50,128
     Increase (decrease) in operating
       liabilities --
       Trade accounts payable......................        (389,773)         188,369      1,118,303
       Accrued liabilities.........................         422,470         (175,310)       235,984
                                                        -----------       ----------    -----------
          Total adjustments........................      (2,484,392)         753,600      1,969,758
                                                        -----------       ----------    -----------
          Net cash provided by operating
            activities.............................       2,271,657        1,479,569      4,835,837
                                                        -----------       ----------    -----------
Cash Flows from Investing Activities:
  Purchases of property and equipment..............      (2,564,274)        (697,044)    (1,418,423)
  Proceeds from sale of fixed assets...............          19,185               --             --
                                                        -----------       ----------    -----------
          Net cash used in investing activities....      (2,545,089)        (697,044)    (1,418,423)
                                                        -----------       ----------    -----------
Cash Flows from Financing Activities:
  Net proceeds from borrowings.....................       4,504,073               --         91,750
  Payments on debt.................................      (4,351,012)        (307,708)      (272,781)
  Distributions....................................        (171,000)              --       (285,000)
                                                        -----------       ----------    -----------
          Net cash used in financing activities....         (17,939)        (307,708)      (466,031)
                                                        -----------       ----------    -----------
Net Increase (Decrease) in Cash....................        (291,371)         474,817      2,951,383
Cash and Cash Equivalents:
  Beginning of period..............................         393,633          393,633        102,262
                                                        -----------       ----------    -----------
  End of period....................................     $   102,262       $  868,450    $ 3,053,645
                                                        ===========       ==========    ===========
Supplemental Disclosures of Cash Flow Information:
          Cash paid during the period for
            interest...............................     $   361,283       $   89,457    $    62,895
                                                        ===========       ==========    ===========


   The accompanying notes are an integral part of these financial statements.

                          COIL TUBING SERVICES, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS
          (INCLUDING AMOUNTS APPLICABLE TO UNAUDITED INTERIM PERIODS)

1. BUSINESS ORGANIZATION:

  Description of Company

     Coil Tubing Services, L.L.C. (CTS), was established in Louisiana on January 7, 1998. It is engaged principally in providing coil tubing services to the oil industry, primarily in the southeastern United States and the Gulf of Mexico.

     CTS's business depends in large part on the conditions of the oil and natural gas industry, and specifically on the capital investment of CTS's customers. A prolonged downturn in oil and natural gas prices could have a material adverse effect on CTS's results of operations and financial condition. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond CTS's control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, development and production activity. Lower levels of activity result in a corresponding decline in the demand for CTS's production-related products and services which could have a material adverse effect on its revenues and profitability. Other risk factors include, but are not limited to, competition and reliance on key personnel. Management believes that cash flows anticipated to be generated from operations together with CTS's existing credit capacity will provide sufficient liquidity for its foreseeable needs.

2. SUMMARY OF SIGNIFICANT ACCOUNT POLICIES:

  Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. CTS maintains its cash in bank accounts at high-credit-quality financial institutions. The balances, at times, may exceed federally insured limits.

  Accounts Receivable

     Accounts receivable have a concentration of credit risk in the oil and natural gas industry. CTS performs continuing credit evaluations of its customers and generally does not require collateral. CTS's allowance is based on an evaluation by management of the accounts.

  Property and Equipment

     Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost, less accumulated depreciation, and any resulting gain or loss is reflected in the accompanying statements of operations.

     Depreciation is computed using the straight-line method over estimated useful lives of five to seven years.

  Realization of Long-Lived Assets

     Under Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," CTS has evaluated its long-lived assets for financial impairment and will continue to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. CTS evaluates the recoverability of its long lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such

                          COIL TUBING SERVICES, L.L.C.

evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets in any period presented.

  Rental Expense Under Operating Leases

     CTS leases equipment on a short-term basis. The leases are accounted as operating leases whereby the amount of expense recognized in each accounting period is equivalent to the amount of rent according to the provisions of the lease.

  Revenue Recognition and Cost of Revenues

     CTS recognizes revenue for services as services are provided. Revenue from products is recognized upon shipment of the product. Revenue from the rental of equipment is recognized upon completion of the rental period. The primary components of operating expenses are those salaries, expendable supplies, repairs and maintenance, costs of products sold and general operational costs that are directly associated with the services performed or products sold by CTS for its customers. Proceeds from customers for the cost of oil field rental equipment that is involuntarily damaged or lost downhole are reflected as revenues.

  Income Taxes

     CTS is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable, or provided for, by CTS. The members are taxed individually on their shares of CTS's earnings. CTS's net income or loss is allocated among the members in accordance with the operating agreement of CTS.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Financial Instruments

     CTS considers the fair value of all financial instruments (primarily long-term debt) not to be materially different from their carrying values at the end of each fiscal year based on management's estimate of CTS's ability to borrow funds under terms and conditions similar to those of CTS's existing debt.

  Interim Financial Information


     The interim balance sheet as of March 31, 2001, and statements of operations, members' capital and cash flows for the three months ended March 31, 2000 and 2001, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations, members' capital and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

                          COIL TUBING SERVICES, L.L.C.

  New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which CTS adopted effective January 1, 2001. SFAS No. 133 will require CTS to record all derivatives as assets or liabilities at fair value. Changes in derivative fair values will either be recognized in earnings, offset against changes in the fair value of the related hedged assets, liabilities and firm commitments or, for forecasted transactions, recorded as a component of other comprehensive income in members' capital until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be recognized in earnings immediately. CTS has not, to date, engaged in activities or entered into arrangements associated with derivative instruments.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements," which provides guidance related to revenue recognition based on interpretations and practice followed by the SEC. CTS's management believes that its revenue recognition policy is in accordance with SAB 101.

3. NOTES PAYABLE:

     Details of notes payable at December 31, 2000, and March 31, 2001, are summarized as follows:


                                                             DECEMBER 31,     MARCH 31,
                                                                 2000           2001
                                                             ------------    -----------
                                                                             (UNAUDITED)
Demand 8.5% note payable to a bank, secured by equipment
  and guaranteed by certain members of CTS, being repaid in
  monthly installments of $70,408 through June 2005,
  including interest.......................................   $3,139,968     $2,994,796
Demand 8.5% note payable to a bank, secured by equipment
  and guaranteed by certain members of CTS, being repaid in
  monthly installments of $20,593 through December 2005,
  including interest.......................................    1,000,000        960,200
                                                              ----------     ----------
          Total notes payable..............................   $4,139,968     $3,954,996
                                                              ==========     ==========


     Under the terms of the demand notes payable, the Company is required to maintain certain financial covenants. As of December 31, 2000, the Company was not in compliance with one of the financial covenants. The bank has taken no recourse and, as of March 31, 2001, the Company was in compliance with all financial covenants. In addition, CTS has a $500,000 revolving line of credit on which no draws have been made as of March 31, 2001.

4. LONG-TERM DEBT:

     CTS's long-term debt is comprised of notes payable secured by vehicles. The notes mature at various times through 2004 and have monthly payments ranging from $506 to $627, including interest of up to 6.0 percent.

                          COIL TUBING SERVICES, L.L.C.

     Aggregate maturities of long-term debt at December 31, 2000, are as follows:

Year ending December 31--
  2001...................................................   $100,015
  2002...................................................     78,358
  2003...................................................     45,382
                                                            --------
          Total..........................................   $223,755
                                                            ========

5. COMMITMENTS AND CONTINGENCIES:

  Nitrogen Purchase Agreement

     During 1998, CTS entered into a five-year agreement (the Agreement) with a nitrogen supplier to be the sole nitrogen distributor to CTS during the five-year term of the Agreement. The Agreement provides for specified pricing which the supplier can adjust under certain circumstances. Management believes the pricing in the Agreement approximates market at December 31, 2000.

  Operating Leases

     CTS leases office space under three operating leases expiring at various times through December 31, 2001. Rent expense under such operating leases amounted to $82,626 during the year ended December 31, 2000. Future minimum lease payments required under these operating leases through 2001 are $105,396.

6. RETIREMENT PLANS:

     CTS sponsors a 401(k) profit-sharing plan covering substantially all of its employees. CTS may make matching contributions for participants based on their elective deferrals equal to a percentage determined by management prior to the end of each year. CTS's 2000 contribution to the plan during the year ended December 31, 2000, totaled $72,867.

7. RELATED-PARTY TRANSACTIONS:

     During the year ended December 31, 2000, CTS had the following transactions with related parties:

          a. Noninterest-bearing notes totaling $457,147 payable to members, which were paid in full in 2000.

          b. Rental payments for facilities aggregating $72,000 to Liberia Properties, L.L.C., a company owned by certain members of CTS.

8. MEMBERS' AGREEMENT:

     In 1998, three individuals contributed $100,000 for member interests upon formation. In 1999 and 2000, CTS issued member interests to six employees. These member interests are forfeitable in the event of termination. All salary and distributions paid to these six individuals have been recorded as compensation expense. Compensation expense for member interests totaled approximately $344,000 and $245,000 (unaudited) for the year ended December 31, 2000, and for the three months ended March 31, 2001, respectively.

                          COIL TUBING SERVICES, L.L.C.

9. SUBSEQUENT EVENT:

     On May 31, 2001, W-H Energy Services, Inc. (W-H Energy) acquired CTS through the purchase from the members thereof 100% of the outstanding membership interests in CTS. W-H Energy paid $28,050,000 in cash, $4,500,000 in convertible subordinated debt and 372,340 shares of W-H Energy's common stock. W-H Energy also assumed and retired CTS's debt (see Notes 3 and 4).

                               [W-H ENERGY LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee:

Securities and Exchange Commission registration fee.........  $   55,437
NASD filing fee.............................................      22,675
Legal fees and expenses of the Company......................     500,000
Accounting fees and expenses................................     150,000
Blue Sky fees and expenses (including legal fees)...........      25,000
Printing and engraving expenses.............................     200,000
Transfer agent fees.........................................      10,000
Miscellaneous expenses......................................      36,888
                                                              ----------
                                                              $1,000,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated Bylaws of the Company provide that the Company shall indemnify to the fullest extent permitted by the Texas Business Corporation Act (i) its directors, (ii) its directors or officers serving at its request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise and (iii) its officers, against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses incurred by them in connection with the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, where the person who was, is or is threatened to be made a defendant or respondent in a proceeding was named because the person is or was a director or an officer of the Company. The foregoing indemnification is conditioned upon a determination (i) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding, (ii) if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all directors who at the time of the vote are not named defendants or respondents in the proceeding,
(iii) by special legal counsel selected by the Board of Directors or a committee of the Board by vote as set forth in subsection (i) or (ii), or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors, or (iv) by the stockholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding, that such person (1) conducted himself in good faith, (2) reasonably believed, in the case of conduct in his official capacity as a director or officer of the Company, that his conduct was in the Company's best interest and, in all other cases, that his conduct was at least not opposed to the Company's best interest, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, the Company shall indemnify each director and officer against reasonable expenses incurred by him in connection with a proceeding in which he is a party because his is a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. A director or officer, found liable on the basis that personal benefit was improperly received by him, or found liable to the Company, may be indemnified, but the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

     The Company's Amended and Restated Bylaws also provide that reasonable expenses incurred by a director or officer who was, is or is threatened to be named a defendant or respondent in a proceeding may be paid or reimbursed by the Company in advance of the final disposition of the proceeding after (i) the Company receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification under the Company's Amended and Restated Bylaws and a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by him in connection with that proceeding is prohibited by law and (ii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Company's Amended and Restated Bylaws. The Amended and Restated Bylaws of the Company also provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or who is or was serving at the Company's request as a director, officer, partner, venturer, proprietor, trustee, employee or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, in accordance with Article 2.02-1 of the Texas Business Corporation Act.

     In addition, the Company's Restated Articles of Incorporation provide that a director of the Company will not be liable to the Company or its stockholders for monetary damages for an act or omission in the director's capacity as a director, except in the case of (i) a breach of the director's duty of loyalty to the Company or its stockholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law,
(iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Restated Articles of Incorporation also excuse a director from liability to the fullest extent permitted by any provisions of the statutes of Texas enacted in the future that further limit the liability of a director.

     The Company has agreements with each of its directors to indemnify them for costs and expenses resulting from their service as directors of the Company to the fullest extent permitted by law.

     The Company has director and officer insurance in the amount of $2 million per occurrence and $2 million in the aggregate.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below are securities of the registrant that were issued by the Company since May 31, 1998 and not registered under the Securities Act. Further included is the consideration, if any, received by the Company for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

          (i) On July 27, 1998, the Company issued warrants, valued at approximately $165,000, to purchase 247,500 shares of its common stock to Stephen T. Goree, Travis Goree and E. Ashford Brock as partial consideration for the acquisition of all of the outstanding stock of Agri-Empresa Inc., a Texas corporation.

          (ii) On March 30, 1999, in consideration for a $40 million loan, the Company issued $40.0 million of its 13% senior subordinated notes along with warrants, valued at approximately $11,175,000, to purchase 6,115,263 shares of common stock to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds.

          (iii) On February 1, 2000, the Company issued 9,900 shares of its common stock, valued at approximately $128,000, to Tom Stroud as partial consideration for the termination of Mr. Stroud's employment agreement.

          (iv) On March 30, 2000, the Company issued to JZ Equity Partners PLC $1.5 million principal amount of 14 1/2% payment-in-kind notes maturing September 15, 2007 in lieu of making the interest payment due on March 15, 2000 on its 12 1/2% senior subordinated notes, and on September 15, 2000, the Company issued to JZ Equity Partners PLC $1.6 million principal amount of 14 1/2% payment-in-kind notes maturing September 15, 2007 in lieu of making the interest payment due on the September 15, 2000 on its 12 1/2% senior subordinated notes and 14 1/2% payment-in-kind notes issued in March 2000.

          (v) On March 30, 2000, the Company issued to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds $2.275 million principal amount of 14% payment-in-kind notes maturing April 1, 2006 in lieu of making the interest payment due on April 1, 2000 on its 13% senior subordinated notes, and on October 1, 2000, the Company issued to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds $2.434 million principal amount of 14% payment-in-kind notes maturing April 1, 2006 in lieu of making the interest payment due on October 1, 2000 on its 13% senior subordinated notes and 14% payment-in-kind notes issued in April 2000.

          (vi) On October 16, 2000, the Company issued 2,974,436 shares of its common stock to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds in exchange for warrants held by them.

          (vii) On May 31, 2001, the Company issued 372,340 shares of its common stock valued at $30.25 per share and $4.5 million in aggregate principal amount of convertible subordinated notes to eight individuals as partial consideration for the acquisition of 100% of the membership interests in Coil Tubing Services, L.L.C., a Louisiana limited liability company. This issuance of securities was made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act and Regulation D under the Securities Act.

          (viii) Since May 31, 1998 but prior to October 10, 2000, the Company issued to its employees, officers and directors options to purchase an aggregate of 809,325 shares of common stock at a weighted average exercise price of $4.62 per share under its 1997 Stock Option Plan and under its Non-Statutory Stock Option Plan.

No underwriters were engaged in connection with the issuance of securities in any of the foregoing transactions. Unless otherwise stated, the foregoing sales of securities were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act as transactions not involving any public offering. Issuance of options to employees, officers and directors of the registrant were made pursuant to Rule 701 under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------

          1.1            -- Form of Underwriting Agreement**

          3.1            -- Restated Articles of Incorporation of the Company
                            (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement No. 333-43411 on Form
                            S-1)

          3.2            -- Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration
                            Statement No. 333-43411 on Form S-1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------

          4.1            -- Specimen Common Stock certificate (incorporated by
                            reference to Exhibit 4.1 of the Company's Registration
                            Statement No. 333-43411 on Form S-1)

          5.1            -- Opinion of Vinson & Elkins L.L.P.**

          9.1            -- Amended and Restated Stockholders Agreement, dated March
                            26, 1999 (incorporated by reference to Exhibit 9.1 of the
                            Company's Registration Statement No. 333-43411 on Form
                            S-1)

         10.1(a)         -- Amended and Restated Employment Agreement of Kenneth T.
                            White, Jr., dated March 27, 1999 (incorporated by
                            reference to Exhibit 10.1 of the Company's Registration
                            Statement No. 333-43411 on Form S-1)

         10.1(b)         -- Amendment to Employment Agreement of Kenneth T. White,
                            Jr., dated January 24, 2001 (incorporated by reference to
                            Exhibit 10.1(a) of the Company's Annual Report on Form
                            10-K for the year ended December 31, 2000)

         10.2            -- Employment Agreement of Jeffrey L. Tepera, dated March
                            26, 1999, as amended (incorporated by reference to
                            Exhibit 10.2 of the Company's Registration Statement No.
                            333-43411 on Form S-1)

         10.3            -- Employment Agreement of William J. Thomas III, dated May
                            1, 2000 (incorporated by reference to Exhibit 10.3 of the
                            Company's Registration Statement No. 333-43411 on Form
                            S-1)

         10.4(a)         -- W-H Energy Services, Inc. 1997 Stock Option Plan
                            (incorporated by reference to Exhibit 10.4 of the
                            Company's Registration Statement No. 333-43411 on Form
                            S-1)

         10.4(b)         -- Amendment to W-H Energy Services, Inc. 1997 Stock Option
                            Plan dated April 27, 2001 (incorporated by reference to
                            Exhibit C to the Company's Definitive Proxy Statement on
                            Schedule 14A, filed May 8, 2001)

         10.5            -- Non-Statutory Stock Option Agreement, dated March 29,
                            1999 (incorporated by reference to Exhibit 10.5 of the Company's Registration Statement No. 333-43411 on Form
                            S-1)

         10.6            -- Warrant Agreement for Kenneth T. White, Jr. (incorporated by reference to Exhibit 10.6 of the Company's
                            Registration Statement No. 333-43411 on Form S-1)

         10.7            -- Warrant Agreement for William J. Thomas III (incorporated by reference to Exhibit 10.7 of the Company's
                            Registration Statement No. 333-43411 on Form S-1)

         10.8            -- Form of Indemnification Agreement (incorporated by
                            reference to Exhibit 10.8 of the Company's Registration
                            Statement No. 333-43411 on Form S-1)

         10.9            -- Amended and Restated TJC Transaction Advisory Agreement
                            with TJC Management Corp., dated March 26, 1999
                            (incorporated by reference to Exhibit 10.11 of the
                            Company's Registration Statement No. 333-43411 on Form
                            S-1)

         10.10           -- Purchase and Sale Agreement by and between W-H Energy
                            Services, Inc. and Halliburton Energy Services, Inc. and
                            Halliburton Company, dated January 22, 1999, as amended
                            (incorporated by reference to Exhibit 10.12 of the
                            Company's Registration Statement No. 333-43411 on Form
                            S-1)

         10.11           -- Form of Lock-Up Agreement*

         10.12           -- Amended and Restated Credit Agreement dated as of May 31,
                            2001 among the Company, various financial institutions,
                            as lenders, Credit Suisse First Boston, as syndication
                            agent, Bank One, N.A., as documentation agent, and Wells
                            Fargo Bank Texas, N.A., as administrative agent**

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------

         10.13           -- Purchase Agreement dated as of May 10, 2001, by and among
                            Agri-Empresa, Inc., W-H Energy Holdings, Inc, W-H Energy
                            Services, Inc. and the Sellers listed therein*

         10.14           -- Employment Agreement of Ernesto Bautista, III, dated June
                            1, 2000 (incorporated by reference to Exhibit 10.15 of
                            the Company's Annual Report on Form 10-K for the year
                            ended December 31, 2000)

         10.15           -- Warrant issued to W-H Investment, L.P.**

         10.16           -- Warrant issued to W-H Investment II, G.P.**

         10.17           -- Warrant issued to Robert H. Whilden, Jr. and schedule
                            showing terms of warrants being sold by other selling shareholders**

         11.1            -- Computation of Per Share Earnings*

         21.1            -- List of Subsidiaries of the Company*

         23.1            -- Consent of Arthur Andersen LLP**

         23.2            -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                            5.1)**

         24.1            -- Powers of Attorney*


---------------


 * Previously filed



**Filed herewith


     (b) Consolidated Financial Statement Schedules, years ended December 31, 1999 and 2000 and the three months ended March 31, 2000.

     All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (b) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (d) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 7th day of June, 2001.


                                            W-H ENERGY SERVICES, INC.

                                            By:  /s/ KENNETH T. WHITE, JR.
                                              ----------------------------------
                                                    Kenneth T. White, Jr.
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 7th day of June, 2001.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
              /s/ KENNETH T. WHITE, JR.                Chairman of the Board, President and Chief
-----------------------------------------------------    Executive Officer
                Kenneth T. White, Jr.

                /s/ JEFFREY L. TEPERA                  Vice President, Secretary and Chief Financial
-----------------------------------------------------    Officer (Principal Financial Officer)
                  Jeffrey L. Tepera

              /s/ ERNESTO BAUTISTA, III                Vice President and Corporate Controller
-----------------------------------------------------    (Principal Accounting Officer)
                Ernesto Bautista, III

                          *                            Director
-----------------------------------------------------
                 Jonathan F. Boucher

                          *                            Director
-----------------------------------------------------
                  John W. Jordan II

                          *                            Director
-----------------------------------------------------
                 David W. Zalaznick

                          *                            Director
-----------------------------------------------------
                   J. Jack Watson

                          *                            Director
-----------------------------------------------------
                  Christopher Mills

                          *                            Director
-----------------------------------------------------
               Robert H. Whilden, Jr.

                          *                            Director
-----------------------------------------------------
                   Milton L. Scott

*By:  /s/  KENNETH T. WHITE, JR.
------------------------------------
       Kenneth T. White, Jr.
          Attorney-in-fact

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------

          1.1            -- Form of Underwriting Agreement**

          3.1            -- Restated Articles of Incorporation of the Company
                            (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement No. 333-43411 on Form
                            S-1)

          3.2            -- Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Registration
                            Statement No. 333-43411 on Form S-1)

          4.1            -- Specimen Common Stock certificate (incorporated by
                            reference to Exhibit 4.1 of the Company's Registration
                            Statement No. 333-43411 on Form S-1)

          5.1            -- Opinion of Vinson & Elkins L.L.P.**

          9.1            -- Amended and Restated Stockholders Agreement, dated March
                            26, 1999 (incorporated by reference to Exhibit 9.1 of the
                            Company's Registration Statement No. 333-43411 on Form
                            S-1)

         10.1(a)         -- Amended and Restated Employment Agreement of Kenneth T.
                            White, Jr., dated March 27, 1999 (incorporated by
                            reference to Exhibit 10.1 of the Company's Registration
                            Statement No. 333-43411 on Form S-1)

         10.1(b)         -- Amendment to Employment Agreement of Kenneth T. White,
                            Jr., dated January 24, 2001 (incorporated by reference to
                            Exhibit 10.1(a) of the Company's Annual Report on Form
                            10-K for the year ended December 31, 2000)

         10.2            -- Employment Agreement of Jeffrey L. Tepera, dated March
                            26, 1999, as amended (incorporated by reference to
                            Exhibit 10.2 of the Company's Registration Statement No.
                            333-43411 on Form S-1)

         10.3            -- Employment Agreement of William J. Thomas III, dated May
                            1, 2000 (incorporated by reference to Exhibit 10.3 of the
                            Company's Registration Statement No. 333-43411 on Form
                            S-1)

         10.4(a)         -- W-H Energy Services, Inc. 1997 Stock Option Plan
                            (incorporated by reference to Exhibit 10.4 of the
                            Company's Registration Statement No. 333-43411 on Form
                            S-1)

         10.4(b)         -- Amendment to W-H Energy Services, Inc. 1997 Stock Option
                            Plan dated April 27, 2001 (incorporated by reference to
                            Exhibit C to the Company's Definitive Proxy Statement on
                            Schedule 14A, filed May 8, 2001)

         10.5            -- Non-Statutory Stock Option Agreement, dated March 29,
                            1999 (incorporated by reference to Exhibit 10.5 of the Company's Registration Statement No. 333-43411 on Form
                            S-1)

         10.6            -- Warrant Agreement for Kenneth T. White, Jr. (incorporated by reference to Exhibit 10.6 of the Company's
                            Registration Statement No. 333-43411 on Form S-1)

         10.7            -- Warrant Agreement for William J. Thomas III (incorporated by reference to Exhibit 10.7 of the Company's
                            Registration Statement No. 333-43411 on Form S-1)

         10.8            -- Form of Indemnification Agreement (incorporated by
                            reference to Exhibit 10.8 of the Company's Registration
                            Statement No. 333-43411 on Form S-1)

         10.9            -- Amended and Restated TJC Transaction Advisory Agreement
                            with TJC Management Corp., dated March 26, 1999
                            (incorporated by reference to Exhibit 10.11 of the
                            Company's Registration Statement No. 333-43411 on Form
                            S-1)

         10.10           -- Purchase and Sale Agreement by and between W-H Energy
                            Services, Inc. and Halliburton Energy Services, Inc. and
                            Halliburton Company, dated January 22, 1999, as amended
                            (incorporated by reference to Exhibit 10.12 of the
                            Company's Registration Statement No. 333-43411 on Form
                            S-1)

         10.11           -- Form of Lock-Up Agreement*

         10.12           -- Amended and Restated Credit Agreement dated as of May 31,
                            2001 among the Company, various financial institutions,
                            as lenders, Credit Suisse First Boston, as syndication
                            agent, Bank One, N.A., as documentation agent, and Wells
                            Fargo Bank Texas, N.A., as administrative agent**

         10.13           -- Purchase Agreement dated as of May 10, 2001, by and among
                            Agri-Empresa, Inc., W-H Energy Holdings, Inc, W-H Energy
                            Services, Inc. and the Sellers listed therein*

         10.14           -- Employment Agreement of Ernesto Bautista, III, dated June
                            1, 2000 (incorporated by reference to Exhibit 10.15 of
                            the Company's Annual Report on Form 10-K for the year
                            ended December 31, 2000)

         10.15           -- Warrant issued to W-H Investment, L.P.**

         10.16           -- Warrant issued to W-H Investment II, G.P.**

         10.17           -- Warrant issued to Robert H. Whilden, Jr. and schedule
                            showing terms of warrants being sold by other selling shareholders**

         11.1            -- Computation of Per Share Earnings*

         21.1            -- List of Subsidiaries of the Company*

         23.1            -- Consent of Arthur Andersen LLP**

         23.2            -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                            5.1)**

         24.1            -- Powers of Attorney*


---------------


 * Previously filed



**Filed herewith